Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

among:

OMNICELL, INC.,
a Delaware corporation;

ATEB, INC.,
a North Carolina corporation;

ATEB CANADA LTD.,
an Ontario corporation;

THE STOCKHOLDERS OF ATEB, INC. AND ATEB CANADA LTD.

THE OPTIONHOLDERS OF ATEB, INC.; AND

KILPATRICK LAW GROUP, PLLC,
as the Stockholders’ Agent

Dated as of November 28, 2016

i

	3.6	Brokers	42

4.	CERTAIN PRE-CLOSING COVENANTS		43

	4.1	Conduct of the Business	43
	4.2	Access to Books and Records	45
	4.3	Exclusive Dealing	45
	4.4	Consents	46
	4.5	401(k) Plan	46
	4.6	Patent, Trademark and Domain Filings	46
	4.7	Notice Requirement	46
	4.8	Financial Information	47

5.	CONDITIONS TO CLOSING		47

	5.1	Conditions to the Obligations of the Selling Parties and the Acquired Companies	47
	5.2	Conditions to the Purchaser’s Obligations	47
	5.3	Frustration of Closing Conditions	49

6.	OTHER COVENANTS OF THE PARTIES		49

	6.1	Announcements	49
	6.2	Confidentiality	49
	6.3	Employee Matters	50
	6.4	Director and Officer Indemnification and Insurance	50
	6.5	Use of Names	51
	6.6	Disclaimers of Other Representations and Warranties	51

7.	TERMINATION		52

	7.1	Termination	52
	7.2	Effect of Termination	53

8.	INDEMNIFICATION, ETC.		53

	8.1	Survival of Representations, Etc.	53
	8.2	Indemnification	54
	8.3	Limitations	56
	8.4	No Contribution	58
	8.5	Defense of Third Party Claims	58
	8.6	Claims Procedures	59
	8.7	Setoff	61
	8.8	Treatment of Indemnification Payments	61
	8.9	Remedies	61

9.	TAX MATTERS		61

	9.1	Liability for Taxes	61
	9.2	Tax Return	63
	9.3	Assistance and Cooperation	64
	9.4	Termination of Tax Allocation Arrangements	64
	9.5	FIRPTA	64
	9.6	Elections Under Section 338(h)(10)	65
	9.7	Purchase Price Allocation	65

ii

	9.8	Survival, Etc.	66

10.	MISCELLANEOUS PROVISIONS		67

	10.1	Stockholders’ Agent	67
	10.2	Further Assurances	68
	10.3	Fees and Expenses	68
	10.4	Attorneys’ Fees	69
	10.5	Notices	69
	10.6	Headings	70
	10.7	Counterparts and Exchanges by Electronic Transmission or Facsimile	70
	10.8	Governing Law; Indemnification Claims	70
	10.9	Successors and Assigns	71
	10.10	Remedies Cumulative; Specific Performance	71
	10.11	Waiver	71
	10.12	Amendments	71
	10.13	Severability	71
	10.14	Parties in Interest	72
	10.15	Entire Agreement	72
	10.16	Disclosure Schedule	72
	10.17	Construction	72
	10.18	Prior Counsel; Non-Transfer of Attorney Client Privilege	72

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of November 28, 2016, by and among:  Omnicell, Inc. a Delaware corporation (the “Purchaser”); Ateb, Inc., a North Carolina corporation (the “US Company”); Ateb Canada Ltd., an Ontario corporation (the “Canadian Company” and, together with the US Company, the “Acquired Companies”); each of the stockholders and option holders appearing, respectively, on the signature pages hereto as a “Selling Stockholder” (each, a “Selling Stockholder” and, collectively, the “Selling Stockholders”) or as an “Optionholder” (each, an “Optionholder” and, collectively, the “Optionholders”, and, together with the Selling Stockholders, the “Selling Parties”), as applicable; and Kilpatrick Law Group, PLLC, as the Stockholders’ Agent (as defined in Section 10.1).  Capitalized terms used in this Agreement are defined or referenced in Exhibit A.

Recitals

A.                                    The Selling Stockholders own 4,183,018 shares of US Company Common Stock and 800,000 shares of Canadian Company Common Stock, which together constitute all of the outstanding common stock of the Acquired Companies (the “Acquired Companies Common Stock”), as set forth on Parts 2.3(a) and 2.4(a), respectively, of the Disclosure Schedule.

B.                                    The Selling Stockholders wish to sell the shares of the Acquired Companies Common Stock owned by them as of the Closing (the “Shares”) to the Purchaser on the terms set forth in this Agreement.

C.                                    The Optionholders hold 80,000 vested stock options in the US Company (the “Vested Options”) and no unvested stock options in the US Company (the “Unvested Options”, and, together with the Vested Options, the “Options”), which together constitute all of the outstanding vested and unvested stock options in the Acquired Companies, as set forth in Part 2.3(b) of the Disclosure Schedule.

D.                                    Concurrently with the execution of this Agreement, the Selling Parties and the Acquired Companies Employees listed on the Key Employees Schedule are executing Non-Competition and Non-Solicitation Agreements (collectively, the “Non-Competition Agreements”) and offer letters (collectively, and together with all related agreements and documentation required thereby, the “Offer Letters”), as applicable, each of which is to become effective at the Closing.

AGREEMENT

The parties to this Agreement agree as follows:

1.                                      SALE AND PURCHASE OF SHARES; RELATED TRANSACTIONS

1.1                               Sale and Purchase of Shares.  At the Closing, the Selling Stockholders shall sell, assign, transfer and deliver the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Selling Stockholders, free and clear of all Encumbrances, on the terms and subject to the conditions set forth in this Agreement.

1.2                               Treatment of Options.  Immediately prior to the Closing, the US Company shall take all actions necessary so that each Option then outstanding shall, contingent upon the Closing, become fully vested and exercisable (whether or not currently exercisable) and, immediately prior to the Closing, each Option not theretofore exercised shall, contingent upon the Closing, be cancelled for the consideration set forth in this Section 1.2 (the “Option Cancellation”). In exchange for the Option Cancellation, each Optionholder will receive, subject to any applicable withholding obligation, a portion of the Closing Payment, the Escrow Amount and the Stockholders’ Agent Expense Fund Amount allocated to such Optionholder in accordance with such Optionholder’s Pro Rata Basis as set forth opposite such Optionholder’s  name on Schedule 1.2 (the “Selling Parties Allocation Schedule”), minus the applicable Exercise Price of such Option (the net of which is referred to as such Optionholder’s “Option Consideration”).  For the avoidance of doubt, the Exercise Price of such Option shall first be deducted from such Optionholder’s allocation of the Closing Payment (such net amount, such Optionholder’s “Closing Option Consideration”), and if such amount is insufficient, then from their share of the Stockholders’ Agent Expense Fund Amount and finally from their allocation of the Escrow Amount and the remaining portion of the Escrow Amount and Stockholders’ Agent Expense Fund Amount shall be distributed to the Optionholders in accordance with the terms and subject to the conditions set forth in the Escrow Agreement (as defined below) and in Section 10.1(c), respectively.  In exchange for receipt of such Option Consideration, all obligations of the Acquired Companies and the Selling Stockholders hereunder and under the cancelled Options and any other similar stock option or other equity compensation arrangements between the Optionholders and the Acquired Companies shall be forever extinguished and the Optionholders shall have no further rights under such cancelled Options or any other stock option or equity compensation awards whatsoever.  Further, by executing this Agreement, each Optionholder hereby: (a) unconditionally releases, remises and discharges the Acquired Companies, the Selling Stockholders, the Purchaser and their respective Subsidiaries and Affiliates, together with their respective directors, officers and employees, from any known and unknown claims with respect to the cancelled Options and any other equity compensation awards including any Tax or other liabilities relating to the cancelled Options and (b) other than the Option Consideration, waives any and all rights to, or claims for, any form of compensation in connection with the cancelled Options as well as any rights to purchase shares of the Acquired Companies’ Common Stock prior to or in connection with the consummation of the Transactions.  Prior to the Closing, the board of directors of the US Company (or, if appropriate, any committee thereof) shall take all such actions, if any, as may be necessary to terminate the Options and any rights with respect thereto, in each case, in accordance with this Section 1.2, and any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of the capital stock of the US Company.

1.3                               Purchase Price.

(a)                                 The aggregate consideration payable by the Purchaser for the Shares and the Options (the “Purchase Price”) shall be:  (i) an amount in cash equal to (a) $36,380,000, plus (b) Cash on Hand (as set forth in the Closing Financial Certificate), plus (c) the Positive Adjustment Amount (as set forth in the Closing Financial Certificate), if any, less (d) the Negative Adjustment Amount (as set forth in the Closing Financial Certificate), if any, less (e) outstanding and unpaid indebtedness for borrowed money (the “Closing Indebtedness”) (as set forth in the Closing Financial Certificate), less (f) the aggregate amount of all Transaction Expenses that are unpaid (as set forth in the Closing Financial Certificate) and less (g) the Change of Control Payments (as set forth in the Closing Financial Certificate) (such net amount, the “Closing Payment”); (ii) an amount in cash equal to $4,070,000, which amount shall be deposited with Wells Fargo Bank, National Association (the “Escrow Agent” and such deposited amount, together with any interest earned thereupon from time to time, the “Escrow Amount”), such Escrow Amount to be distributed in accordance with the terms and subject to the conditions set forth in an Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”); and (iii) an amount in cash equal to $250,000, which amount shall be deposited with the Stockholders’ Agent (the “Stockholders’ Agent Expense Fund” and such deposited amount, together with any interest earned thereupon from time to time, the “Stockholders’ Agent Expense Fund Amount”), such Stockholders’ Agent Expense Fund Amount to be used to pay costs, fees and expenses incurred by or for the benefit of the Selling Parties on or after the Closing in connection with the Transactions, subject to the terms and conditions of this Agreement, and to be distributed in accordance with the terms and subject to the conditions set forth in Section 10.1(c).  Each of the Closing Payment, the Escrow Amount and the Stockholders’ Agent Expense Fund Amount shall be allocated among the Selling Parties in accordance with each Selling Party’s Pro Rata Basis.  The Purchase Price shall be adjusted following the Closing by any Adjustment Amount determined pursuant to Section 1.5(d) below.

(b)                                 At the Closing, Purchaser shall pay to the US Company, for the benefit of the Optionholders, in full consideration for all amounts due at the Closing in respect of the Options, but subject to adjustment pursuant to Section 1.5, an amount equal to the aggregate amount of Closing Option Consideration to be paid to all Optionholders.  Concurrently with the US Company’s next payment of payroll in the ordinary course, the US Company shall cause such portion of the Closing Option Consideration to be paid to each Optionholder through payroll, less all amounts deducted or withheld, if any, with respect to such payment pursuant to Section 1.3(d), which such amounts shall be remitted to the applicable Tax authorities.

(c)                                  For purposes of this Agreement:

(i)                                    “Change of Control Payment” means the aggregate amount, if any, of any severance, redundancy, notice or change of control or other similar payment or expenditure or payment obligations (in each case whether contractual or as a result of any applicable Legal Requirement) of any of the Acquired Companies that arises, is triggered or becomes due or payable solely as a direct result of the consummation of the Transactions.  For the avoidance of doubt, the payments set forth on Part 1.3(c)(i) of the Disclosure Schedule shall not be deemed a Change of Control Payment for purposes of this Agreement and neither Transaction Expenses, Closing Indebtedness nor any amount taken into account in calculating Working Capital shall be deemed Change of Control Payments for purposes of this Agreement; and

(ii)                                “Transaction Expenses” means (A) all third party fees, costs, expenses, payments or expenditures or payment obligations of any of the Acquired Companies (including those described in Section 10.3 of this Agreement as it relates to the Acquired Companies), whether incurred prior to the date of this Agreement, during any Tax period ending on or before the Closing Date or at the Closing, in each case, as a result of arrangements made by any Acquired Company prior to the Closing, and whether or not invoiced prior to the Closing, that are incurred by any Acquired Company in connection with the transactions contemplated by this Agreement, including any fees, costs or expenses payable by any of the Acquired Companies to any broker engaged by any of the Acquired Companies or any of the Selling Parties, to the outside legal counsel of any of the Acquired Companies or any of the Selling Parties or to any financial advisor, accountant or other Person who performed services for or on behalf of the Acquired Companies or the Selling Parties, or who is otherwise entitled to any compensation from the Acquired Companies, in connection with this Agreement, any of the transactions contemplated by this Agreement or the process resulting in such transactions, including any fees and expenses related to the D&O Tail Policy and (B) any Social Security, Medicare, unemployment or other employment, withholding or payroll Taxes or similar amounts imposed on any of the Acquired Companies, or for which any of the Acquired Companies are otherwise liable, as a result of, or with respect or attributable to, any bonuses, severances or other compensatory payments that become payable by any of the Acquired Companies or otherwise are paid by any of the Acquired Companies

(voluntarily or otherwise) to any Person prior to or upon the Closing, in any case, as a result of the consummation of the transactions contemplated by this Agreement and, in each case, as a result of arrangements made by any Acquired Company prior to the Closing, including in connection with any (1) Change of Control Payment and (2) exercise of any Option or Option Cancellation at or around the Closing (whether pursuant to Section 1.3 of this Agreement or otherwise).  For the avoidance of doubt, the payments set forth on Part 1.3(c)(i) of the Disclosure Schedule shall not be deemed a Transaction Expense for purposes of this Agreement and neither Change of Control Payments, Closing Indebtedness nor any amount taken into account in calculating Working Capital shall be deemed Transaction Expenses for purposes of this Agreement.

(d)                                 Withholding.  Each of the Purchaser, any Acquired Company and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person such amounts as the Purchaser, any Acquired Company or the Escrow Agent, as the case may be, determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld and remitted by the Purchaser, any Acquired Company or the Escrow Agent, as the case may be, in accordance with the foregoing, such deducted or withheld amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.4                               Closing.

(a)                                 Subject to the terms and conditions of this Agreement, the closing of the sale of the Shares to the Purchaser (the “Closing”) shall take place at the offices of Sidley Austin, LLP located at 1001 Page Mill Road, Palo Alto, CA  94304 at 10:00 a.m. local time on December 8, 2016 (the “Target Closing Date”), or, if any of the conditions to the Closing set forth in Article 5 (other than those which by their nature are to be satisfied at the Closing) have not been satisfied or waived by the party entitled to the benefit thereof by such date, then on the fifth (5th) Business Day following satisfaction or waiver of all of the conditions to the Closing set forth in Article 5 (other than those which by their nature are to be satisfied at the Closing) or on such other date as is mutually agreeable to the Purchaser and the Selling Parties; provided, however, that if all such conditions are satisfied and all consents required to be obtained pursuant to Acquired Company Contracts have been obtained, then the Closing would take place on the fifth (5th) Business Day following the date on which all of the conditions have been satisfied or waived and all such consents have been obtained.  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b)                                 At the Closing, the Acquired Companies and the Selling Parties will deliver, or cause to be delivered, to the Purchaser:

(i)                                    the Escrow Agreement, in the form attached hereto as Exhibit B, duly executed by the parties thereto;

(ii)                                stock certificates representing the Shares, duly endorsed in blank or accompanied by duly executed in blank stock powers, and letters of transmittal in the form attached hereto as Exhibit F executed by each Selling Stockholder;

(iii)                            a certificate (the “Closing Financial Certificate”), duly executed on behalf of each of the Acquired Companies by the chief financial officer of each such

Acquired Company, containing, in each case as of the close of business on the day immediately prior to the Closing Date:  (a) the amount of each Transaction Expense that is unpaid and the Person to whom it is owed and a final invoice from each such Person in such amount noting that such amount constitutes the entire amount payable to such Person in connection with the Transactions; (b) the amount of each Change of Control Payment and the Person to whom it is owed; (c) the aggregate amount of Closing Indebtedness and the Person to whom it is owed, and attaching a payoff letter from each such Person in such amount, which payoff letter specifies that promptly following payment of such amount, such Person will release all security interests and encumbrances with respect to such indebtedness and terminate the underlying loan agreements and any associated guarantees; (d) the amount of Cash on Hand; (e) the Adjustment Amount; and (f) the representation and warranty of each of the Acquired Companies that all of the information included in the Closing Financial Certificate is true and accurate as of the close of business on the day immediately prior to the Closing Date and, with respect to subclauses (a), (b) and (c), is also true and accurate as of the Closing;

(iv)                             written resignations of all officers and directors of the Acquired Companies, effective as of the Closing;

(v)                                 IRS Form 8023 (and any state forms) as required to effect the Section 338(h)(10) Elections, completed and properly executed by each Selling Stockholder and, to the extent required by law, such Selling Stockholder’s spouse;

(vi)                             (A) a statement with respect to the US Company (in such form as may be reasonably requested by counsel to the Purchaser) conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3) that shall be dated as of the Closing Date; and (B) the notification required under Treasury Regulation Section 1.897-2(h)(2) (the “FIRPTA Notification”) with respect to the US Company, which shall be executed by the US Company;

(vii)                         evidence reasonably satisfactory to the Purchaser that the guarantee by the US Company to Branch Banking and Trust Company in respect of the loan from Branch Banking and Trust Company to Ateb Properties, LLC has been released; and

(viii)                     the documents and certificates required by Section 5.2(h).

(c)                                  At the Closing, promptly following receipt of the deliveries required pursuant to Section 1.4(b), the Purchaser will deliver or shall cause to be delivered by the Paying Agent (a) to the Selling Stockholders (in accordance with each Selling Stockholder’s Pro Rata Basis), (i) by wire transfer to their respective accounts as specified in their letters of transmittal, the amounts to be paid to the Selling Stockholders at Closing pursuant to Section 1.3 and (ii) IRS Form 8023 (and any state forms) as required to effect the Section 338(h)(10) Elections, completed and properly executed by Purchaser, (b) to the Escrow Agent, by wire transfer, the Escrow Amount, (c) to the Stockholders’ Agent, by wire transfer, the Stockholders’ Agent Expense Fund Amount, (d) to the Acquired Companies, (i) by wire transfer, the Option Consideration (to the extent then released and payable) for further distribution to the Optionholders and (ii) the documents required by Sections 5.1(f) and 5.1(g), (e) on behalf of the Acquired Companies, to such account or accounts as are specified in the applicable payoff letters, by wire transfer, the aggregate amount of the Closing Indebtedness, (f) on behalf of the Acquired Companies, to such account or accounts as are specified to Purchaser in the applicable invoices or other similar documentation, by wire transfer, the aggregate amount of the Transaction Expenses and (g) on behalf of the

Acquired Companies, to such account or accounts as the Acquired Companies specify to the Purchaser in the Closing Financial Certificate, by wire transfer, the aggregate amount of the Change of Control Payments.

1.5                               Working Capital Adjustment.

(a)                                 No later than three (3) Business Days prior to the Closing Date, the Stockholders’ Agent shall deliver to the Purchaser on behalf of the Acquired Companies a good faith estimate of, in each instance, based on the Acquired Companies’ books and records and other information then available, (i) the Closing Indebtedness as of the close of business on the day immediately prior to the Closing Date and (ii) in each instance, as of the close of business on the day immediately prior to the Closing Date, (A) the amount of Cash on Hand of the Acquired Companies, (B) the Adjustment Amount, (C) the Transaction Expenses and (D) the Change of Control Payments.

(b)                                 As soon as practicable following the Closing Date, but in no event later than sixty (60) days after the Closing Date, the Purchaser shall prepare (in each instance, in accordance with GAAP in accordance with the past practices of the Acquired Companies, and as of the close of business on the day immediately prior to the Closing Date) and deliver to the Stockholders’ Agent (i) a consolidated balance sheet of the Acquired Companies (the “Closing Date Balance Sheet”), (ii) a determination of the Working Capital and (iii) a calculation of the Cash on Hand, the Closing Indebtedness and the Adjustment Amount (the “Working Capital Statement”).

(c)                                  The Stockholders’ Agent and its representatives shall have the right to review all records, work papers and calculations related to the Closing Date Balance Sheet, Working Capital, Cash on Hand, Closing Indebtedness, Adjustment Amount calculation and the Working Capital Statement.  The Stockholders’ Agent shall have thirty (30) days after delivery of the Working Capital Statement in which to notify the Purchaser in writing (such notice, a “Working Capital Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected on the Working Capital Statement (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by the Purchaser regarding the adjustment requested by the Stockholders’ Agent, an appropriate adjustment shall be made thereto.  If the Stockholders’ Agent does not deliver a Working Capital Dispute Notice to the Purchaser during such thirty (30) day period, the Working Capital Statement shall be deemed to be accepted in the form delivered by the Purchaser to the Stockholders’ Agent pursuant to Section 1.5(b).  If the Purchaser and the Stockholders’ Agent do not agree, within thirty (30) days after timely delivery of the Working Capital Dispute Notice, to resolve any discrepancy or disagreement therein, the discrepancy or disagreement shall be submitted for review and final determination by Grant Thornton LLP (the “Independent Accounting Firm”) to act as an arbitrator to resolve such disputes.  The review of the Independent Accounting Firm shall be limited to the discrepancies and disagreements set forth in the Working Capital Dispute Notice, and the resolution of such discrepancies and disagreements and the determinations by the Independent Accounting Firm shall be (i) in writing, (ii) made in accordance with GAAP in accordance with the past practices of the Acquired Companies, (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by the Purchaser or the Stockholders’ Agent, as the case may be, and no lower than the lower amount calculated by the Purchaser or the Stockholders’ Agent, as the case may be, (iv) made as promptly as practical after the submission of such discrepancies and disagreements to the Independent Accounting Firm (and the Purchaser and the Stockholders’ Agent shall direct the Independent Accounting Firm to make such determination no later than thirty (30) days after the date of submission) and (v) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud.  All expenses and fees of the Independent Accounting Firm shall be borne by the Purchaser.

(d)                                 If the Closing Payment as finally determined pursuant to Section 1.5(c) (the “Final Closing Consideration”) exceeds the aggregate amount of the Closing Payment paid at Closing pursuant to Section 1.3, then the Purchaser shall promptly pay or cause to be paid (it being understood that the Purchaser may elect to use a paying agent in connection with payments to be made pursuant to this Agreement), by wire transfer of immediately available funds, such excess amount to the Selling Parties based on the Pro Rata Basis and in the same manner of delivery as the consideration paid pursuant to Section 1.3.  If the Final Closing Consideration as finally determined pursuant to Section 1.5(c) is less than the aggregate amount of the Closing Payment paid at Closing pursuant to Section 1.3, then each Selling Party shall promptly pay or cause to be paid, by wire transfer of immediately available funds, such deficiency to the Purchaser in accordance with such Selling Party’s Pro Rata Basis, unless such deficiency is less than $50,000 in the aggregate, in which case the Purchaser and the Stockholders’ Agent shall promptly cause the Escrow Agent to pay, by wire transfer of immediately available funds from the Escrow Amount, such deficiency to the Purchaser.

2.                                      REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES AND THE SELLING PARTIES

Except as set forth in the Disclosure Schedule prepared pursuant to Section 10.16, each of the Acquired Companies, solely with respect to representations and warranties regarding the Acquired Companies, and each of the Selling Parties, individually with respect to himself or herself only and not jointly and solely with respect to representations and warranties regarding such Selling Parties set forth in Sections 2.3(a), 2.4(a), 2.21(b), 2.21(c), 2.29 and 2.30, represent and warrant, to and for the benefit of the Indemnitees, as follows:

2.1                               Due Organization; Subsidiaries; Etc.

(a)                                 Organization.  Each of the Acquired Companies has been duly organized, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the jurisdiction of its formation.  Each of the Acquired Companies has requisite organizational power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

(b)                                 Qualification.  Each of the Acquired Companies is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (to the extent that the applicable jurisdiction recognizes the concept of good standing), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission except where the failure to be so qualified, licensed or admitted would not have a Material Adverse Effect.  Part 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where each of the Acquired Companies is qualified, licensed and admitted to do business.

(c)                                  Directors and Officers.  Part 2.1(c) of the Disclosure Schedule accurately sets forth:  (i) the names of the members of the board of directors (or similar body) of each of the Acquired Companies; (ii) the names of the members of each committee of the board of directors

(or similar body) of each of the Acquired Companies; and (iii) the names and titles of the officers of each of the Acquired Companies.

(d)                                 Subsidiaries.  Neither of the Acquired Companies have any Subsidiaries nor, since January 1, 2014, have any of the Acquired Companies owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity.  None of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Entity.

(e)                                  No Power of Attorney.  None of the Acquired Companies has granted to any Person any power of attorney in respect of it or any of its assets.

(f)                                   No Dissolution.  None of the Acquired Companies nor any of their respective stockholders (or similar stakeholder) has approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of such Acquired Companies or the winding up or cessation of its business or affairs.

2.2                               Charter Documents; Records.  Each of the Acquired Companies has made available to the Purchaser accurate and complete copies of its:  (a) certificate of incorporation and bylaws, or equivalent governing documents, including all amendments thereto (the “Charter Documents”); and (b) minutes and other records of the material meetings and other material proceedings (including any actions taken by written consent, written resolution or otherwise without a meeting) of the stockholders (or similar stakeholders), the board of directors (or other similar body) and all committees of the board of directors (or other similar body), which minutes or other records are accurate, up-to-date and complete in all material respects, and have been maintained in all material respects in accordance with prudent business practices and all applicable Legal Requirements.  All actions taken and all transactions entered into by each of the Acquired Companies have been duly approved by all necessary action of the board of directors (or other similar body) and stockholders of each of the Acquired Companies required by applicable Legal Requirements. There has been no violation in any material respect of any of the provisions of the Charter Documents of any of the Acquired Companies, and none of the Acquired Companies has taken any action that is inconsistent in any material respect with any resolution adopted by any of the Acquired Companies’ stockholders (or similar stakeholder), board of directors (or other similar body) or any committee of the board of directors (or other similar body).  The books of account, stock records, minute books and other records of each of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in all material respects in accordance with prudent business practices and all applicable Legal Requirements.

2.3                               US Company Capitalization.

(a)                                 Outstanding Securities.  The authorized capital stock of the US Company consists solely of 100,000,000 shares of US Company Common Stock, of which 4,183,018 shares are issued and outstanding as of the date of this Agreement.  The US Company Common Stock and the Options constitute all the issued and outstanding equity interests of the US Company.  Since January 1, 2014, the US Company has not declared or paid any dividends on any shares of US Company Common Stock.  Part 2.3(a) of the Disclosure Schedule sets forth the names of the US Company’s stockholders, the addresses of the US Company’s stockholders and the class and number of shares of US Company Common Stock owned of record by each of such stockholders.  All of the outstanding shares of US Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and, except as set forth in Part 2.3(a) of the Disclosure Schedule, none of such Shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).  The Selling Stockholders have, and the Purchaser will acquire at the Closing, good and valid title to the shares of US Company Common Stock free and clear of any Encumbrances (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

(b)                                 No Other Securities.  Except as set forth in Part 2.3(b) of the Disclosure Schedule (which Schedule sets forth the names and addresses of the Optionholders, the number of Options owned of record by each such Optionholder and whether such Options are Vested Options or Unvested Options), there is no:  (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of US Company Common Stock or other securities of the US Company or any derivative of any of the foregoing; (ii) outstanding security, instrument or obligation that is or will become convertible into or exchangeable for any shares of US Company Common Stock (or cash based on the value of such shares) or other securities of the US Company or any derivative of any of the foregoing; (iii) Contract under which the US Company is or will become obligated to sell or otherwise issue any shares of US Company Common Stock or any other securities, including any promise or commitment to grant options or other securities of the US Company to an employee of or other service provider to any of the Acquired Companies; or (iv) condition or circumstance that may reasonably give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of US Company Common Stock or other securities of the US Company.

(c)                                  Legal Issuance.  All outstanding shares of US Company Common Stock and all other securities that have ever been issued or granted by the US Company have been issued and granted in compliance with:  (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts.  None of the outstanding shares of US Company Common Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the US Company.

(d)                                 Repurchased Shares.  Except as set forth in Part 2.3(d) of the Disclosure Schedule, since January 1, 2014, no shares of capital stock of the US Company have been repurchased or redeemed by the US Company.

2.4                               Canadian Company Capitalization.

(a)                                 Outstanding Securities.  The authorized capital of the Canadian Company consists of an unlimited number of common shares, of which 800,000 shares are issued and outstanding as of the date of this Agreement.  The Canadian Company Common Stock constitute all the issued and outstanding equity interests of the Canadian Company.  Since January 1, 2014, the Canadian Company has not declared or paid any dividends on any shares of Canadian Company Common Stock.  Part 2.4(a) of the Disclosure Schedule sets forth the names of the Canadian Company’s stockholders, the addresses of the Canadian Company’s stockholders and the class and number of shares of Canadian Company Common Stock owned of record by each of such stockholders.  All of the outstanding shares of Canadian Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and, except as set forth in Part 2.4(a) of the Disclosure Schedule, none of such Shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).  The Selling Stockholders have, and the Purchaser will acquire at the Closing, good and valid title to the shares of Canadian Company Common Stock free and clear of any Encumbrances (other than restrictions on transfer imposed by virtue of applicable securities laws).

(b)                                 No Other Securities.  Except as set forth in Part 2.4(b) of the Disclosure Schedule, there is no:  (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of Canadian Company Common Stock or other securities of the Canadian Company or any derivative of any of the foregoing; (ii) outstanding security, instrument or obligation that is or will become convertible into or exchangeable for any shares of Canadian Company Common Stock (or cash based on the value of such shares) or other securities of the Canadian Company or any derivative of any of the foregoing; (iii) Contract under which the Canadian Company is or will become obligated to sell or otherwise issue any shares of Canadian Company Common Stock or any other securities, including any promise or commitment to grant options or other securities of the Canadian Company to an employee of or other service provider to any of the Acquired Companies; or (iv) condition or circumstance that may reasonably give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Canadian Company Common Stock or other securities of the Canadian Company.

(c)                                  Legal Issuance.  All outstanding shares of Canadian Company Common Stock and all other securities that have ever been issued or granted by the Canadian Company have been issued and granted in compliance with:  (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts.  None of the outstanding shares of Canadian Company Common Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Canadian Company.

(d)                                 Repurchased Shares.  Since January 1, 2014, no shares of capital stock of the Canadian Company have been repurchased or redeemed by the Canadian Company.

2.5                               Financial Statements and Related Information.

(a)                                 Delivery of Financial Statements.  Part 2.5(a) of the Disclosure Schedule sets forth, with respect to each of the Acquired Companies, the following financial statements and notes (collectively, the “Acquired Companies Financial Statements”):  (i) the audited balance sheet of the US Company as of December 31, 2014 and December 31, 2015, and the related audited statements of operations, statements of stockholders’ equity and statements of cash flows for the fiscal years then ended, together with the notes thereto and the unqualified report and opinion of Cherry Bekaert LLP relating thereto; (ii) the unaudited balance sheet of the Canadian Company as of December 31, 2015, and the related unaudited statement of operations for the fiscal year then ended, together with the notes thereto; and (iii) the unaudited consolidated balance sheet of the Acquired Companies (the “Unaudited Interim Balance Sheet”) as of September 30, 2016 (the “Unaudited Interim Balance Sheet Date”), and the related unaudited consolidated statement of operations and statement of cash flows for the nine months then ended.

(b)                                 Fair Presentation.  The Acquired Companies Financial Statements are complete and accurate in all material respects and present fairly the financial position of the Acquired Companies as of the respective dates thereof and the results of operations and cash flows of the Acquired Companies for the periods covered thereby, in each case in accordance with GAAP.  The Acquired Companies Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the financial statements referred to in Section 2.5(a)(ii) do not contain footnotes and are subject to normal year-end adjustments, which will not be material in nature or amount.

(c)           Internal Controls.  The books, records and accounts of the Acquired Companies accurately and fairly reflect in all material respects, in reasonable detail, the transactions in and dispositions of the assets of the Acquired Companies.  The systems of internal accounting controls maintained by the Acquired Companies are sufficient to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Acquired Companies have made available to the Purchaser copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

2.6          Liabilities.

(a)           No Liabilities.  None of the Acquired Companies has any Liabilities (whether or not required to be reflected on the face of a balance sheet prepared in accordance with GAAP) in excess of $50,000 individually or $250,000 in the aggregate, except for:  (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by each of the Acquired Companies since the Unaudited Interim Balance Sheet Date in the ordinary course of business and consistent with the past practices of each such Acquired Company; (iii) performance of services required under the Acquired Companies Contracts or payments of amounts that are expressly set forth in, or currently determinable by reference to, the text of such Acquired Companies Contracts; (iv) the Change of Control Payments and Transaction Expenses and (v) the liabilities identified in Part 2.6(a) of the Disclosure Schedule.  The Acquired Companies’ aggregate indebtedness for borrowed money does not exceed $5,000,000 as of the date of this Agreement.   None of the Acquired Companies has ever guaranteed or otherwise agreed to cause, insure or become liable for, and none of the Acquired Companies has ever pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person, in each case which currently constitutes, or could in the future constitute, a guarantee, insurance, liability or pledge of assets to secure, by any Acquired Company of any performance of payment of any obligation or other Liability of any other Person.

(b)           No “Off-Balance Sheet” Arrangements.  None of the Acquired Companies has, since January 1, 2014, effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended).

2.7          Absence of Changes.  Except as set forth in Part 2.7 of the Disclosure Schedule, since the Unaudited Interim Balance Sheet Date:

(a)           there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or would reasonably be expected to have or result in a Material Adverse Effect;

(b)           there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the Acquired Companies’ assets (whether or not covered by insurance);

(c)           none of the Acquired Companies has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of their respective capital stock or other securities, and none of the Acquired Companies has repurchased, redeemed or otherwise reacquired any of their respective shares of capital stock or other securities, other than from former employees, directors and consultants pursuant to restricted stock purchase agreements or stock option agreements providing for the repurchase of such securities in connection with their termination of service to any of the Acquired Companies;

(d)           none of the Acquired Companies has sold, issued, granted or authorized the sale, issuance or grant of:  (i) any capital stock or other security or derivative thereof; (ii) any option, call, warrant or right to acquire any capital stock or other security or any derivative of any of the foregoing; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of such capital stock) or other security;

(e)           the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, any restricted stock agreement;

(f)            there has been no amendment to any of the Charter Documents of any of the Acquired Companies, and none of the Acquired Companies has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)           none of the Acquired Companies has made any capital expenditure which, when added to all other capital expenditures made since the Unaudited Interim Balance Sheet Date on behalf of any of the Acquired Companies, exceeds $15,000;

(h)           none of the Acquired Companies has amended or prematurely terminated, or waived any material right or remedy under, any Contract that is or would constitute a Material Contract (as defined in Section 2.12(a));

(i)            none of the Acquired Companies has:  (i) acquired, leased or licensed any right or other asset from any other Person:  (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person; or (iii) waived or relinquished any right, in each case, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices of the Acquired Companies;

(j)            none of the Acquired Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000 with respect to a single matter, or in excess of $100,000 in the aggregate;

(k)           none of the Acquired Companies has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance (other than non-exclusive licenses of Acquired Companies IP granted in the ordinary course of business), except for pledges of immaterial assets made in the ordinary course of business and consistent with the past practices of each such Acquired Company;

(l)            none of the Acquired Companies has:  (i) lent money to any Person (other than pursuant to routine and reasonable travel advances made to current employees of the Acquired Companies in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(m)          none of the Acquired Companies has:  (i) established, adopted or amended any Acquired Companies Employee Plan; (ii) made any bonus, profit-sharing or similar payment to,

or increased the amount of wages, salary, bonus, commissions, benefits or other compensation  (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or employees, except in the ordinary course of business in respect of employees with annual compensation not in excess of $75,000; (iii) other than with respect to non-officer employees and in the ordinary course of business and consistent with past practices, hired any new employee; or (iv) entered into, terminated or amended any compensatory agreement or arrangement with an Acquired Companies Employee.

(n)           none of the Acquired Companies has discharged any Encumbrance or discharged or paid any indebtedness or other liability or obligation, except for accounts payable that (i) are reflected as current liabilities in the “liabilities” column of the Unaudited Interim Balance Sheet or have been incurred by it since the Unaudited Interim Balance Sheet Date in the ordinary course of business and consistent with past practices and (ii) have been discharged or paid in the ordinary course of business and consistent with past practices.

(o)           none of the Acquired Companies has changed any of its methods of accounting or accounting practices in any respect, except as required by GAAP;

(p)           none of the Acquired Companies has made, changed or rescinded any Tax election, adopted or changed an accounting method in respect of Taxes, entered into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settled or comprised a claim, notice, audit report or assessment in respect of Taxes, consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, surrendered any claim for a refund of Taxes or filed any Tax Return other than one prepared in accordance with past practice;

(q)           none of the Acquired Companies has commenced or settled any Legal Proceeding;

(r)           none of the Acquired Companies has entered into any material transaction; and

(s)            none of the Acquired Companies has agreed or committed to take any of the actions referred to in clauses “(c)” through “(r)” above.

2.8          Title to Assets.

(a)           Good Title.  Each of the Acquired Companies owns, and has good and marketable title to or a valid leasehold interest in, all assets purported to be owned or leased by it, including:  (i) all assets reflected on the Unaudited Interim Balance Sheet or acquired after the Unaudited Interim Balance Sheet Date, other than any assets sold, collected, realized or otherwise disposed of in the ordinary course of business since the Unaudited Interim Balance Sheet Date; (ii) all of the rights of the Acquired Companies under the Contracts identified in Part 2.12 of the Disclosure Schedule; and (iii) all other assets reflected in the books and records of the Acquired Companies as being owned or leased by the Acquired Companies.  All of said assets are owned or leased by the Acquired Companies free and clear of any liens or other Encumbrances, except for:  (A) any lien for current Taxes and other governmental charges and assessments not yet due and payable in the ordinary course; (B) liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course which are not yet delinquent or are being contested in good faith; (C) all pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation; (D) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies; (E) licenses of Acquired Companies IP granted in the ordinary course of business (the liens set forth in clauses (A) through (E), collectively, “Permitted Liens”); and (F) those liens set forth in Part 2.8(a) of the Disclosure Schedule, all of which will be terminated and released upon the consummation of the Closing.

(b)           Leased Assets.  Part 2.8(b) of the Disclosure Schedule identifies all assets that are being leased to any of the Acquired Companies for which the annual rental payment for each such asset exceeds $5,000.

2.9          Bank Accounts.  Part 2.9 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of any of the Acquired Companies at any bank or other financial institution:  (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type and primary use of account; (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account; and (e) the approximate amount held in such account as of the date of this Agreement.  There are no safe deposit boxes or similar arrangements maintained by or for the benefit of any of the Acquired Companies.

2.10        Equipment; Real Property.

(a)           Equipment.  All material items of equipment, fixtures and other tangible assets owned by or leased to any of the Acquired Companies are reasonably adequate for the uses to which they are being put, are in adequate condition and repair (ordinary wear and tear excepted) and, taken as a whole, are adequate for the conduct of each of the Acquired Companies’ respective businesses in the manner in which such businesses are currently being conducted.

(b)           Real Property.  The Acquired Companies do not own any real property or any interest in real property, except for the leasehold interests created under the real property leases identified in Part 2.10(b)(i) of the Disclosure Schedule (collectively, the “Leased Properties”). No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase or sale from or to any of the Acquired Companies of any real property. Part 2.10(b)(i) of the Disclosure Schedule identifies all of the Leased Properties. None of the Acquired Companies is a party to, or under any agreement to become a party to, any lease with respect to real property other than the leases disclosed in Part 2.10(b)(i) of the Disclosure Schedule. Each such lease in respect of the Leased Properties is in good standing in all material respects, creates a good and valid leasehold estate in the Leased Properties thereby demised and, subject to the Enforceability Exceptions, is in full force and effect without amendment, except as disclosed in Part 2.10(b)(ii) of the Disclosure Schedule. With respect to each lease in respect of the Leased Properties: (i) all rents and additional rents due and payable as of the date of this Agreement have been paid, (ii)  no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (iii)  there exists no event of default under such lease, or event, occurrence, condition or act which would become an event of default under such lease, and (iv) to the Knowledge of the Acquired Companies, all of the covenants to be performed by any other party under such lease have been fully performed. Each of the Leased Properties is adequate and suitable in all material respects for the purposes for which it is presently being used and one or more of the Acquired Companies have adequate rights of ingress and egress into each of the Leased Properties.

2.11        Intellectual Property.

(a)           Products.  Part 2.11(a) of the Disclosure Schedule accurately identifies each Acquired Companies Product.

(b)           Registered IP.  Part 2.11(b) of the Disclosure Schedule accurately identifies: (i) each Intellectual Property Right in which any of the Acquired Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) registered with, or the subject of a pending application for registration with, any Governmental Body (the “Registered IP”); (ii) the jurisdiction in which such item of Registered IP has been registered or filed, the applicable registration or serial number and the date of application or registration; and (iii) whether such item of Registered IP is owned solely and exclusively by any of the Acquired Companies or jointly or severally owned with any other Person and, if jointly or severally owned, the identity of the other owner(s) and the nature of each Person’s ownership interest.

(c)           Part 2.11(c) of the Disclosure Schedule contains a list and description of all Acquired Companies Software.

(d)           Inbound Licenses.  Part 2.11(d) of the Disclosure Schedule accurately identifies: (i) each Contract currently in effect pursuant to which any Intellectual Property Right or Software is or has been licensed, sold, assigned or otherwise conveyed or provided to any of the Acquired Companies and which is necessary to the conduct of the business of the Acquired Companies as currently conducted or planned to be conducted (other than: (A) agreements between any of the Acquired Companies and the Acquired Companies Employees in connection with such employee’s employment on the Company’s current standard form without any material deviation in substance thereto as made available to the Purchaser; and (B) Contracts for Commercial Software or Open Source Code); and (ii) whether the licenses or rights granted to any of the Acquired Companies in each such Contract are exclusive or non-exclusive (the “Licensed IP”).

(e)           Outbound Licenses.  Part 2.11(e) of the Disclosure Schedule accurately identifies each Contract currently in effect pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Acquired Companies IP or pursuant to which any Person has been granted access to any Acquired Companies Product, excluding  licenses contained in Contracts with customers for Acquired Companies Products entered into in the ordinary course of business on the current standard form made available to the Purchaser pursuant to Section 2.11(g)(i) without any material deviation in substance thereto.  The Acquired Companies have the exclusive right to bring infringement actions with respect to the Acquired Companies IP.  None of the Acquired Companies is bound by, and no Acquired Companies IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Companies to use, exploit, assert or enforce any Acquired Companies IP anywhere in the world.

(f)            Royalty Obligations.  Part 2.11(f) of the Disclosure Schedule contains a complete and accurate list and summaries, in the case of email or oral Contracts, and cross references to each relevant provision in such Contract, in the case of other written Contracts, of all royalties, fees, commissions and other amounts payable by any of the Acquired Companies to any other Person (other than sales commissions paid to employees according to the Acquired Companies’ standard commissions plan) for the use or exploitation of any Software or Intellectual Property Rights incorporated into or used in the development, testing, distribution, maintenance or support of any Acquired Companies Product.

(g)           Standard Form IP Agreements. The Acquired Companies have made available to the Purchaser a complete and accurate copy of each standard form of each Acquired Companies IP Contract currently used by any of the Acquired Companies, including each standard form of: (i) license, service or other agreement for each Acquired Companies Product; (ii) development agreement; (iii) employee agreement containing a present, irrevocable assignment of any ownership interest in Software or Intellectual Property Rights to the Acquired Companies, a  waiver of moral rights, and confidentiality provisions; (iv) Software maintenance agreement; (v) consulting or independent contractor agreement containing a present, irrevocable  assignment of any ownership interest in Software or Intellectual Property Rights, a waiver of moral rights, and confidentiality provisions; and  (vi) confidentiality or nondisclosure agreement.  Part 2.11(g) of the Disclosure Schedule accurately identifies each Acquired Companies IP Contract that deviates in any material respect from the corresponding standard form agreement made available to the Purchaser, including any agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained any Intellectual Property Rights related to any Acquired Companies IP, Acquired Companies Software, Acquired Companies Product or the business, research or development of any of the Acquired Companies, other than Acquired Company IP Contracts that are not on the current standard form agreement made available to the Purchaser but the terms relating to assignment or license of, covenants not to assert or enforce and other rights to use or exploit any Acquired Companies IP do not materially deviate in substance as to license and use terms from the corresponding current standard form agreement made available to the Purchaser and do not grant an exclusive license, limitation on the Acquired Companies’ rights to assert or enforce or other rights to use or exploit any Acquired Companies IP that is inconsistent with the Acquired Companies current standard form.

(h)           Ownership and Right to Use Free and Clear.  Except as set forth in Part 2.11(h) of the Disclosure Schedule, the Acquired Companies exclusively own all right, title and interest to and in the Acquired Companies IP free and clear of any Encumbrances.  Without limiting the generality of the foregoing:

(i)            one of the Acquired Companies is listed in the records of the appropriate United States, state, Canadian or other non-U.S. registries as the sole current owner of record for each application and registration for the Registered IP;

(ii)           all documents and instruments necessary to establish, perfect and maintain the rights of any of the Acquired Companies in the Acquired Companies IP (1) have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body, (2) have been duly maintained (including the payment of maintenance fees) and (3) are not expired, cancelled or abandoned or subject to any pending cancellation or reexamination proceeding;

(iii)         each Acquired Companies Employee or other Person who is or was involved in the creation or development of any Acquired Companies IP has signed a valid and enforceable agreement containing a present, irrevocable assignment of all Intellectual Property Rights (including all claims for Damages by reason of past infringement of such Intellectual Property Rights, with the right to sue for, and collect the same) pertaining to such Acquired Companies IP to one of the Acquired Companies and confidentiality provisions protecting the Acquired Companies’ confidential information and Acquired Companies IP;

(iv)          no funding, facilities or personnel of any Governmental Body or college, university or other education institution were used to develop or create, in whole or in part, any Acquired Companies Product or any Acquired Companies IP;

(v)           none of the Acquired Companies nor, to the Knowledge of the Acquired Companies, any Acquired Companies Employee has participated in or otherwise has obligations to any standards bodies, consortiums or guilds; and

(vi)          the Acquired Companies own or have sufficient rights to use and exploit all Know-How that is necessary for or otherwise material to the research, development, making, marketing or selling of any of the Acquired Companies Products.

(i)            Sufficiency of IP.  The Acquired Companies own or otherwise have, and immediately after the Closing, will continue to have, all Intellectual Property Rights needed to conduct the business of the Acquired Companies as currently conducted.  Except for the Acquired Companies IP, Acquired Companies Software, Licensed IP and Commercial Software, there are no other Intellectual Property Rights or Software necessary for the Acquired Companies to conduct their business as currently conducted (including, research, development and commercialization of Acquired Companies Products).

(j)            Valid and Enforceable. All Acquired Companies IP is valid, subsisting and enforceable.  Without limiting the generality of the foregoing:

(i)            no Trademark owned, used or applied for by any of the Acquired Companies conflicts or interferes with any Trademark owned, used or applied for by any other Person, and each of the Acquired Companies has taken reasonable steps to police the use of its Trademarks;

(ii)           Part 2.11(j)(ii) of the Disclosure Schedule accurately identifies and describes each action, filing and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Registered IP in full force and effect; and

(iii)         no interference, opposition, reissue, reexamination or other Legal Proceeding is or has been pending or, to the Knowledge of the Acquired Companies, threatened in writing, in which the scope, validity or enforceability of any Acquired Companies IP is being, has been or would reasonably be expected to be contested or challenged.  To the Knowledge of the Acquired Companies, there is no basis on which a claim that any Acquired Companies IP is invalid or unenforceable would reasonably be expected to succeed.

(k)           No Third Party Infringement of Acquired Companies IP.  To the Knowledge of the Acquired Companies, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Acquired Companies IP in any material respect.  Part 2.11(k) of the Disclosure Schedule (i) accurately identifies (and the Acquired Companies have made available to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent by or to any of the Acquired Companies or any representative of any of the Acquired Companies, since January 1, 2014, regarding any actual, alleged or suspected infringement, violation or misappropriation by any Person of any Acquired Companies IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(l)            Protection of Confidential IP. Except as set forth in Part 2.11(l) of the Disclosure Schedule, the Acquired Companies have taken reasonable steps (including security measures) to protect and maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Acquired Companies, including all Know-How.  There has been no unauthorized disclosure or use of any Know-How or other confidential Acquired Companies IP or Acquired Companies Software by any employee, director, consultant, independent contractor or other representative of any of the Acquired Companies and, to the Knowledge of the Acquired Companies, there has been no unauthorized disclosure or use of any Know-How or other confidential Acquired Companies IP or Acquired Companies Software by any other Person.

(m)          No Infringement of Third Party IP Rights.  None of the Acquired Companies (and no Acquired Companies Product) has, since January 1, 2014, infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use in any material respect of any Intellectual Property Rights of any other Person. Without limiting the generality of the foregoing:

(i)            no infringement, misappropriation, violation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Acquired Companies, threatened in writing against any of the Acquired Companies or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any of the Acquired Companies with respect to such claim or Legal Proceeding;

(ii)           except as set forth in Part 2.11(m)(ii) of the Disclosure Schedule, none of the Acquired Companies has, since January 1, 2014, received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by any Acquired Companies Product or any of the Acquired Companies of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that any of the Acquired Companies obtain a license to any Intellectual Property Rights of another Person; and

(iii)         none of the Acquired Companies is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or has otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property Rights infringement, misappropriation, violation or similar claim (other than indemnification provisions of the Acquired Companies IP Contracts, made available by the Acquired Companies to the Purchaser).

(n)           No Bugs or Defects.  None of the Acquired Companies Products or Acquired Companies Software (a) contain any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of any data) that materially and adversely affects the use, functionality or performance of such Acquired Companies Product or Acquired Companies Software; or (b) with respect to Acquired Companies Products, fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Acquired Companies Product.  The Acquired Companies have provided to the Purchaser a complete and accurate list of all known bugs, defects and errors in each currently supported version of each Acquired Companies Product and the Acquired Companies Software.

(o)           No Harmful Code.  To the Knowledge of the Acquired Companies, none of the Acquired Companies Software or any Acquired Companies Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(p)           Source Code.  The Acquired Companies have actual possession of the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, programs (including compilers), workbenches, tools and higher level (or “proprietary”) languages used for the development, maintenance, implementation and use of the Acquired Companies Software, and the source code for the Acquired Companies Software has otherwise been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, develop, correct errors, improve, enhance, modify, support, compile, build and use all releases and separate versions of the Acquired Companies Software. Except as set forth in Part 2.11(p) of the Disclosure Schedule, none of the Acquired Companies has any duty or obligation (whether present, contingent or otherwise) to deliver the source code for any Acquired Companies Software to any escrow agent. None of the Acquired Companies has any duty or obligation (whether present, contingent or otherwise) to deliver (other than delivery to an escrow agent as set forth in the preceding sentence), make available or license the source code to any Person other than in the event of the suspension of business (including no longer offering software to customers), appointment of a trustee, custodian or receiver, voluntary or involuntary (which is not dismissed) bankruptcy, insolvency, a change of control to a direct competitor of the licensee, the discontinuation of support for the software or uncured breach of support or maintenance contracts by or of Ateb, Inc. or Ateb Canada Ltd. and  under terms that limit the Person’s use of such source code solely for internal use only.   No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in the delivery (other than delivery to an escrow agent as set forth above), license or disclosure of the source code for any Acquired Companies Software to any Person. No third party has, or shall have, in connection with or as a result of the Transactions any right to lease, license, purchase or otherwise obtain any source code for any Acquired Companies Software or any Acquired Companies IP.

(q)           Acquired Companies Software.

(i)            The Acquired Companies have used efforts that comply with industry standards to maintain and protect the Acquired Companies Software (including source code and system specifications) with appropriate proprietary notices (including notice of copyright in accordance with the requirements of 17 U.S.C. §401), confidentiality and non-disclosure agreements, and such other measures as are reasonably necessary to protect the Know-How and proprietary or confidential information contained therein.

(ii)           (A) The Acquired Companies Software has not been forfeited to the public domain and (B) the Acquired Companies have copies of all releases or separate versions of the Acquired Companies Software so that the same may be subject to registration in the United States Copyright Office.

(iii)         The Acquired Companies have developed the Acquired Companies Software that is Acquired Companies IP through their own efforts and for their own accounts without the aid or use of any other Person (other than any Person described in Section 2.11(h)(iii)).

(iv)          The Acquired Companies Software complies with all applicable Legal Requirements relating to the export or re-export of the same (to the extent currently exported or re-exported by or on behalf of the Acquired Companies).

(r)           Use of Open Source Code.  Part 2.11(r) of the Disclosure Schedule accurately identifies: (i) each item of Open Source Code that is contained, incorporated or distributed in the Acquired Companies Software that is currently marketed or distributed, or was previously marketed or distributed and is currently supported, by the Acquired Companies; (ii) the applicable license terms for each such item of Open Source Code; and (iii) the Acquired Companies Software to which each such item of Open Source Code relates. No such Acquired Companies Software contains, incorporates or distributes Open Source Code that is licensed under any terms that, as applied to the manner in which such Open Source Code is actually contained, incorporated or distributed in such Acquired Companies Software: (i) impose a requirement or condition that any Acquired Companies Software: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; (C) be redistributable at no charge; or (ii) otherwise impose any other material limitation, restriction or condition on the right or ability of any of the Acquired Companies to use or distribute any Acquired Companies Software.

(s)            IT Assets.  The Acquired Companies IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications.  The Acquired Companies IT Assets are adequate and sufficient (including with respect to working condition and capacity) for the current operations of the Acquired Companies.  Each of the Acquired Companies has (i) taken reasonable measures to preserve and maintain the performance, security and integrity of the Acquired Companies IT Assets (and all Software, information or data stored thereon) and (ii) implemented reasonable back-up and disaster recovery procedures.  At no time since January 1, 2014 has there been (A) any failure with respect to any Acquired Companies IT Asset that has had a material effect on the operations of any of the Acquired Companies, or (B) to the Knowledge of the Acquired Companies, any unauthorized access to or use of any Acquired Companies IT Asset (or any Software, information or data stored thereon).

(t)            Data Privacy.

(i)            Part 2.11(t)(i) of the Disclosure Schedule contains each Acquired Companies Privacy Policy in effect since January 1, 2014 and identifies, with respect to each Acquired Companies Privacy Policy: (i) the period of time during which such policy was or has been in effect; (ii) whether the terms of a later Acquired Companies Privacy Policy apply to the data or information collected under such policy; and (iii) to the extent a prior Acquired Companies Privacy Policy applied to the Personal Data previously collected by Acquired Companies, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Acquired Companies Privacy Policy to data or information previously collected under such policy.  The Acquired Companies Software does not automatically collect “sensitive personal data,” as such term is defined in the Data Protection Directive 95/45/EC.

(ii)           Except as provided in Part 2.11(t)(ii) of the Disclosure Schedule, each of the Acquired Companies has complied in all material respects, since January 1, 2014,  with (i) all of the Acquired Companies Privacy Policies and with all applicable Privacy Laws; and (ii) all contractual requirements the Acquired Companies have executed with sources of Personal Data that regulate or limit the maintenance, use, disclosure or transmission of Personal Data made available to or collected by the Acquired Companies from such sources of Personal Data in connection with the operation of their businesses, including “business associate” agreements (where (i) and (ii) are collectively the “Privacy Commitments”) and the Acquired Companies have taken commercially reasonable steps to implement all confidentiality, security and other protective measures required by those Privacy Commitments.  Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Transactions, nor (3) the Acquired Companies’ possession or use of the Personal Data immediately after the Closing, in the same manner as immediately prior to the Closing, will result in any material violation of any of the Privacy Commitments.

(iii)         Except as provided in Part 2.11(t)(iii) of the Disclosure Schedule, the Acquired Companies represent and warrant that they do not outsource any function or operation involving the access or use of Personal Data or gives access to Personal Data to an overseas entity.

(iv)          The Acquired Companies have implemented commercially reasonable measures to only deliver autodialed calls and text messages pursuant to the prior express consent received from called parties and text message recipients.

(u)           Data Security.

(i)            Part 2.11(u)(i) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or directly on behalf of the Acquired Companies, since January 1, 2014 (the “Acquired Companies Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected and the security policies that have been adopted and maintained by the Acquired Companies with respect to each such database.  No material breach or violation of any such security policy has, to the Knowledge of the Acquired Companies, occurred or been threatened.

(ii)           The Acquired Companies have established and are in compliance in all material respects with a written information security program that: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality and integrity of transactions and Acquired Companies Data in the possession and control of the Acquired Companies and to obligate in writing third party service providers that have access to Acquired Companies Data; and (ii) is designed to protect against unauthorized access to the Acquired Companies IT Systems in the possession and control of the Acquired Companies or Acquired Companies Data and the systems of any third party service providers that have access to Acquired Companies Data or Acquired Companies IT Systems.  Except as provided in Part 2.11(u)(ii) of the Disclosure Schedule, to the Knowledge of the Acquired Companies, the Acquired Companies have never suffered a “security breach” (as defined under applicable Privacy

Laws) with respect to any of the Acquired Companies Data triggering an obligation to notify any Person.

(v)           No Data Breaches.

(i)            To the Knowledge of the Acquired Companies, there has been no unauthorized or illegal use of or access to any of the data or information in any of the Acquired Companies Databases.

(ii)           None of the Acquired Companies has provided, nor been required to provide pursuant to Privacy Laws or contractual commitments, notice to any Person relating to a cybersecurity incident or the unauthorized access to or acquisition of Personal Data, and, to the Knowledge of the Acquired Companies, there are no circumstances existing as of, or that have occurred at any time prior to, the Closing Date which might give rise to any such notice being given or made.

(iii)         Except as provided in Part 2.11(v)(iii) of the Disclosure Schedule, none of the Acquired Companies has any pending, current or prior letters, complaints, subpoenas, court orders, consent decrees, citations, administrative actions or notifications in writing from any Governmental Body or other Person alleging breach by it of any Privacy Laws, and, to the Knowledge of the Acquired Companies, there are no circumstances existing as of, or that have occurred at any time prior to, the Closing Date which might give rise to any such letter, complaint, subpoena, court order, consent decree, citation, administrative action, notification or communication being served, given or made.

(iv)          None of the Acquired Companies has awarded any Person compensation or been fined, penalized, sanctioned or otherwise required to pay a monetary judgment by any Governmental Body (whether pursuant to court proceedings or not) under any Privacy Laws and no claim for such compensation is outstanding and, to the Knowledge of the Acquired Companies, there are no circumstances existing as of, or that have occurred at any time prior to, the Closing Date which might lead to any claim for such compensation being made.

(w)          Effects of This Transaction.  Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Transactions will, with or without notice, lapse of time or the occurrence of any other event, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Acquired Companies IP, Licensed IP or  Acquired Companies IP Contract; (ii) a breach of or default under, or right to terminate or suspend performance of, any Acquired Companies IP Contract; (iii) the release, disclosure or delivery of any Acquired Companies IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Acquired Companies IP; or (v) by the terms of any Contract, a reduction of any royalties, revenue sharing or other payments any of the Acquired Companies would otherwise be entitled to with respect to any Acquired Companies IP.

2.12        Contracts.

(a)           List of Contracts.  Part 2.12(a) of the Disclosure Schedule accurately identifies:

(i)            (A) each Acquired Companies Contract relating to the employment of, or the performance of services by, any Acquired Companies Employee and providing for payments in any twelve (12) month period of more than $100,000 other than Acquired Companies Employee Plans and at-will offer letters that contain no severance or change of control provisions; (B) any Acquired Companies Contract pursuant to which any of the Acquired Companies is or will become obligated to make any severance, termination or similar payment to any Acquired Companies Employee; and (C) any Acquired Companies Contract pursuant to which any of the Acquired Companies is or will become obligated to make any bonus or similar payment (other than payment in respect of salary) to any Acquired Companies Employee;

(ii)           each Acquired Companies Contract which provides for indemnification of any officer, director, employee or agent;

(iii)         each Acquired Companies Contract relating to the voting and any other rights or obligations of a stockholder of any of the Acquired Companies;

(iv)          each Acquired Companies Contract relating to any merger, consolidation, reorganization or any similar transaction with respect to any of the Acquired Companies;

(v)           each Acquired Companies IP Contract (other than: (A) agreements between any of the Acquired Companies and its employees in connection with their employment in the current standard form made available to the Purchaser without any material deviation thereto; and (B) Contracts for Commercial Software or Open Source Code) relating to the acquisition, transfer, development or sharing of any Software or Intellectual Property Rights (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any of the Acquired Companies);

(vi)          each Acquired Companies Contract (other than: (A) agreements between any of the Acquired Companies and its employees in connection with their employment in the current standard form made available to the Purchaser without any material deviation thereto; and (B) Contracts for Commercial Software or Open Source Code) relating to the license of any Software or Intellectual Property Rights to any of the Acquired Companies;

(vii)        each Acquired Companies Contract relating to the acquisition, sale, spin-off or outsourcing of any business unit or operation of any of the Acquired Companies;

(viii)       each Acquired Companies Contract creating or relating to any partnership or joint venture or other similar arrangement for the pooling and sharing of revenues, profits, losses, costs or liabilities;

(ix)          each Acquired Companies Contract imposing any restriction on any of the Acquired Companies: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to sell any product or other asset to or perform any services for any other Person; or (D) to transact business with any other Person;

(x)           each Acquired Companies Contract: (A) granting exclusive rights to license, market, sell, support or deliver any Acquired Companies Product; (B) otherwise contemplating an exclusive relationship between any of the Acquired Companies and any other Person; or (C) involving the grant of “most favored nation” status to any Person or other preferential rights;

(xi)          each Acquired Companies Contract relating to the Acquired Companies’ sales and marketing, advertising or promotional activities, including agreements creating or involving any agency relationship, sales representative, channel partner, co-marketing, distribution or reseller arrangement or franchise relationship that involve payments in any twelve (12) month period of more than $25,000;

(xii)        each Acquired Companies Contract requiring future development or delivery of any Intellectual Property Rights or Software by any of the Acquired Companies;

(xiii)       each Acquired Companies Contract related to enrollment in or participation in Federal Health Care Programs;

(xiv)       each Acquired Companies Contract that is a customer Contract (A) for pharmacies for which the annual revenue is $100,000 or more for the twelve (12) month period ending June 30, 2016 or for which there are 75 or more covered locations under the Contract; (B) with a health plan; or (C) with a manufacturer;

(xv)         each Acquired Companies Contract related to the provision of point of care or pharmacogenetic testing or clinical research;

(xvi)       each Acquired Companies Contract with physicians, other sources of referrals, or recipients of referrals to or for items or services provided by any of the Acquired Companies;

(xvii)      each Acquired Companies Contract regarding the acquisition, issuance or transfer of any securities and each Acquired Companies Contract affecting or dealing with any securities of any of the Acquired Companies including any restricted share agreements or escrow agreements;

(xviii)     each Acquired Companies Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement;

(xix)       any Acquired Companies Contract (A) imposing any confidentiality obligation on any of the Acquired Companies or on any other Person (other than (1) routine nondisclosure agreements entered into by any of the Acquired Companies in the ordinary course of business, (2) end user licenses in the current standard form disclosed to the Purchaser pursuant to Section 2.11(g) without any material deviation thereto and (3) immaterial Acquired Company Contracts with customers for Acquired Company Products in the standard form made available to the Purchaser without any material deviation thereto), (B) containing “standstill” or similar provisions or (C) providing any right of first negotiation, right of first refusal or similar right to any Person;

(xx)         any Acquired Companies Contract (A) with a customer, which together with any other Acquired Companies Contract with the same customer produced aggregate annual revenue of $20,000 or more for either of the twelve (12) month periods ending September 30, 2015 or September 30, 2016, that may not be terminated by any of the Acquired Companies (without penalty) within twelve (12) months of the Closing Date or (B) with a vendor or service provider that may not be terminated by any of the Acquired Companies (without penalty) within twelve (12) months of the Closing Date;

(xxi)       any Acquired Companies Contract under which any of the Transactions would give rise to or expand any rights in favor of, or any obligations on the part of, any of the Acquired Companies or any other Person;

(xxii)      each Acquired Companies Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party;

(xxiii)     each Acquired Companies Contract relating to any liquidation or dissolution of any of the Acquired Companies; and

(xxiv)     any Acquired Companies Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by any of the Acquired Companies in an amount or having a value in excess of $50,000; or (B) the performance of services by any of the Acquired Companies having a value in excess of $100,000 in the aggregate.

(Contracts in the respective categories described in clauses “(i)” through “(xxiv)” above and identified, or required to be identified, on Part 2.12(a) of the Disclosure Schedule, all Contracts identified, or required to be identified, in Part 2.10(b) of the Disclosure Schedule, and all Acquired Companies Business Associate Agreements, regardless of whether or not required to be identified on the Disclosure Schedule, are referred to in this Agreement as “Material Contracts.”)

(b)           Delivery of Contracts.  The Company has made available to the Purchaser accurate and complete copies of all written Material Contracts identified in Part 2.12(a) of the Disclosure Schedule, including all amendments thereto.  Part 2.12(b) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Material Contract that is not in written form.  Each Material Contract identified in Part 2.12(a) of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Acquired Companies in accordance with its terms, subject to:  (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”).

(c)           No Breach.  Except as set forth in Part 2.12(c) of the Disclosure Schedule:  since January 1, 2014 (i) none of the Acquired Companies has violated or breached in any material respect, or committed any default in any material respect under, any Material Contract, which remains uncured, and, to the Knowledge of the Acquired Companies, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Material Contract which remains uncured; (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to:  (A) result in a violation or breach in any material respect of any of the provisions of any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract; (iii) none of the Acquired Companies has received any notice or, to the Knowledge of the Acquired Companies, other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and (iv) none of the Acquired Companies has waived any of its respective material rights under any Material Contract. To the Knowledge of the Acquired Companies, each Person against which any of the Acquired Companies has or may acquire any rights under any Material Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to the Acquired Companies.

2.13        Compliance with Legal Requirements.  Except as set forth in Part 2.13 of the Disclosure Schedule, each of the Acquired Companies is, and has been, since January 1, 2014, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of its assets.  Since January 1, 2014, none of the Acquired Companies has received any written notice, or to the Knowledge of the Acquired Companies, other communication, from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.

2.14        Governmental Authorizations.  Part 2.14 of the Disclosure Schedule identifies each material Governmental Authorization held by the Acquired Companies, and the Acquired Companies have made available to the Purchaser accurate and complete copies of all Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule.  The Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable each of the Acquired Companies to conduct its business in all material respects in the manner in which its business is currently being conducted.  Each of the Acquired Companies is, and has, since January 1, 2014, been, operating in compliance in all material respect with the terms and requirements of each Governmental Authorization identified in Part 2.14 of the Disclosure Schedule.  Since January 1, 2014, none of the Acquired Companies has received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization identified in Part 2.14 of the Disclosure Schedule; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination, non-renewal or modification of any Governmental Authorization identified in Part 2.14 of the Disclosure Schedule, and, to the Knowledge of the Acquired Companies, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other impairment of the rights of the holder of any such Governmental Authorization identified in Part 2.14 of the Disclosure Schedule.

2.15        Tax Matters.

(a)           “S Corporation” Status.  The US Company has made a valid election under Section 1362 of the Code to be treated as an “S corporation,” and has at all times since such election qualified as an “S corporation” for purposes of Subchapter S of the Code.  With respect to all states in which the US Company has filed income Tax Returns and which, for state Tax purposes, allow a corporation to be treated as an “S corporation” or similar entity entitled to special Tax treatment, all elections for such treatment with respect to the US Company have been properly and validly made in such states and the US Company has complied at all times with all applicable requirements and filing procedures for such treatment and has at all times since any such election been properly so treated.  The US Company is not a successor to any entity.  The US Company has never been subject to Tax under Section 1374 or Section 1375 of the Code.  The US Company will not be subject to Tax under Section 1374 of the Code with respect to the transactions contemplated by this Agreement, including the Section 338(h)(10) Elections.  The Company will not be required to remit withholding or other Taxes to any state as a result of the Section 338(h)(10) Elections.

(b)           Tax Returns and Payments.  All income, franchise and other material Tax Returns required to have been filed by, on behalf of, or with respect to, the Acquired Companies have been timely and properly filed, are accurate and complete and disclose all Taxes required to be paid by, or with respect to, the Acquired Companies for the periods covered thereby.  All Taxes (whether or not shown on any Tax Return), including installments, for which any of the Acquired Companies may be liable have been timely and properly paid.  The Acquired Companies have made available to the Purchaser accurate and complete copies of all Tax Returns filed by, on behalf of, or with respect to, any of the Acquired Companies for all tax periods beginning after December 31, 2011.  No claim has ever been made by a Governmental Body in a jurisdiction where any of the Acquired Companies has never paid Taxes or filed a Tax Return asserting that it is, or may be, subject to Taxes assessed by such jurisdiction.  The Acquired Companies Financial Statements properly and adequately accrue or reserve for Tax liabilities in accordance with GAAP.

(c)           Audits; Claims.  Except as set forth in Part 2.15(c) of the Disclosure Schedule, no Tax Return of any of the Acquired Companies for any period ended on or after December 31, 2011 has been examined or audited by any Governmental Body.  None of the Acquired Companies has received from any Governmental Body any written:  (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment.  No extension or waiver of the limitation period applicable to any Tax for any open Tax period has been granted by, or requested in writing from, any of the Acquired Companies.  No assessment, claim or Legal Proceeding is pending, proposed or threatened against any of the Acquired Companies in respect of any Tax.  There are no liens for Taxes upon any of the assets of each of the Acquired Companies, except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).  No power of attorney has been granted with respect to any matter related to Taxes of any of the Acquired Companies that on the Closing Date will be in effect.

(d)           Parachute Payments.  None of the Acquired Companies is a party to any Contract that has resulted, or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign law).

(e)           Tax Sharing Agreements; Etc.  None of the Acquired Companies will be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, open transaction, election under Section 108(i) of the Code or prepaid amount received, in each case for a taxable period ending on or prior to the date of this Agreement.  None of the Acquired Companies is a party to, or bound by, any Tax allocation, Tax indemnity or Tax sharing agreement.  None of the Acquired Companies will have any liability pursuant to, or as a result of, any Tax allocation, Tax indemnity or Tax sharing agreement after the date of this Agreement.  None of the Acquired Companies has ever been a member of an Affiliated Group.  None of the Acquired Companies has any Liability for the Taxes of any other Person (other than one of the Acquired Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.  Part 2.15(e) of the Disclosure Schedule sets forth the federal income tax classification of each of the Acquired Companies since the date of its respective formation.

(f)            Distributed Stock.  None of the Acquired Companies has been a party to, or the subject of, any transaction treated by the parties thereto as one to which Section 355 or Section 361 of the Code (or any similar provision of state, local or foreign law) applied.

(g)           Tax Holidays.  Part 2.15(g) of the Disclosure Schedule sets forth all Tax holidays, Tax concessions or other Tax reduction agreements applicable to any of the Acquired Companies.  Each of the Acquired Companies has made available to the Purchaser all documentation relating to such Tax holidays, Tax concessions or other Tax reduction agreements.

Each of the Acquired Companies is in compliance with the requirements for any such Tax holiday, Tax concession  or other Tax reduction agreement and none of the Tax holidays, Tax concessions or other Tax reduction agreements will be jeopardized, altered or could be subject to clawback or recapture as a result of the transactions contemplated by this Agreement.

(h)           Section 481 or 263A.  None of the Acquired Companies is currently, nor for any period for which a Tax Return has not been filed will be, required to include any adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 or Section 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Closing.

(i)            Section 6662.  Each of the Acquired Companies has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(j)            Tax Shelters.  None of the Acquired Companies has consummated or participated in, or is currently participating in, any transaction which was or is a “Tax shelter” transaction, as defined in Sections 6662 or Section 6111 of the Code or the Treasury Regulations promulgated thereunder.  None of the Acquired Companies has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law.

(k)           Section 1503.  None of the Acquired Companies has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(l)            Foreign Tax.  None of the Acquired Companies has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or otherwise has or has had an office or fixed place of business in a country other than the country in which it is organized.

(m)          Section 897.  None of the Acquired Companies is, or has been, a “United States real property holding corporation” within the meaning of Section 897 or Section 1445 of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code, and each of the Acquired Companies has filed with the Internal Revenue Service all statements, if any, which are required under Treasury Regulation Section 1.897-2(h).

(n)           Tax Withholding.  All Taxes which any of the Acquired Companies is, or has been, required by any Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Governmental Body, and each of the Acquired Companies has complied with all reporting and record retention requirements related to such Taxes.  The Acquired Companies have complied in all material respects with the Foreign Account Tax Compliance Act (FATCA), codified in Sections 1471 through 1474 of the Code, including all regulations issued by the U.S. Department of Treasury and/or the Internal Revenue Service pursuant thereto, and all intergovernmental agreements and other agreements entered into pursuant to Section 1471(b) of the Code.

(o)           Indebtedness.  None of the outstanding indebtedness of any of the Acquired Companies constitutes indebtedness with respect to which any interest deductions may be disallowed under Section 163(i), Section 163(j), Section 163(l) or Section 279 of the Code or under any other provision of applicable law.

(p)           409A.  No Acquired Companies Employee Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have failed or will fail, in form or operation, to meet the requirements of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code.

(q)           CFCs and PFICs.  Except as set forth in Part 2.15(q) of the Disclosure Schedule, none of the Acquired Companies: is a (A) “controlled foreign corporation” (within the meaning of Section 957 of the Code) or a (B) “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(r)           Tax Rulings; Etc.  Neither of the Acquired Companies is the recipient of or a party to any Tax rulings, requests for rulings, or closing agreements relating to Taxes for which any of the Acquired Companies may be liable that could affect the liability of any of the Acquired Companies for Taxes for any taxable period ending after the Closing Date.  None of the Acquired Companies has entered into any Contract or arrangement with any Governmental Body that requires any of the  Acquired Companies to take any action or to refrain from taking any action relating to Taxes.  None of the Acquired Companies is a party to any Contract with any Governmental Body related to Taxes that would be terminated or adversely affected as a result of the transactions contemplated in this Agreement.

(s)            Net Operating Losses; Etc.  Except as set forth in Part 2.15(s) of the Disclosure Schedule, there is currently no material limitation on the utilization of net operating losses, capital losses, built-in losses, or tax credits or other tax attributes of any of the Acquired Companies under any of Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations promulgated thereunder and comparable provisions of state, local or foreign law.

(t)            Tax-Exempt Use Property; Etc.  None of the assets reflected on the Acquired Companies Financial Statements is: (i) an asset or property that the Purchaser or any of its Affiliates will be required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986; (ii) tax-exempt use property within the meaning of Section 168(h) of the Code; (iii) tax-exempt bond financed property within the meaning of Section 168(g) of the Code; (iv) securing any Indebtedness the interest of which is tax-exempt under Section 103(a) of the Code;  (v) subject to a Section 467 rental agreement as defined in Section 467 of the Code; or (vi) properly treated as owned by a Person other than any of the Acquired Companies for income Tax purposes.

(u)           International Boycott.  None of the Acquired Companies has participated in, or cooperated with, an international boycott, within the meaning of Section 999 of the Code, or has had operations which are or may hereafter become reportable under Section 999 of the Code.

(v)           Transfer Pricing. Each of the Acquired Companies has properly and in a timely manner documented its transfer pricing methodologies in compliance with the Code and the Treasury Regulations thereunder, including Section 482 and Treasury Regulation Section 1.6662-6, and any comparable provisions of any state, local or foreign law (including, the Tax Act).

(w)          DISCs; Etc.  Except as set forth in Part 2.15(w) of the Disclosure Schedule, none of the Acquired Companies currently owns, or, since December 31, 2008, has owned, an interest in any: (i) domestic international sales corporation; (ii) foreign sales corporation; or (iii) passive foreign investment company, as each such term is defined in the Code.

(x)           Gain Recognition Agreements.  None of the Acquired Companies is a party to any gain recognition agreement under Section 367 of the Code.

(y)           Collection and Remittance. Each Acquired Company has collected from any of the past and present customers (or other Persons paying amounts to an Acquired Company) the amount of all Taxes (including goods and services tax and provincial sales taxes) required to be collected and has paid and remitted such Taxes when due in the form required under the applicable Legal Requirements or made adequate provision in the Acquired Companies Financial Statements pursuant to such goods, services or sales Tax Legal Requirements for the payment and remittance of such amounts to the proper Governmental Bodies.

(z)           Non Taxable Canadian Property. The Shares do not, and have not at any particular time during the sixty (60) months prior to Closing, derived, directly or indirectly, more than 50% of their fair market value from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties or (iv) options in respect of, interests in or civil law rights in any of the foregoing, whether or not the property exists, as such terms are defined for purposes of the definition of “taxable Canadian property” in subsection 248(1) of the Tax Act.

(aa)         Other transactions. There are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of sections 17, 78, 79, 80 through 80.04 or subsection 18(4) of the Tax Act, or any equivalent provision of any other applicable Legal Requirements of any province or any other jurisdiction, to any of the Acquired Companies.

(bb)         SR&ED Tax Credits. All research and development investment tax credits (“ITCs”) claimed by any of the  Acquired Companies were claimed in accordance with the Tax Act and the relevant provincial Tax Legal Requirements and the applicable Acquired Company satisfied at all times the relevant criteria and conditions entitling it to such ITCs. All refunds of ITCs received or receivable by an Acquired Company in any taxation year were claimed in accordance with the Tax Act and the relevant provincial Tax Legal Requirements and the applicable Acquired Company satisfied, at all times, the relevant criteria and conditions entitling it to claim a refund of such ITCs.

All references to the Acquired Companies in this Section 2.15 shall include references to any Person that merged with and into or liquidated into any of the Acquired Companies, or for whose Taxes any of the Acquired Companies is or could be held liable, as applicable.

2.16        Employee and Labor Matters; Benefit Plans.

(a)           Employee List.  Part 2.16(a) of the Disclosure Schedule contains a list of all current Acquired Companies Employees as of the date of this Agreement (without reference to names), and correctly reflects:  (i) their dates of employment; (ii) their job titles; (iii) their salaries; (iv) any other compensation payable to them (including housing allowances, target compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (v) each Acquired Companies Employee Plan in which they participate or are eligible to participate; (vi) any promises or commitments made to them with respect to changes or additions to their compensation or benefits; (vii) their exempt/nonexempt status under the Fair Labor Standards Act and other Legal Requirements pertaining to hours of work, wages, and overtime and (viii) their annual vacation entitlement and accrued vacation in days.  None of the Acquired Companies is, and none of the Acquired Companies has been, since January 1, 2014, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Acquired Companies Employees and there are no labor organizations representing, purporting to represent or seeking to represent any current Acquired Companies Employees. No trade union has applied to have any of the Acquired Companies declared a related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Acquired Companies carry on business. None of the Acquired Companies is engaged, and none of the Acquired Companies has, since January 1, 2014, been engaged, in any unfair labor practice of any nature.  None of the Acquired Companies has had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Acquired Companies Employees.  Each agreement with an Acquired Company Employee of the US Company that contains a noncompetition provision was executed prior to such employee’s employment with the US Company.

(b)           Leave of Absence.  Except as set forth in Part 2.16(b) of the Disclosure Schedule  (which shall list the title of any employee being listed and the date any leave of absence began), as of the date of this Agreement, there is no current Acquired Companies Employee who is not fully available to perform work by virtue of being on any type of leave of absence.

(c)           At Will Employment.  Except as set forth in Part 2.16(c) of the Disclosure Schedule and as it relates to the Acquired Companies Employees employed in Canada, the employment of each of the current Acquired Companies Employees is terminable by the Acquired Companies at will.  None of the Acquired Companies Employees employed in Canada   has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such arising from any Legal Requirement from the employment of an employee without an agreement as to notice or severance. The Acquired Companies have made available to the Purchaser accurate and complete copies of all employee manuals and handbooks, policy statements and other materials relating to the employment of the Acquired Companies Employees.

(d)           Employee Departures/Restrictions.  No employee of either of the Acquired Companies at the level of senior manager or above:  (i) to the Knowledge of the Acquired Companies intends to terminate his or her employment with the Acquired Companies; (ii) to the  Knowledge of the Acquired Companies, has received an offer to join a business that may be competitive with the business of any of the Acquired Companies or (iii) to the  Knowledge of the Acquired Companies, is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that would reasonably be expected to have an adverse effect on:  (A) the performance by such employee of any of his or her duties or responsibilities as an employee of any of the Acquired Companies; or (B) the business or operations of any of the Acquired Companies.  Except as set forth in Part 2.16(d) of the Disclosure Schedule, since January 1, 2014, every former employee whose employment with any of the Acquired Companies was terminated by one of the Acquired Companies has signed a release agreement.

(e)           Employee Plans and Agreements.  Part 2.16(e) of the Disclosure Schedule contains an accurate and complete list of each Acquired Companies Employee Plan and each Acquired Companies Employee Agreement (other than at-will offer letters that contain no severance or change of control provisions).  None of the Acquired Companies intends or has committed to establish or enter into any new Acquired Companies Employee Plan or Acquired

Companies Employee Agreement, or to modify any Acquired Companies Employee Plan or Acquired Companies Employee Agreement (except to conform any such Acquired Companies Employee Plan or Acquired Companies Employee Agreement to the requirements of any applicable Legal Requirement, in each case as previously disclosed to the Purchaser in writing or as required by this Agreement).  No Acquired Companies Employee Plan provides health benefits that are not fully insured through an insurance contract other than a health flexible spending account (FSA).

(f)            Delivery of Documents.  As applicable with respect to each Acquired Companies Employee Plan, the Acquired Companies have made available to the Purchaser:  (i) correct and complete copies of all documents setting forth the terms of each Acquired Companies Employee Plan and each Acquired Companies Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Acquired Companies Employee Plan; (iii) all material written Contracts relating to each Acquired Companies Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last three complete plan years; (v) the most recent letter of determination from the U.S. Internal Revenue Service relating to the tax-qualified status of the Acquired Companies Employee Plan or IRS opinion letter issued upon which the Acquired Companies may rely with respect to a volume submitter or prototype plan document; (vi) all material written materials, if any, provided to any Acquired Companies Employee relating to any Acquired Companies Employee Plan since distribution of the most recent Summary Plan Description relating to any Acquired Companies Employee Plan subject to ERISA, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Acquired Companies; (vii) all material correspondence to or from any Governmental Body relating to any Acquired Companies Employee Plan; and (viii) all insurance policies in the possession of any of the Acquired Companies pertaining to fiduciary liability insurance covering the fiduciaries for each Acquired Companies Employee Plan.

(g)           No Canadian Retirement or Savings Plans. None of the Acquired Companies Employee Plans is a “registered pension plan”, a “deferred profit sharing plan”, a “retirement compensation arrangement”, a “registered retirement savings plan” or a “tax-free savings account” as such terms are defined in the Tax Act.

(h)           Absence of Certain Post-Termination Liabilities.  No Acquired Companies Employee Plan provides (except at no cost to any of the Acquired Companies), or reflects or represents any liability of any of the Acquired Companies to provide, life insurance, health benefits or other employee welfare benefits to any Person for any reason beyond their termination of employment, except as may be required by COBRA or other applicable law.  Other than commitments made that involve no future costs to any of the Acquired Companies, none of the Acquired Companies within the past six (6) years represented, promised or contracted (whether in oral or written form) to any Acquired Companies Employee (either individually or to Acquired Companies Employees as a group) or any other Person that such Acquired Companies Employee(s) or other person would be provided with life insurance, health benefits or other employee welfare benefits beyond their termination of employment, except to the extent required by COBRA or other applicable law and there are no reserve assets, surplus or prepaid premiums under any such Acquired Companies Employee Plan.

(i)            No Defaults.  Each of the Acquired Companies has performed all material obligations required to be performed by it under each Acquired Companies Employee Plan and is not in default or violation in any material respect of, and to the Knowledge of the Acquired Companies, no other party is in default or violation of, the terms of any Acquired Companies Employee Plan.  Each of the Acquired Companies Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including, without limitation, the Code and ERISA.  No Acquired Companies Employee Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have failed or will fail, in form or operation, to meet the requirements of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code.  All contributions to, and material payments from, any Acquired Companies Employee Plan which were required to be made in accordance with the terms of such Acquired Companies Employee Plan or any applicable Legal Requirement have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due, but will be paid on or prior to the Closing Date, are reflected as an accrued liability on the Unaudited Interim Balance Sheet.  No “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of fiduciary duty have occurred that could subject any of the Acquired Companies to any material liability (including by virtue of any indemnification obligation).  None of the Acquired Companies nor any ERISA Affiliate has, within the last six years, sponsored, contributed, had an obligation to contribute or had any liability (contingent or otherwise) with respect to a plan or arrangement subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA.  Each Acquired Companies Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without liability to any of the Acquired Companies or the Purchaser (other than ordinary administration expenses).  There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Acquired Companies, threatened by any Governmental Body with respect to any Acquired Companies Employee Plan.

(j)            No Conflict.  Except as set forth in Part 2.16(j) of the Disclosure Schedule or as required in connection with any termination of the US Company 401(k) Plan, neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will or may (either alone or upon the occurrence of any additional or subsequent events):  (i) constitute an event under any Acquired Companies Employee Plan, Acquired Companies Employee Agreement, trust or loan that will result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, accrual, distribution, increase in benefits or obligation to fund benefits with respect to any Acquired Companies Employee; or (ii) create or otherwise result in any liability with respect to any Acquired Companies Employee Plan.

(k)           Compliance.  Each of the Acquired Companies is in compliance, and has been in compliance, since January 1, 2014, in all material respects with any applicable Legal Requirement, Contract and orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including any Legal Requirement, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration or wrongful discharge.

(l)            Workers’ Compensation/LTD.  Except as set forth in Part 2.16(l) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Acquired Companies, threatened claim or Legal Proceeding against either of the Acquired Companies under any workers’ compensation policy or long-term disability policy.

(m)          Claims Against Plans.  There is no pending or, to the Knowledge of the Acquired Companies, threatened claim, dispute or Legal Proceeding against any of the Acquired Companies Employee Plans, the assets of any of the Acquired Companies, the assets of any of the Acquired Companies Employee Plans or the Acquired Companies Employee Plan administrator or any fiduciary of the Acquired Companies Employee Plans with respect to the operation of such Acquired Companies Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Acquired Companies Employee Plan, and there are no facts or circumstances which would reasonably be expected to form the basis for any such claim, dispute or Legal Proceeding.

(n)           Independent Contractors.  Part 2.16(n) of the Disclosure Schedule accurately sets forth, with respect to each Person who has been since January 1, 2014 an independent contractor of either of the Acquired Companies, other than firms providing professional services (including lawyers, accountants, real estate brokers and insurance professionals), and who has received in excess of $1,000 from any of the Acquired Companies since January 1, 2014:

(i)            the name of such independent contractor, the identity of which of the Acquired Companies contracted with such independent contractor, the date as of which such independent contractor was originally engaged and (as applicable) the date such engagement ended or the date such engagement is scheduled to end; and

(ii)           the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor in 2014, 2015 and 2016.

(o)           No Misclassified Employees.  Except as set forth in Part 2.16(o) of the Disclosure Schedule, no current or former independent contractor of any of the Acquired Companies since January 1, 2014 is or would be deemed to be a misclassified employee.  No independent contractor is eligible to participate in any Acquired Companies Employee Plan.  None of the Acquired Companies has, since January 1, 2014, had any temporary employees who were not treated and accounted for in all respects as employees of one of the Acquired Companies.   No current or former employee of any of the Acquired Companies since January 1, 2014 is or would be deemed to be misclassified as exempt from overtime wages.

(p)           Labor-Related Claims.  Except as set forth in Part 2.16(p) of the Disclosure Schedule, there is no Legal Proceeding, claim, audit, investigation, labor dispute or grievance pending or, to the Knowledge of the Acquired Companies, threatened relating to any employment relationship, Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Acquired Companies Employee, including charges of unfair labor practices or harassment complaints.

2.17        Environmental Matters.   Each of the Acquired Companies is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Companies of all material Environmental Licenses and other material Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.  None of the Acquired Companies has since January 1, 2014 received any written notice, whether from a Governmental Body, citizens group, Acquired Companies Employee or otherwise, that alleges any of the Acquired Companies is not in compliance with any Environmental Law.  To the Knowledge of the Acquired Companies:  (a) no current or prior owner of any property leased or controlled by any of the Acquired Companies has received any written notice, whether from a

Governmental Body, citizens group, Acquired Companies Employee or otherwise, that alleges that such current or prior owner or any of the Acquired Companies is not in compliance with any Environmental Law; (b) the Acquired Companies have not caused or contributed to any Environmental Release and there are no circumstances which may give rise to any Environmental Release by the Acquired Companies; and (c) no Contaminants are stored or contained on or under any of the Leased Properties whether in storage tanks, landfills, pits, ponds, lagoons or otherwise.  All material Governmental Authorizations currently held by each of the Acquired Companies pursuant to Environmental Laws are identified in Part 2.17 of the Disclosure Schedule.

2.18        Insurance.  Part 2.18 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of each of the Acquired Companies as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement.  The Acquired Companies have made available to the Purchaser accurate and complete copies of the insurance policies identified on Part 2.18 of the Disclosure Schedule.  Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect.  None of the Acquired Companies has received any written notice regarding any actual or possible:  (i) cancellation or invalidation of any such insurance policy; (ii) refusal of any coverage or rejection of any claim under any such insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any such insurance policy.

2.19        Related Party Transactions.  Except as set forth in Part 2.19 of the Disclosure Schedule:  (a) no Related Party has, or has had, since January 1, 2014, any interest in any material asset used in or otherwise relating to the business of any of the Acquired Companies; (b) no Related Party is, or has been indebted to any of the Acquired Companies (other than for ordinary travel advances), since January 1, 2014; (c) no Related Party has entered into, or has any financial interest in, any material Contract, transaction or business dealing or involving any of the Acquired Companies; (d) no Related Party is competing, or has, since January 1, 2014, competed, with any of the Acquired Companies; and (e) no Related Party has any claim or right against any of the Acquired Companies (other than rights to receive compensation for services performed as an employee of one of the Acquired Companies or other rights arising in the ordinary course of employment).

2.20        Legal Proceedings; Orders.

(a)           Legal Proceedings.  There is no pending Legal Proceeding and, to the Knowledge of the Acquired Companies, no Person has threatened to commence any Legal Proceeding:  (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies or any Person whose liability any of the Acquired Companies has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions; or (iii) that relates to the ownership of any capital stock of any of the Acquired Companies, or any option or other right to purchase the capital stock of any of the Acquired Companies or right to receive consideration as a result of this Agreement.  Except as set forth in Part 2.20(a) of the Disclosure Schedule, since January 1, 2014, no Legal Proceeding involving claims in excess of $5,000 or claims for equitable relief  has been commenced by, and no Legal Proceeding involving claims in excess of $5,000 or claims for equitable relief has been pending against, any of the Acquired Companies.

(b)           Orders.  There is no order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by each of the Acquired Companies, is subject.  No officer or other employee of any of the Acquired Companies is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

2.21        Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes.

(a)           Company Authority; Binding Nature.  The Acquired Companies have the requisite organizational power and authority to enter into and to perform their obligations under this Agreement and under each of the other Transactional Agreements to which any of the Acquired Companies is or will be a party; and the execution, delivery and performance by the Acquired Companies of this Agreement and of each of the other Transactional Agreements have been duly authorized by all necessary action on the part of the Acquired Companies and their board of directors.  This Agreement and each of the other Transactional Agreements to which any of Acquired Companies is a party constitutes the legal, valid and binding obligation of the Acquired Companies, enforceable against the Acquired Companies in accordance with its terms, subject to the Enforceability Exceptions.

(b)           Selling Stockholder Authority; Binding Nature.  Each Selling Stockholder has the right, power and capacity to enter into and to perform such Selling Stockholder’s obligations under this Agreement and under each of the other Transactional Agreements to which such Selling Stockholder is or will become a party.  This Agreement constitutes the legal, valid and binding obligation of each of the Selling Stockholders, enforceable against each of the Selling Stockholders in accordance with its terms, subject to the Enforceability Exceptions.  Upon the execution of each of the other Transactional Agreements, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of each Selling Stockholder who is a party thereto, and will be enforceable against such Selling Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

(c)           Optionholder Authority; Binding Nature.  Each Optionholder has the right, power and capacity to enter into and to perform such Optionholder’s obligations under this Agreement and under each of the other Transactional Agreements to which such Optionholder is or will become a party.  This Agreement constitutes the legal, valid and binding obligation of each of the Optionholders, enforceable against each Optionholder in accordance with its terms, subject to the Enforceability Exceptions.  Upon the execution of each of the other Transactional Agreements, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of each Optionholder who is a party thereto, and will be enforceable against such Optionholder in accordance with its terms, subject to the Enforceability Exceptions.

(d)           Board Approval.  The board of directors of each of the Acquired Companies has unanimously:  (i) determined that the Transactions are advisable and fair and in the best interest of each of the Acquired Companies and its stockholders; and (ii) to the extent necessary, adopted a resolution having the effect of causing each of the Acquired Companies not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Transactions.

(e)           No Takeover Statute.  No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to the Transactions, this Agreement or any of the other Transactional Agreements.

2.22        Non-Contravention; Consents.  Except as set forth in Part 2.22 of the Disclosure Schedule, neither:  (1) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements by the Acquired Companies; nor (2) the consummation of the Transactions, will (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of:  (i) any of the provisions of any Charter Documents of any of the Acquired Companies; or (ii) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of any of the Acquired Companies;

(b)           contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy, or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, is subject;

(c)           require the Acquired Companies to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body or contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization identified in Part 2.14 of the Disclosure Schedule;

(d)           require the Acquired Companies to give any notice, or to obtain any Consent, under any Material Contract or contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract, or give any Person the right to:  (i) declare a default or exercise any remedy under any such Material Contract; (ii) accelerate the maturity or performance of any such Material Contract; or (iii) cancel, terminate or modify any such Material Contract; or

(e)           result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies).

2.23        Compliance with Health Care Laws.

(a)           Each of the Acquired Companies is in compliance in all material respects with all applicable Health Care Laws.  All reports, documents, claims, notices, including adverse reaction reporting, required to be filed, maintained or furnished to a Governmental Body have been so filed, maintained or furnished in a timely and proper manner in accordance with all applicable Health Care Laws.

(b)           None of the Acquired Companies has received notice of any pending or threatened Legal Proceeding, claim, suit, proceeding, hearing, enforcement, audit, inquiry, inspection, investigation, arbitration or other action from the U.S. Department of Health and Human Services (“HHS”), the FDA, Health Canada, the Centers for Medicare and Medicaid Services, the HHS Office of Inspector General, the HHS Office for Civil Rights, the U.S. Department of Justice, U.S. Attorney Offices, the Federal Bureau of Investigation, Medicaid Fraud Control Units, State Attorneys General, any State Medicaid Agency or any other applicable Governmental Body, or any qui tam relator, alleging that any operation, activity or product, of any of the Acquired Companies is in violation of any applicable Health Care Law, and no such action currently exists.  None of the Acquired Companies has received any subpoenas or civil investigative demands, or is a party to a corporate integrity agreement or has any reporting obligations pursuant to a settlement agreement, plan of correction or other remedial measure entered into with any Governmental Body. None of the Acquired Companies: (i) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription or dispensing of a prescription drug or a controlled substance or (ii) paid or has been assessed a civil money penalty under 42 U.S.C. § 1320a-7a or any regulations promulgated thereunder.

(c)           None of the Acquired Companies, or their respective equity holders, officers, directors, managing employees, agents or contractors has been, or is currently, excluded, suspended or debarred from participation in Federal Health Care Programs or any provincial or federal health care programs in Canada, or been excluded, suspended or debarred by any other Governmental Body, nor are any of the foregoing Persons aware of any pending or threatened investigation or government action that may lead to such an exclusion, suspension or debarment.

(d)           None of the Acquired Companies has in the past or is currently: (i) paying a physician or a physician’s immediate family member any direct or indirect remuneration or submitting claims for any items or services payable by a Federal Health Care Program in violation of the federal Stark law, 42 U.S.C. §1395nn or in violation of any provincial or Canadian federal healthcare programs, or any implementing regulations promulgated thereunder,  (ii) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the referral of or the purchase, lease or order, or the arranging for or recommending of the purchase, lease or order, of any good, facility, item or service for which payment may be made in whole or in part under any Federal Health Care Program, or any applicable provincial or Canadian federal health care program, (iii) engaging in the manufacture of any product that would implicate the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), or (iv) engaging in any conduct that would promote patients to switch medications currently prescribed to them.

(e)           None of the Acquired Companies participate in, is authorized to bill or has directly claimed or received reimbursement from any Federal Health Care Program or from any other third party payor program. None of the Acquired Companies provides reimbursement coding or billing advice regarding any items or services payable by Federal Health Care Programs.  Each of the Acquired Companies, and each of their products and services, is in compliance with all applicable Medicare and Medicaid requirements including (i) all Medicare managed care requirements including C.F.R. 423.153(d) and rules related to the Medicare STARS program, and (ii) all quality-based payment programs resulting from the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, in each case to the extent the Acquired Companies are required to comply with such requirements.

(f)            None of the Acquired Companies employs or contracts with any physicians, pharmacists or other healthcare professionals to provide professional healthcare services requiring a license or accreditation under any Health Care Law.

(g)           Each of the Acquired Companies complies with the Clinical Laboratory Improvement Amendments of 1988, as amended, and all Legal Requirements related to point of care testing and pharmacogenetic testing.

(h)           The Acquired Companies hold all Governmental Authorizations to conduct their respective businesses, including: (i) all Governmental Authorizations required by applicable

Health Care Laws to permit any Regulated Activity at a facility, including all controlled drugs and substances licenses, establishment licenses and all corresponding Governmental Authorizations in all jurisdictions the Acquired Companies conduct business; and (ii) all Governmental Authorizations required to market, import, export and sell the Acquired Companies Products, including all drug identification numbers and notices of compliance in Canada and any corresponding Governmental Authorizations in all jurisdictions the Acquired Companies conduct business. All such Governmental Authorizations are valid and in good standing and there is no proceeding pending or threatened which may cause any such Governmental Authorizations to be withdrawn, cancelled, suspended or not renewed.

(i)            The Acquired Companies have not, nor is there currently under consideration by any of the Acquired Companies or any Governmental Body, initiated any recall (voluntarily or involuntarily initiated), market withdrawal or replacement, field alerts, field corrections,  safety alert, warning, “dear doctor” letter, investigator notice or other notice of action related to an alleged lack of safety, efficacy or regulatory compliance of any of the Acquired Companies Products or any other form of product retrieval from the marketplace in respect of any of the Acquired Companies Products or any revocation or suspension of a Governmental Authorization.

(j)            As of the date hereof, there are no facts or circumstances relating to the business conducted by the Acquired Companies that would reasonably be expected to result in (a) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Acquired Companies, (b) a change in the marketing classification or a material change in the labeling of any such products or (c) a termination or suspension of the Governmental Authorizations for such products.

2.24        Anti-Corruption.

(a)           Neither the Acquired Companies nor any directors, officers or employees of the Acquired Companies nor, to the Knowledge of the Acquired Companies, any other representative of the Acquired Companies, has at any time since January 1, 2014, directly or indirectly (through third parties):

(i)            used any corporate funds (A) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (B) to make any unlawful payment to any governmental official or government employee or any other Person or (C) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(ii)           made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Acquired Companies;

(iii)         authorized, offered, promised, provided, made, solicited or accepted any payoff, influence payment, bribe, corrupt rebate or other benefit, kickback or unlawful payment to or from any Person;

(iv)          authorized, offered, promised, provided, made, solicited or accepted any payment (whether or not lawful), favor or anything of value (whether in the form of property or services, or in any other form) to or from any Person, for the purpose of corruptly obtaining, retaining or directing business, favorable treatment in securing business or any other special concession;

(v)           have otherwise violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 or its predecessor legislation, the Corruption of Foreign Public Officials Act, S.C. 1998, c. 34, the Special Economic Measures Act, S.C. 1992, c. 17, the Freezing Assets of Corrupt Foreign Officials Act, S.C. 2011, c. 10 or any other applicable anti-corruption Laws (collectively “Anti-Corruption Laws”); or

(vi)          been the subject of any accusation, allegation, voluntary disclosure, investigation, indictment, plea or settlement agreement, decree, judicial order, litigation, non-prosecution agreement, deferred prosecution agreement or other enforcement action related to Anti-Corruption Laws.

2.25        Competition Act (Canada).  Neither the aggregate value of the assets in Canada of the Acquired Companies, nor the aggregate annual gross revenues from sales in or from Canada of the Acquired Companies generated from such assets, exceeds the monetary threshold set out in Part IX of the Competition Act and related regulations.

2.26        Investment Canada Act (Canada). None of the Acquired Companies is a cultural business within the meaning of s. 14.1 and s. 14.2 of the Investment Canada Act.

2.27        Customers, Suppliers and Service Providers.  Part 2.27(a) of the Disclosure Schedule sets forth an accurate and complete list of (i) the Acquired Companies’ top 35 customers, from which the Acquired Companies have received revenue during the twelve month period ending September 30, 2016, sorted by highest revenue to lowest revenue, (ii) the amount of revenue attributable to each such customer per calendar quarter during the twelve month period ending September 30, 2016 and (iii) all sureties, bonds, deposits, escrows and other amounts that the Acquired Companies have submitted or deposited with any such customer, including amounts, customers’ names and projects relating thereto as of the date of this Agreement.  Part 2.27(b) of the Disclosure Schedule sets forth an accurate and complete list of (i) the Acquired Companies’ top 35 suppliers and service providers by dollar amount of purchases or other payments made by the Acquired Companies during the twelve month period ended September 30, 2016, sorted by highest payments to lowest payments and (ii) the amount of purchases or payments attributable to each such supplier and service provider per calendar quarter during the twelve month period ended September 30, 2016.  Part 2.27(c) of the Disclosure Schedule sets forth an accurate and complete list of deposits made by the Acquired Companies to all of their suppliers as of the date of this Agreement.  Since September 30, 2016, no such customer, supplier or service provider listed in Part 2.27 of the Disclosure Schedule has terminated its relationship with any of the Acquired Companies or demanded in writing a material reduction or change in the pricing or other terms of its relationship with any of the Acquired Companies.  None of the Acquired Companies is engaged in any material dispute with any customer, supplier or service provider listed in Part 2.27 of the Disclosure Schedule and, to the Knowledge of the Acquired Companies, no such customer, supplier or service provider intends to terminate, limit or reduce its business relations with any of the Acquired Companies, or materially reduce or adversely change the pricing or other terms of its business with any of the Acquired Companies.

2.28        Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.  Except as set forth in Part 2.28 of the Disclosure Schedule, no Person is or may become entitled to receive any fee or other amount from any of the Acquired Companies for professional services performed or to be performed in connection with the Transactions.

2.29                        Selling Parties.

(a)                                 Capacity.  Each Selling Party has the capacity and financial capability to comply with and perform all of such Selling Party’s covenants and obligations under each of the Transactional Agreements to which such Selling Party is or will become a party.

(b)                                 Ability to Perform.  No Selling Party:

(i)                                    has, at any time, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against such Selling Party, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of such Selling Party’s assets, (D) admitted in writing such Selling Party’s inability to pay such Selling Party’s debts as they become due, or (E) taken or been the subject of any action that may have an adverse effect on such Selling Party’s ability to comply with or perform any of such Selling Party’s covenants or obligations under any of the Transactional Agreements; or

(ii)                                is subject to any Governmental Order that would have an adverse effect on such Selling Party’s ability to comply with or perform any of such Selling Party’s covenants or obligations under any of the Transactional Agreements.

(c)                                  No Proceedings.  There is no Legal Proceeding pending, and no Person has threatened in writing, or to the Knowledge of each Selling Party, otherwise threatened, to commence any Legal Proceeding, that would have an adverse effect on the ability of any Selling Party to comply with or perform any of such Selling Party’s covenants or obligations under any of the Transactional Agreements.

2.30                        Full Disclosure.  To the Knowledge of the Selling Parties and the Acquired Companies, this Agreement (including the Disclosure Schedule) does not:  (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.                                      REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Selling Parties as follows:

3.1                               Due Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Purchaser has full corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used, and is in good standing under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted would have a material adverse effect on Purchaser’s ability to consummate the Transactions and to perform the Purchaser’s obligations under the Agreement.

3.2                               Non-Contravention; Consents.

(a)                                 Non-Contravention.  Neither:  (i) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements by the Purchaser; nor (ii) the consummation of the Transactions, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of:  (A) any of the provisions of the certificate of incorporation or bylaws of the Purchaser; (B) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Purchaser; (C) any provision of any material contract to which the Purchaser is bound; or (D) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which the Purchaser is subject.

(b)                                 Consents.  Except for any applicable filings required to be made by the Purchaser, notices required to be given by the Purchaser or Consents required to be obtained by the Purchaser, in each case from any Governmental Body in connection with the Transactions, the Purchaser will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with:  (i) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements; or (ii) the consummation of the Transactions.

3.3                               Authority; Binding Nature of Agreement.  The Purchaser has the corporate power and authority to enter into and perform its obligations under this Agreement and under each other Transactional Agreement to which the Purchaser is or will become a party; and the execution, delivery and performance by the Purchaser of this Agreement and of each Transactional Agreement have been duly authorized by all necessary action on the part of the Purchaser and its board of directors.  No vote of the Purchaser’s stockholders is needed to approve the Transactions.  This Agreement and each other Transactional Agreement to which the Purchaser is a party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

3.4                               Legal Proceedings.  There is no pending Legal Proceeding and, to the knowledge of the Purchaser, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

3.5                               Investment Purpose; Accredited Investor Status.  The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities Laws.  The Purchaser can bear the economic risk of its investment in the Shares, has knowledge and experience in financial business matters, is capable of bearing and managing the risk of investment in the Shares and is an “accredited investor” as defined in Regulation D under the Securities Act.

3.6                               Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

4.                                      CERTAIN PRE-CLOSING COVENANTS

4.1                               Conduct of the Business.

(a)                                 From the date hereof until the Closing or the earlier termination of this Agreement, the Acquired Companies shall use their commercially reasonable efforts to carry on their respective businesses, in the ordinary course of business and substantially in the same manner as previously conducted, except to the extent the Purchaser shall have otherwise consented in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)                                 Without limiting the generality of the foregoing, from the date hereof until the Closing or the earlier termination of this Agreement, except as expressly provided for by this Agreement, required by law or consented to by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Acquired Companies shall not:

(i)                                    engage in any action that would reasonably be expected to have or result in a Material Adverse Effect;

(ii)                                declare, accrue, set aside or pay any dividend or make any other distribution in respect of any Shares of their respective capital stock or other securities;

(iii)                            repurchase, redeem or otherwise reacquire any of their respective Shares of capital stock or other securities, other than from (A) the Optionholders pursuant to the Option Cancellation and (B) former employees, directors and consultants pursuant to existing restricted stock purchase agreements or stock option agreements mandating the repurchase of such securities in connection with their termination of service to any of the Acquired Companies;

(iv)                             sell, issue, grant or authorize the sale, issuance or grant of:  (A) any capital stock or other security or derivative thereof; (B) any option, call, warrant or right to acquire any capital stock or other security or any derivative of any of the foregoing (other than pursuant to the exercise of any existing Options, if exercised); or (C) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of such capital stock) or other security;

(v)                                 amend or waive any of its rights under, or permit the acceleration of vesting under, any restricted stock agreement;

(vi)                             amend any of the Charter Documents of any of the Acquired Companies, or effect or be a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vii)                         make any capital expenditure which, when added to all other capital expenditures made from the date hereof until the Closing or the earlier termination of this Agreement on behalf of any of the Acquired Companies, exceeds $15,000;

(viii)                     amend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract (as defined in Section 2.12(a));

(ix)                             (i) acquire, lease or license any right or other asset from any other Person:  (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person; or (iii) waive or relinquish any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices of the Acquired Companies;

(x)                                 write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000 with respect to a single matter, or in excess of $100,000 in the aggregate;

(xi)                             make any pledge of any of its assets or otherwise permit any of its assets, including any Intellectual Property Rights or Software, to become subject to any Encumbrance (other than non-exclusive licenses of Acquired Companies IP granted in the ordinary course of business), except for (A) pledges of immaterial assets made in the ordinary course of business and consistent with the past practices of the Acquired Companies, (B) current pledges, and (C) Permitted Liens;

(xii)                         lend money to any Person (other than pursuant to routine and reasonable travel advances made to current employees of the Acquired Companies in the ordinary course of business); or incur or guarantee any indebtedness for borrowed money, except for any existing indebtedness;

(xiii)                     establish, adopt or amend any Acquired Companies Employee Plan;

(xiv)                      make any bonus, profit-sharing or similar payment to, or increase the amount of wages, salary, bonus, commissions, benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, any of its directors, officers or employees, except (a) in the ordinary course of business in respect of employees with annual compensation not exceeding $75,000 or (b) as set forth in Part 4.1(b)(xiv) of the Disclosure Schedule;

(xv)                          other than with respect to non-officer employees and in the ordinary course of business and consistent with past practices, hire any new employee;

(xvi)                      enter into, terminate or amend any compensatory agreement or arrangement with any Acquired Companies Employee;

(xvii)                  discharge any Encumbrance or discharge or pay any indebtedness or other liability or obligation, except for accounts payable that (i) are reflected as current liabilities in the “liabilities” column of the Unaudited Interim Balance Sheet or have been incurred by it since the Unaudited Interim Balance Sheet Date in the ordinary course of business and consistent with past practices and (ii) are discharged or paid in the ordinary course of business and consistent with past practices;

(xviii)              change any of its methods of accounting or accounting practices in any respect, except as required by GAAP;

(xix)                      make, change or rescind any Tax election, adopt or change an accounting method in respect of Taxes, enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or comprise a claim, notice, audit report or assessment in respect of Taxes, consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, surrender any claim for a refund of Taxes or file any Tax Return other than one prepared in accordance with past practice;

(xx)                          commence, compromise, resolve or settle any Legal Proceeding;

(xxi)                      enter into any material transaction or take any other material action, including waiving any rights of material value, outside the ordinary course of business or inconsistent with its past practices;

(xxii)                  enter into a contract imposing any significant geographic restrictions upon the ability of the Company to freely engage in their businesses anywhere in the world or materially limiting their right to compete in any line of business;

(xxiii)              enter into any agreement, arrangement or transaction with any of its corporate directors or officers (or with any relative, beneficiary, spouse or Affiliate of such Persons), other than as expressly contemplated by this Agreement;

(xxiv)               sell, transfer, lease, license, grant, waive or relinquish any right with respect to any Acquired Companies IP or enter into or permit any Acquired Companies IP to become bound by any Contract, in each case, other than in the ordinary course of business and consistent with its past practices;

(xxv)                   fail to (i) maintain all Acquired Companies IP, including Registered IP, except in each case if, prior to any deadline to maintain or enforce any such Acquired Companies IP, such Acquired Company who owns or purports to own such Acquired Companies IP has provided reasonable prior written notice of, and consulted in good faith with, the Purchaser with respect thereto or (ii) provide the Purchaser, if requested, with any information related to any filing, payment or action for any Registered IP; or

(xxvi)               agree or commit to do any of the foregoing.

4.2                               Access to Books and Records.  From the date hereof until the Closing or the earlier termination of this Agreement, subject to Section 7.1, the Acquired Companies shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with commercially reasonable access, during normal business hours and upon reasonable notice, to the offices, properties, personnel, books and records of the Acquired Companies in order for the Purchaser to effect a smooth transition of the Company to the Purchaser; provided, however, that (a) such access shall not unreasonably interfere with the business operations of the Acquired Companies and (b) nothing herein shall require the Acquired Companies to provide access to, or to disclose any information to, the Purchaser or any of Purchaser’s Representatives if such access or disclosure, in the good faith reasonable belief of the Acquired Companies, (x) would waive any legal privilege or (y) would be in violation of applicable laws or regulations of any Governmental Body (including competition laws) or the provisions of any agreement to which any of the Acquired Companies is party.  The Purchaser acknowledges that it remains bound by the Confidentiality Agreement, dated as of April 21, 2016, for the benefit of the Acquired Companies (the “Confidentiality Agreement”); provided, however, that the Purchaser and the Purchaser’s Representatives may provide certain required information about the Acquired Companies in filings with the U.S. Securities and Exchange Commission to the extent required in connection with the Transaction, under the Securities Act or otherwise.  Except as set forth in the proviso to the prior sentence, all information provided or obtained in connection with the transactions contemplated hereby will be held by the Purchaser in accordance with the Confidentiality Agreement.  The Confidentiality Agreement shall terminate automatically, without any action by any party, upon the Closing.  In the event of a conflict or inconsistency between the terms hereof and the Confidentiality Agreement, the terms hereof will govern.

4.3                               Exclusive Dealing.  During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 7.1, the Acquired Companies shall ensure that none of the Acquired Companies or their authorized representatives directly or indirectly solicit, initiate or engage in discussions or negotiations or enter into an agreement with, provide any information to or otherwise encourage any Person (other than the Purchaser and the Purchaser’s Representatives) concerning any purchase and sale of the Acquired Companies Interests, any merger involving the Acquired Companies, any purchase and sale of all or substantially all of the assets of the Acquired Companies or any similar transaction involving the Acquired Companies.

4.4                               Consents.  The Acquired Companies shall, prior to the Closing, use best efforts to obtain all actions, consents, approvals or waivers and deliver any notices required to be made and given in connection with the consummation of the transactions contemplated by this Agreement pursuant to any applicable law or contract, or otherwise, provided, however, that, notwithstanding anything contained herein to the contrary, in no event shall the Acquired Companies or the Selling Parties be required to pay any monies to the counterparty (other than administrative costs and reasonable legal fees and payments required by the contract under which consent is being sought) to obtain such actions, consents, approvals or waivers prior to or after the Closing that are not reimbursed by the Purchaser (with any such reimbursement being subject to the Purchaser’s prior written approval), and provided, further, that the mere failure to obtain any such actions, consents, approvals or waivers shall not in and of itself be deemed a breach of this covenant. The Purchaser shall use best efforts to assist the Acquired Companies in obtaining each action, consent, approval or waiver and delivering any notices required to be made and given.

4.5                               401(k) Plan. If requested in writing by the Purchaser, the US Company shall adopt board resolutions, in a form acceptable to the Purchaser, to terminate the Ateb, Inc. 401(k) Plan, any successor plan and any other 401(k) plan maintained by the US Company (the “US Company 401(k) Plan”) effective as of immediately prior to the Closing.  If such termination of the US Company 401(k) Plan is required by the Purchaser pursuant to the preceding sentence, prior to the Closing, the US Company shall have provided the Purchaser with evidence satisfactory to the Purchaser that the board of directors of the US Company has adopted such resolutions regarding the termination of the US Company 401(k) Plan effective immediately prior to the Closing.  If such termination of the US Company 401(k) Plan is required by the Purchaser, the Purchaser agrees to permit the in-kind rollover of any participant plan loans outstanding under the US Company 401(k) Plan to the Purchaser’s 401(k) plan to the extent a participant seeks to roll over his or her US Company 401(k) Plan account, and to the extent permitted by the Purchaser’s 401(k) plan.

4.6                               Patent, Trademark and Domain Filings. From the date hereof until the Closing or the earlier termination of this Agreement, the Selling Parties shall, and shall cause the Acquired Companies at Selling Parties’ expense to, use commercially reasonable efforts to make all necessary filings with the United States Patent and Trademark Office and with the registries and other recording Governmental Bodies in all applicable foreign jurisdictions to ensure that the Acquired Companies shall be identified in the records of the applicable Governmental Body as a current owner of record, without break in chain of title, of each item of Registered IP, free and clear of all Encumbrances. Prior to Closing Date, the Acquired Companies shall, at Acquired Companies’ expense, execute all documents, papers, forms and authorizations, and take such other actions as are necessary in accordance with the procedures of the applicable internet domain names registrars to effectuate and evidence ownership and control (including administrative and technical access) in the Acquired Companies of all domain names registered for use by the Acquired Companies.

4.7                               Notice Requirement. From the date hereof until the Closing or the earlier termination of this Agreement, the Selling Parties shall, and shall cause the Acquired Companies at Selling Parties’ expense to, use commercially reasonable efforts to provide notice to all applicable parties in accordance with Schedule 4.7.

4.8                               Financial Information.  From the date hereof until the Closing or the earlier termination of this Agreement, the Selling Parties shall cause the Acquired Companies to deliver to the Purchaser any financial reports or other financial information with respect to the operations of the Acquired Companies prepared by any Acquired Company and made available to the Board and/or senior management of any Acquired Company (it being understood and agreed that such reports and information will be (A) delivered to the Purchaser in the same form as that made available to, and substantially concurrently with making available to (but in any event no later than thirty (30) days after the end of each calendar quarter), the Board and/or senior management of any Acquired Company and (B) subject to the Confidentiality Agreement).

5.                                      CONDITIONS TO CLOSING

5.1                               Conditions to the Obligations of the Selling Parties and the Acquired Companies. The obligations of the Selling Parties and the Acquired Companies to consummate the Transactions are subject to the satisfaction of the following conditions as of the Closing Date, any one or more of which may be waived by the Acquired Companies:

(a)                                 The representations and warranties set forth in Article 3 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though then made (other than those representations and warranties that address matters as of particular dates which shall be true and correct in all material respects at and as of such particular dates);

(b)                                 The Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)                                  No writ, judgment, decree, injunction or similar order shall have been entered or issued by any court of competent jurisdiction which would prevent the performance of this Agreement or the consummation of any material part of the Transactions, declare void or unlawful the Transactions or cause such Transactions to be rescinded;

(d)                                 [intentionally omitted];

(e)                                  The Selling Parties and the Acquired Companies, as applicable, shall have received from the Purchaser the deliverables set forth in Section 1.4(c);

(f)                                   The Purchaser shall have delivered to the Acquired Companies a certificate in the form set forth in Exhibit C, dated the Closing Date, stating that the preconditions specified in subsections (a) and (b) above have been satisfied; and

(g)                                 The Purchaser shall have delivered to the Acquired Companies certified copies of the resolutions duly adopted by the board of directors of the Purchaser authorizing its execution, delivery and performance of the Transactional Agreements to which the Purchaser is a party, and the consummation of all of the Transactions.

5.2                               Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to consummate the Transactions is subject to the satisfaction of the following conditions as of the Closing Date, any one or more of which may be waived by the Purchaser:

(a)                                 The representations and warranties set forth in Article 2 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though then made (other than those representations and warranties that address matters as of particular dates which shall be true and correct in all material respects at and as of such particular dates);

(b)                                 The Selling Parties and the Acquired Companies shall have performed in all material respects all of the covenants and agreements required to be performed by each of them under this Agreement at or prior to the Closing;

(c)                                  No writ, judgment, decree, injunction or similar order or notice shall have been entered or issued by any court of competent jurisdiction which would prevent the performance of this Agreement or the consummation of any material part of the Transactions, declare void or unlawful the Transactions or cause such Transactions to be rescinded, and there shall not have been commenced any Legal Proceeding brought by any Governmental Body involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement;

(d)                                 Since the date of this Agreement, there shall not have occurred a Material Adverse Effect;

(e)                                  The Acquired Companies shall have terminated the Amended and Restated Buy-Sell Agreement, dated as of July 31, 2010, by and among the undersigned stockholders thereto along with any other stockholder of the US Company and the US Company and the Shareholder Voting and Come Along Agreement, dated as of July 31, 2010, by and among the undersigned stockholders thereto along with any other stockholder of the US Company and the US Company;

(f)                                   Each of the Acquired Companies Employees listed on Schedule 5.2(f) (the “Key Employees Schedule”) shall have accepted an employment offer of the Purchaser, shall have executed a Non-Competition Agreement and an Offer Letter with the Purchaser and shall be available for work as of the Closing Date. At least eighty percent (80%) of the Acquired Companies Employees not listed on the Key Employees Schedule who are employed with one of the Acquired Companies as of the date hereof shall continue to be employed by such Acquired Company and shall not have indicated their intent to terminate their employment with such Acquired Company;

(g)                                 The Purchaser shall have received from the Acquired Companies and the Selling Parties, as applicable, the deliverables set forth in Section 1.4(b);

(h)                                 Each of the Acquired Companies shall have delivered to the Purchaser each of the following:

(i)                                    a certificate in the form set forth in Exhibit D (the “Company Closing Certificate”), dated the Closing Date, stating that the preconditions specified in subsections (a), (b), (d) and the second sentence of (f) above, as they relate to such Acquired Companies delivering the certificate, have been satisfied;

(ii)                                a certificate of the Selling Parties in the form set forth in Exhibit E (the “Seller Closing Certificate” and, together with the Company Closing Certificate, the “Closing Certificates”), dated the Closing Date, stating that the preconditions specified in subsections (a) and (b) above, as they relate to such Selling Parties delivering the certificate, have been satisfied;

(iii)                            at least two (2) Business Days prior to the Closing Date, appropriate payoff letters, together with evidence of arrangements to deliver UCC-3 termination statements or similar documents evidencing the termination of all liens, security interests, mortgages and other encumbrances held by the lenders under the Closing Indebtedness, including specifications in such payoff letter that promptly following payment of such amount, such Person will release all security interests and encumbrances with respect to such indebtedness and terminate the underlying loan agreements and any associated guarantees, and appropriate invoices or other similar documentation, if applicable, in respect of all Transaction Expenses and Change of Control Payments to be paid at Closing pursuant to Section 1.4(b)(iii); and

(iv)                             certified copies of the resolutions duly adopted by the board of directors of each of the Acquired Companies authorizing its execution, delivery and performance of the Transactional Agreements to which each of the Acquired Companies is a party, and the consummation of all the Transactions contemplated hereby and thereby;

(i)                                    The Purchaser shall have received evidence satisfactory to the Purchaser that each of Ateb Properties LLC and Ateb Holdings LLC has changed its corporate name to a name that does not include the word “Ateb” or any variation thereof; and

(j)                                    The Amended Lease, dated as of November 28, 2016, for the Leased Property at 11125 Forest Pines Drive, Raleigh, North Carolina and the subordination and non-disturbance agreement executed by the landlord and the lender of such Leased Property shall remain in full force and effect, without amendment thereto.

5.3                               Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in this Article 5 to be satisfied if such failure was caused by such party’s material breach of its obligations and covenants under this Agreement.

6.                                      OTHER COVENANTS OF THE PARTIES

6.1                               Announcements.  From and after the date of this Agreement, except as expressly contemplated by this Agreement, the Acquired Companies and the Selling Parties shall not (and shall ensure that none of their respective Representatives prior to and as of the Closing) issue any press release or make any private or public statement or disclosure of any kind, including, without limitation, any disclosures or acknowledgements on social media or private conversations (except for customary disclosure to such parties’ lawyers, accountants or advisers or as customarily included in tax returns) regarding (or otherwise disclose to any Person the existence or terms of or parties to) this Agreement or the Transactions, without the Purchaser’s prior written consent. For the avoidance of doubt, Purchaser may issue press releases or make other public filings announcing the Transactions and the execution of this Agreement (in which case the Purchaser shall use its reasonable best efforts to allow the Acquired Companies reasonable time to comment on any press release first communicating the signing or closing of the Transactions in advance of such issuance (but not later communications or any other disclosures or filings)).

6.2                               Confidentiality.  From and after the date of this Agreement, except as expressly contemplated by this Agreement, the Acquired Companies and the Selling Parties shall (and shall ensure that their respective Representatives prior to and as of the Closing) keep strictly confidential the existence and terms of this Agreement (except for customary disclosure to such parties’ lawyers, accountants or advisers), including the parties hereto, and comply with the terms of the Confidentiality Agreement.

6.3                               Employee Matters.

(a)                                 During the period commencing on the Closing Date and ending on the date which is twelve (12) months following the Closing Date, the Purchaser shall and shall cause each of the Acquired Companies to continue to provide all of the continuing employees of the Acquired Companies where the continuation of employment shall, at all times, be at the sole discretion of the Purchaser (the “Continuing Employees”) with: (i) base salary or hourly wages; (ii) target bonus opportunities (excluding equity-based compensation), if any; and (iii) retirement and welfare benefits, except for any 401(k) plan matching program of the Acquired Companies; which, taken as a whole, are no less favorable to the Continuing Employees than the (i) base salary or hourly wages; (ii) target bonus opportunities (excluding equity-based compensation), if any; and (iii) retirement and welfare benefits, except for any 401(k) plan matching program of the Acquired Companies.

(b)                                 With respect to any employee benefit plan maintained by the Purchaser (“Purchaser Benefit Plan”) in which any Continuing Employees may or will participate effective as of the Closing Date, the Purchaser shall, or shall cause the Acquired Companies to, use commercially reasonable efforts to recognize all service of the Continuing Employees with the Acquired Companies as if such service were with the Purchaser, for vesting, eligibility and level of benefit purposes in any Purchaser Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits, (y) such service was not recognized under the corresponding Acquired Companies benefit plan or (z) such service shall not be recognized for purposes of determining any accrued benefit under any defined benefit pension plan.

(c)                                  With respect to the welfare plans, programs and arrangements maintained, sponsored or contributed to by the Purchaser (the “Purchaser Welfare Plans”) in which a Continuing Employee may be eligible to participate on or after the Closing Date, (i) the Purchaser shall use commercially reasonable efforts to waive, or cause its insurance carrier to waive, any limitations on benefits relating to pre-existing conditions (if any) with respect to participation and coverage requirements applicable to Continuing Employees under the Purchaser Welfare Plans (other than any life insurance arrangement or long-term disability insurance arrangement that is not fully paid for by the Purchaser) to the same extent such limitations are waived under the comparable plans of the Acquired Companies, if any and (ii) the Purchaser shall use commercially reasonable efforts to waive any eligibility waiting periods, evidence of insurability and actively-at-work requirements to the extent applicable.

(d)                                 The employment-related terms regarding benefits and obligations in this Section 6.3 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and shall not confer upon any other Person any rights or remedies of any nature whatsoever.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  Notwithstanding the provisions of this Section 6.3, the parties hereto acknowledge and agree that such terms shall not create any right in any employee or any other Person to any continued employment with the Acquired Companies, the Purchaser or any of their respective affiliates or compensation or benefits of any nature or kind whatsoever.

6.4                               Director and Officer Indemnification and Insurance.

(a)                                 The Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by the Acquired Companies now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Acquired Companies, as provided in the Charter Documents of the Acquired Companies, in each case existing on the date of this Agreement for the period prior to and ending upon the Closing, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)                                 Prior to the Closing, the Acquired Companies shall, at the Selling Parties’ sole cost and expense, obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Acquired Companies, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) (“D&O Tail Policy”).

(c)                                  The obligations of the Acquired Companies under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.4 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.4 applies shall be third-party beneficiaries of this Section 6.4, each of whom may enforce the provisions of this Section 6.4).

(d)                                 In the event the Purchaser, the Acquired Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Purchaser or the Acquired Companies, as the case may be, shall assume all of the obligations set forth in this Section 6.4.

6.5                               Use of Names.  From and after Closing, each Selling Party covenants and agrees that (a) it shall not contest the validity or ownership of any trade name of any Acquired Company, any trademark or service mark listed in Part 2.11(b) of the Disclosure Schedule or any domain name of any Acquired Company and (b) it shall not adopt, use or employ any trade name of any Acquired Company, any trademark or service mark listed in Part 2.11(b) of the Disclosure Schedule or any domain name of any Acquired Company (or, in each of the preceding cases, any variation or derivative thereof) or any name, mark or domain name that is confusingly similar thereto.

6.6                               Disclaimers of Other Representations and Warranties.

(a)                     THE PURCHASER ACKNOWLEDGES AND AGREES THAT NONE OF THE ACQUIRED COMPANIES, THE SELLING PARTIES AND THE STOCKHOLDERS’ AGENT, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, MANAGERS, EMPLOYEES, OFFICERS, DIRECTORS OR STOCKHOLDERS HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE ACQUIRED COMPANIES OR THEIR SUBSIDIARIES OR THE BUSINESS OF THE ACQUIRED COMPANIES OR THEIR SUBSIDIARIES, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 2, IN THE DISCLOSURE SCHEDULE, AND IN THE CLOSING FINANCIAL CERTIFICATE AND CERTIFICATES REQUIRED BY SECTION 5.2(h).

(b)                                 The Purchaser acknowledges and agrees that, without limiting the generality of the foregoing, none of the Acquired Companies, the Selling Parties and the Stockholders’ Agent,

or any of their respective representatives, members, managers, employees, officers, directors or stockholders has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Acquired Companies made available to the Purchaser, including due diligence or “data room” materials, or in any presentation concerning the business of the Acquired Companies by management and/or owners of any of the Acquired Companies, the Selling Parties or others in connection with the Transactions or otherwise, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder.  The Purchaser acknowledges and agrees that, any cost estimates, projections or other predictions, data, financial information, memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by any of the Acquired Companies, the Selling Parties and the Stockholders’ Agent or any of the representatives, members, managers, employees, officers, directors, stockholders or Affiliates of any of them, including any information relating to Tax matters, are not and shall not be deemed to be or to include representations or warranties of any of the foregoing or any other Person.

7.                                      TERMINATION

7.1                               Termination.  This Agreement may be terminated in writing at any time prior to the Closing:

(a)                                 by the mutual consent of the Purchaser and the Stockholders’ Agent;

(b)                                 by the Purchaser, if there has been a material violation or breach by any of the Acquired Companies or any of the Selling Parties of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing and such violation or breach has not been waived by the Purchaser or, in the case of a covenant breach, cured by such Acquired Company or Selling Parties, as applicable, within fifteen (15) days after written notice thereof to such Acquired Company or Selling Parties from the Purchaser;

(c)                                  by the Stockholders’ Agent, if there has been a material violation or breach by the Purchaser of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Acquired Companies or the Selling Parties at the Closing and such violation or breach has not been waived by the Stockholders’ Agent or cured by the Purchaser within fifteen (15) days after written notice thereof to the Purchaser from the Stockholders’ Agent;

(d)                                 by the Stockholders’ Agent, on the one hand, or the Purchaser, on the other hand, if (i) the Transactions shall violate any writ, judgment, decree, injunction or similar order of any court of competent jurisdiction or Governmental Body, in each case, that shall have become final and nonappealable or (ii) there shall be any law, statute, rule or regulation adopted or enacted by any Governmental Body after the date hereof which makes the Transactions illegal or otherwise prohibited;

(e)                                  by the Purchaser if the U.S. Federal Trade Commission or the U.S. Department of Justice imposes any Antitrust Restraint; or

(f)                                   by the Purchaser or the Stockholders’ Agent, if the transactions contemplated hereby have not been consummated by February 28, 2017;

provided, however, that notwithstanding the foregoing, neither party shall have the right to terminate this Agreement pursuant to this Section 7.1 if such party or one of its Affiliates is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

7.2                               Effect of Termination.  In the event of termination of this Agreement by the Purchaser or the Stockholders’ Agent as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 7.2, Article 10 and the Confidentiality Agreement each of which shall survive the termination of this Agreement), and there shall be no liability on the part of any of the Purchaser, the Acquired Companies or the Selling Parties (or any of their respective Affiliates, officers, directors or members) to one another with respect to such termination, except for any willful breaches of the covenants or agreements of this Agreement or any other willful breaches of the representations or warranties contained in Article 2 and Article 3 of this Agreement at or prior to the time of such termination.

8.                                      INDEMNIFICATION, ETC.

8.1                               Survival of Representations, Etc.

(a)                                 General Survival.  Subject to Section 8.1(b), Section 8.1(c) and Section 8.1(e),  the representations and warranties of the Acquired Companies and the Selling Parties in this Agreement and the Closing Certificates (in each case other than the Specified Representations and the Fundamental Representations and the representations related thereto in the Closing Certificates) and the representations and warranties regarding Change of Control Payments and Transaction Expenses in the Closing Financial Certificate (it being understood that other representations and warranties in the Closing Financial Certificate will be addressed pursuant to Section 1.5) shall survive the Closing (and any later sale, transfer or other disposition of any or all of the Shares by the Purchaser) and shall terminate and expire at the close of business on the date eighteen (18) months following the Closing Date (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Indemnitee delivers to the Stockholders’ Agent a written notice pursuant to Section 8.6 asserting a good faith claim for recovery under Section 8.2 (a “Claim Notice”), then the representation, warranty or covenant that is the basis for such claim asserted in such notice (including the right to initiate a Legal Proceeding in accordance with the procedures in Section 8.6) shall survive the Termination Date solely for purposes of the resolution of such claim until such time as such claim is fully and finally resolved.

(b)                                 Specified Representations. Notwithstanding anything to the contrary contained in Section 8.1(a) or Section 8.1(c), but subject to Section 8.1(e), the Specified Representations (and the representations related thereto in the Closing Certificates) shall survive the Closing (and any later sale, transfer or other disposition of any or all of the Shares by the Purchaser) and shall terminate and expire at the close of business on the date that is three (3) years following the Closing Date (the “Specified Reps Termination Date”); provided, however, that if, at any time prior to the Specified Reps Termination Date, any Indemnitee delivers to the Stockholders’ Agent a good faith Claim Notice, then the Specified Representation that is the basis for such claim asserted in such notice (including the right to initiate a Legal Proceeding in accordance with the procedures in Section 8.6) shall survive the Specified Reps Termination Date solely for purposes of the resolution of such claim until such time as such claim is fully and finally resolved.

(c)                                  Fundamental Representations and Covenants.  Notwithstanding anything to the contrary contained in Section 8.1(a) or Section 8.1(b), but subject to Section 8.1(e), the Fundamental Representations and the covenants of the Acquired Companies, the Selling Parties and the Stockholders’ Agent, including the covenants described in Article 9, and the representations related to each of the foregoing in the Closing Certificates, shall survive the Closing (and any later sale, transfer or other disposition of any or all of the Shares by the Purchaser) and shall not terminate and expire until the date that is sixty (60) days after the expiration of the applicable statutes of limitations (including any extensions thereof) applicable to a third party claim, or to a Governmental Body bringing a Legal Proceeding, that, if successful, would constitute an inaccuracy in or breach of such Fundamental Representation as of the date of this Agreement or as of the Closing, or, in the case of the covenants of the Acquired Companies, the Selling Parties and the Stockholders’ Agent, upon the expiration of the applicable statute of limitations; provided, however, that if, at any time prior to the expiration date referred to in this sentence, any Indemnitee delivers to the Stockholders’ Agent a good faith Claim Notice, then the Fundamental Representation or covenant that is the basis for such claim asserted in such notice (including the right to initiate a Legal Proceeding in accordance with the procedures in Sections 8.6) shall survive the applicable expiration date referred to in this sentence solely for purposes of the resolution of such claim until such time as such claim is fully and finally resolved.

(d)                                 Purchaser Representations.  All representations and warranties made by the Purchaser shall terminate and expire as of the Closing, and any liability of the Purchaser with respect to such representations and warranties shall thereupon cease.

(e)                                  Fraud.  Notwithstanding anything to the contrary contained in Section 8.1(a), Section 8.1(b), Section 8.1(c) or Section 8.1(d), the limitations set forth in Sections 8.1(a), 8.1(b), 8.1(c) and 8.1(d) shall not apply in the case of claims arising out of or based upon Fraud.

(f)                                   Specific Indemnities.  Notwithstanding anything herein to the contrary, the obligation of the Selling Parties to hold harmless and indemnify the Indemnitees pursuant to Section 8.2(a)(v) and Section 8.2(a)(vi) shall survive the Closing and the consummation of the Transactions until the close of business on the date that is three (3) years following the Closing Date; provided, however, that if, at any time prior to the expiration date referred to in this sentence, any Indemnitee delivers to the Stockholders’ Agent a good faith Claim Notice, then the matter that is the basis for such claim asserted in such notice (including the right to initiate a Legal Proceeding in accordance with the procedures in Sections 8.6) shall survive the applicable expiration date referred to in this sentence solely for purposes of the resolution of such claim until such time as such claim is fully and finally resolved.

(g)                                 Representations Not Limited.  The representations, warranties, covenants and obligations of the Acquired Companies and the Selling Parties, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(h)                                 Disclosure Schedule.  For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Acquired Companies and the Selling Parties in this Agreement.

8.2                               Indemnification.

(a)                                 Indemnification.  From and after the Closing (but subject to Section 8.1) and subject to the terms of this Article 8, each of the Selling Parties (collectively, the “Indemnitors”), severally and pro rata in accordance with the Pro Rata Basis set forth opposite their respective names on the Selling Parties Allocation Schedule, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages to the extent suffered or incurred by any of the Indemnitees or to the extent any of the Indemnitees otherwise become subject (regardless of whether or not such Damages relate to any Third-Party Claim) and which arise from or as a result of, or are connected with:

(i)                                    any inaccuracy in or breach of any representation or warranty (in each case other than the Specified Representations and the Fundamental Representations) (A) made by the Acquired Companies in Article 2 of this Agreement or in the Disclosure Schedule related thereto (except to the extent related to the Specified Representations and the Fundamental Representations) (1) as of the date of this Agreement or (2) as of the Closing, as if made on and as of the Closing; (B) regarding Change of Control Payments and Transaction Expenses set forth in the Closing Financial Certificate; (C) made by a Selling Party in Article 2 of this Agreement or in the Disclosure Schedule related thereto (1) as of the date of this Agreement or (2) as of the Closing, as if made on and as of the Closing; or (D) in the Closing Certificates (except to the extent related to the Specified Representations and the Fundamental Representations), in each of (A), (B), (C) and (D), without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement;

(ii)                                any inaccuracy in or breach of any Specified Representations (A) made by the Acquired Companies in Article 2 of this Agreement or in the Disclosure Schedule related thereto (1) as of the date of this Agreement or (2) as of the Closing, as if made on and as of the Closing: (B) made by a Selling Party in Article 2 of this Agreement or in the Disclosure Schedule related thereto (1) as of the date of this Agreement or (2) as of the Closing, as if made on and as of the Closing; or (C) to the extent contained in the Closing Certificates, in each of (A), (B) and (C), without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement;

(iii)                            any inaccuracy in or breach of any Fundamental Representations (A) made by the Acquired Companies in Article 2 of this Agreement or in the Disclosure Schedule related thereto (1) as of the date of this Agreement or (2) as of the Closing, as if made on and as of the Closing: (B) made by a Selling Party in Article 2 of this Agreement or in the Disclosure Schedule related thereto (1) as of the date of this Agreement or (2) as of the Closing, as if made on and as of the Closing; or (C) to the extent contained in the Closing Certificates, in each of (A), (B) and (C), without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement;

(iv)                             any breach of any covenant or obligation of the Acquired Companies or any individual Selling Party with respect to a covenant or obligation of the Acquired Companies or such Selling Party in this Agreement, including any covenant described in Article 9;

(v)                                 any matter referred to in Part 8.2(a)(v) of the Disclosure Schedule; or

(vi)                             any matter referred to in Part 8.2(a)(vi) of the Disclosure Schedule.

(b)                                 Damage to Purchaser.  The parties acknowledge and agree that, if any of the Acquired Companies suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation or warranty by, or covenant or obligation of, the Acquired Companies and the Selling Parties, then (without limiting any of the rights of any of the Acquired Companies as an Indemnitee) the Purchaser shall also be deemed, by virtue of its ownership of the stock of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

8.3                               Limitations.

(a)                                 Deductible.  Without limiting the effect of any other limitation set forth in this Article 8, the indemnification provided for in Section 8.2(a)(i), Section 8.2(a)(ii) and Section 8.2(a)(v) shall not apply, and the Purchaser shall not be entitled to exercise any indemnification rights under Section 8.2(a)(i), Section 8.2(a)(ii) or Section 8.2(a)(v) of this Agreement, unless the aggregate amount of Damages against which the Purchaser would otherwise be entitled to be indemnified under Section 8.2(a)(i), Section 8.2(a)(ii) or Section 8.2(a)(v) collectively exceeds $203,500 (the “Deductible”), and then only to the extent such Damages exceed the Deductible.

(b)                                 Applicability of Deductible.  The limitations set forth in Section 8.3(a) shall not apply (and shall not limit the indemnification or other obligations of any of the Selling Parties):  (i) in the event of Fraud, subject to Section 8.3(d); or (ii) to any of the matters referred to in subsections “(iii),” “(iv)” and “(vi)” of Section 8.2(a).

(c)                                  Liability Caps.  (A) The maximum aggregate liability of the Indemnitors for indemnification claims under Section 8.2(a)(i) and Section 8.2(a)(vi) shall, in the aggregate, be limited to $4,070,000; (B) the maximum aggregate liability of the Indemnitors for indemnification claims under Section 8.2(a)(i), Section 8.2(a)(vi) and Section 8.2(a)(ii), but only as Section 8.2(a)(ii) relates to Section 2.11(j) or the Disclosure Schedule or Closing Certificates to the extent related to Section 2.11(j), shall, in the aggregate, be limited to $6,105,000; (C) the maximum aggregate liability of the Indemnitors for indemnification claims under Section 8.2(a)(i), Section 8.2(a)(ii), Section 8.2(a)(v) and Section 8.2(a)(vi) shall, in the aggregate, be limited to $10,175,000; and (D) the maximum liability of each Indemnitor for indemnification claims under Article 9 and Section 8.2(a)(i) through Section 8.2(a)(vi), inclusive, shall be limited to a dollar amount equal to the aggregate amount of the Purchase Price actually received by such Indemnitor pursuant to this Agreement; provided, however, none of the foregoing limitations “(A)” through “(D)” shall apply in the case of Fraud by such Indemnitor, in which case recourse shall not be limited, subject to Section 8.3(d). For the avoidance of doubt, the maximum aggregate liability of each Selling Party as an Indemnitor for all indemnification claims under Article 8 shall be limited to the aggregate amount of the Purchase Price actually received by each such Selling Party pursuant to this Agreement; provided, however, such limitation shall not apply in the case of Fraud by such Indemnitor, as to which recourse shall not be limited, subject to Section 8.3(d).

(d)                                 Source of Recovery.  Notwithstanding anything contained herein to the contrary, the Indemnitees’ exclusive source of recovery for all Damages with respect to matters set forth in this Article 8 shall be first from the Escrow Amount (to the extent funds remain in the Escrow Amount and to the extent not previously distributed).  To the extent such payment or reimbursement obligation of the Indemnitors may not be fully recovered from the Escrow Amount, the Indemnitees shall, subject to the limitations set forth in this Article 8, including Section 8.3(c), and the provisions of Section 8.6, be entitled to recover any remaining amounts from the Indemnitors severally and pro rata up to their pro rata share of such Damages in accordance with the Pro Rata Basis set forth opposite their respective names on the Selling Parties Allocation Schedule. Notwithstanding anything contained herein to the contrary, subject to the terms of this Article 8 (including the rights of setoff set forth in Section 8.7), with respect to a claim made by any Indemnitee arising from or as a result of or connected with an inaccuracy in or breach of a representation or warranty or a failure to perform a covenant, in either case, made by a Selling Party with respect to himself or herself in his or her individual capacity (not, for the avoidance of doubt, in such Selling Party’s capacity as an employee, officer or director of the Acquired Companies or as the Stockholders’ Agent) or in respect of Fraud committed by a Selling Party in such Selling Party’s individual capacity (not, for the avoidance of doubt, in such Selling Party’s capacity as an employee, officer or director of the Acquired Companies or as the Stockholders’ Agent), solely with respect to Damages in excess of the Escrow Amount (to the extent funds remain in the Escrow Amount and to the extent not previously distributed) or attainable via setoff rights under Section 8.7, the specific Selling Party shall be solely liable for all such Damages (if any); provided, however, for the avoidance of doubt, the Indemnitee shall not be limited in any manner with respect to access to the Escrow Amount or setoff rights under Section 8.7 by reason of this Section 8.3(d).

(e)                                  Recovery Amongst Selling Parties.  Each of the Indemnitors acknowledges and agrees that, if any recovery for Damages is made from the Escrow Amount, made pursuant to the setoff set forth in Section 8.7 or applied against the Deductible (in any instance that immediately or later causes the Indemnitors to actually indemnify an Indemnitee for Damages due to the application against the Deductible) for an inaccuracy in or breach of a representation or warranty or a failure to perform a covenant, in either case, made by a Selling Party with respect to himself or herself in his or her individual capacity (not, for the avoidance of doubt, in such Selling Party’s capacity as an employee, officer or director of the Acquired Companies or as the Stockholders’ Agent) or in respect of Fraud committed by a Selling Party in such Selling Party’s individual capacity (not, for the avoidance of doubt, in such Selling Party’s capacity as an employee, officer or director of the Acquired Companies or as the Stockholders’ Agent), then each other Indemnitor shall be entitled to reimbursement and/or payment for such Damages recovered from the Escrow Amount, pursuant to the setoff set forth in Section 8.7 or resulting in the depletion of the Deductible from such individual Selling Party (pro rata based upon their pro rata share of such Damages in accordance with the Pro Rata Basis set forth opposite their respective names on the Selling Parties Allocation Schedule), such that such Selling Party bears the total expense of such indemnified Damages related to an inaccuracy in or breach of any representation or warranty made by such individual Selling Party, subject to the limitations set forth in Section 8.3(c).  The Purchaser shall have no obligations to take any actions to enforce the provisions of this Section 8.3(e) and any Damages which the Purchaser may incur as a result of this Section 8.3(e) shall be reimbursed by the Selling Parties on a pro rata basis.

(f)                                   Insurance.  The indemnification provided for in this Article 8 is not intended and shall not be deemed to limit, condition, reduce or supplant the primary availability of any insurance that would be available in the absence of such indemnification, it being agreed that the Purchaser shall use commercially reasonable efforts to utilize insurance coverage for all or part of any Damages under then-current policies to the same extent as it would if such Damages were not subject to indemnification hereunder (which, if commercially reasonable, may include a decision by the Purchaser not to seek to recover any such insurance proceeds).  The amount of any Damages for which any Indemnitee would otherwise be entitled to indemnification under this Article 8 shall be reduced by the amount of insurance proceeds (net of any costs of collection, deductible, retroactive or other premium adjustment, reimbursement obligation or other costs directly related to the insurance claim in respect of Damages and subject to rights of subrogation as applicable) such Indemnitee actually receives in respect of such Damages.  In the event that an Indemnitee receives any such amounts under applicable insurance policies, with respect to any Damages for which any Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (such refund amount to be determined in accordance with the foregoing sentence) shall be promptly paid to the Stockholders’ Agent for further distribution to the Selling Parties, as applicable.

(g)                                 Third Party Indemnity.  The Purchaser shall use commercially reasonable efforts to bring indemnity claims against or otherwise pursue coverage from any third party which has an indemnification or other obligation to the Purchaser with respect to any Damages.  The amount of any Damages for which any Indemnitee would otherwise be entitled to indemnification under this Article 8 shall be reduced by the amount of proceeds (net of any costs of collection or other costs related to the indemnity claim against such third party in respect of Damages and subject to rights of subrogation as applicable) such Indemnitee actually receives from a third party which has an indemnification or other obligation to the Purchaser in respect of such Damages.  Notwithstanding the foregoing, the Purchaser may elect not to comply with the first sentence of this Section 8.3(g), but if it does not so comply, then the amount of any Damages for which any Indemnitee would otherwise be entitled to indemnification under this Article 8 shall be reduced by the amount of any indemnification or other coverage that reasonably would be expected to be recoverable from any such third party which has an indemnification or other obligation to Purchaser with respect to such Damages.  In the event that an Indemnitee receives any such amounts as a result of any such indemnity claim against a third party, with respect to any Damages for which any Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (such refund amount to be determined in accordance with the foregoing sentence) shall be promptly paid to the Stockholders’ Agent for further distribution to the Selling Parties, as applicable.

(h)                                 No Indemnification.  The Indemnitors shall not be liable under Article 8 for any Damages relating to any matter to the extent that (i) the Indemnitees have otherwise been compensated for such Damages pursuant to the provisions of the Working Capital Adjustment under Section 1.5, (ii) such Damages have been accrued or reserved for in the Closing Date Balance Sheet,  (iii) the Indemnitees have recovered for such Damages under another provision of this Agreement, (iv) such matter represents alleged, possible or potential Damages and not Damages actually suffered or (v) such Damages are based upon any alleged (but not actual) inaccuracy in or breach of any of the representations, warranties or covenants of the Acquired Companies, Selling Parties or the Stockholders’ Agent set forth or contained in this Agreement, or any of the agreements, documents and instruments executed and delivered in connection herewith.

8.4                               No Contribution.  Each Indemnitor waives, and acknowledges and agrees that he or she shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any of the Acquired Companies in connection with any indemnification obligation or any other liability to which he will become subject under or in connection with this Agreement or any other agreement or document delivered to the Purchaser in connection with this Agreement.

8.5                               Defense of Third Party Claims.  In the event of the assertion or commencement by any third party of any claim or Legal Proceeding (which for the avoidance of doubt includes any claims or controversies related to Taxes) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Article 8 (a “Third-Party Claim”), the Purchaser shall have the right, at its election, to proceed with the defense of such claim or

Legal Proceeding on its own with counsel reasonably satisfactory to the Stockholders’ Agent.  If the Purchaser so proceeds with the defense of any such claim or Legal Proceeding:

(a)                                 subject to the other provisions of Article 8, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors upon receipt of invoices issued by counsel defending such claim or Legal Proceeding;

(b)                                 each Indemnitor shall make reasonably available to the Purchaser any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(c)                                  the Purchaser shall not have the right to settle, adjust or compromise such Third-Party Claim without the prior written consent of the Stockholders’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

The Purchaser shall give the Stockholders’ Agent prompt notice of the commencement of any such Legal Proceeding against the Purchaser or any of the Acquired Companies; provided, however, that any failure on the part of the Purchaser to so notify the Stockholders’ Agent shall not limit any of the obligations of the Indemnitors under Article 8 unless (i) such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnitors with respect to such Third-Party Claim or the indemnification obligations are materially increased as a result of such failure or (ii) such Claim Notice is not provided within the periods set forth in Section 8.1, in which case no claim may be made by any Indemnitee for indemnification.  If the Purchaser does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders’ Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to the Purchaser; provided, however, that the Indemnitee shall deliver to the Stockholders’ Agent, promptly following the Indemnitee’s receipt thereof, copies of all material notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim and the Stockholders’ Agent may not settle, adjust or compromise any such Third-Party Claim without the prior written consent of the Purchaser (which consent may not be unreasonably withheld, conditioned or delayed).

8.6                               Claims Procedures.  Subject to the provisions of Article 8 and Sections 10.1 and 10.8(c):  any claim for indemnification, compensation or reimbursement pursuant to Article 8 that does not involve a Third-Party Claim shall be made as follows:

(a)                                 If any Indemnitee has or claims in good faith to have incurred or suffered or reasonably believes in good faith it may incur or suffer Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Article 8, such Indemnitee may deliver a Claim Notice to the Stockholders’ Agent.  Each Claim Notice shall:  (i) state that the Indemnitee believes in good faith that the Indemnitee is entitled to indemnification, compensation or reimbursement under Article 8; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee claims to be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b)                                 During the thirty (30) calendar day period commencing upon receipt by the Stockholders’ Agent of a Claim Notice from an Indemnitee (the “Dispute Period”), the Stockholders’ Agent may deliver to the Indemnitee a written response (the “Response Notice”) in which the Stockholders’ Agent:  (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee;

(iii) indicates that no part of the Claimed Amount is owed to the Indemnitee or (iv) indicates that not enough information regarding the validity of the claim have been provided.  If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Stockholders’ Agent’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be which may be or include a lack of information regarding the validity of the claim (any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Indemnitee’s Claim Notice being referred to as the “Contested Amount”).  If a Response Notice is not delivered to the Indemnitee by the Stockholders’ Agent prior to the expiration of the Dispute Period, then the Stockholders’ Agent shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnitee.

(c)                                  If the Stockholders’ Agent in its Response Notice agrees that the full Claimed Amount is owed to the Indemnitee, or if no Response Notice is delivered to the Indemnitee by the Stockholders’ Agent prior to the expiration of the Dispute Period, then within ten (10) Business Days following the expiration of the Dispute Period, the Indemnitors shall pay (pro rata based upon their pro rata share of the Claimed Amount in accordance with the Pro Rata Basis set forth opposite their respective names on the Selling Parties Allocation Schedule)  the Claimed Amount to the Indemnitee pursuant to the terms of this Agreement.

(d)                                 If the Stockholders’ Agent in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee (the “Agreed Amount”), then, within ten (10) Business Days following such notification from the Purchaser, the Indemnitors shall pay (pro rata based upon their pro rata share of the Agreed Amount in accordance with the Pro Rata Basis set forth opposite their respective names on the Selling Parties Allocation Schedule) the Agreed Amount to the Indemnitee pursuant to the terms of this Agreement.

(e)                                  If any Response Notice expressly indicates that there is a Contested Amount, the Stockholders’ Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount.  If the Stockholders’ Agent and the Indemnitee resolve such dispute, such resolution shall be binding on the Stockholders’ Agent, the Indemnitors and such Indemnitee and a settlement agreement stipulating the amount owed to such Indemnitee (the “Stipulated Amount”) shall be signed by such Indemnitee and the Stockholders’ Agent.  Within ten (10) Business Days following such resolution, or such shorter period of time as may be set forth in the settlement agreement, the Indemnitors shall pay (pro rata based upon their pro rata share of the Stipulated Amount in accordance with the Pro Rata Basis set forth opposite their respective names on the Selling Parties Allocation Schedule) the Stipulated Amount to the Indemnitee pursuant to the terms of this Agreement.

(f)                                   In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Indemnitee, on the one hand, and the Stockholders’ Agent, on the other hand, or it is a matter that is subject to a Third-Party Claim), a Legal Proceeding to resolve such dispute may be brought in accordance with Section 10.8(b) (it being understood that there is no time period in which a party is required to do so).

(g)                                 Upon final resolution of the Legal Proceeding to resolve a Claim Notice, within ten (10) Business Days following such resolution, or such shorter period of time as may be set forth in the court’s decision, the Indemnitors shall pay the amount of the award specified in the court’s decision, if any, to the Indemnitee pursuant to the terms of this Agreement.

8.7                               Setoff.  Subject to the other provisions of this Article 8, the Purchaser shall have the right to withhold and deduct any sum that is owed to any Indemnitee under this Article 8 from any amount otherwise payable by any Indemnitee to any Indemnitor pursuant to Section 1.5(d).

8.8                               Treatment of Indemnification Payments. The parties agree that any amount paid to the Purchaser pursuant to this Article 8 shall be treated as a reduction in the consideration payable hereunder for Tax purposes.

8.9                               Remedies. Notwithstanding anything contained herein to the contrary, from and after the Closing and except (a) as provided in Section 6.4 (Director and Officer Indemnification and Insurance), (b)  in the event of Fraud and (c) in connection with any other agreements or documents executed by any of the Stockholders’ Agent, the Selling Parties or their Affiliates in connection with this Agreement or the Transactions (excluding the Closing Certificates and the Closing Financial Certificate), the rights and remedies under this Article 8 are the sole and exclusive remedies of the Indemnitees for monetary relief with respect to this Agreement or its subject matter or arising in connection herewith or with the Transactions, and the Indemnitees expressly waive and release and agree to waive and release any and all other rights or causes of action for monetary relief they may have against the Stockholders’ Agent, the Selling Parties or their Affiliates now or in the future under any law with respect to the preceding matters.

9.                                      TAX MATTERS

9.1                               Liability for Taxes.

(a)                                 Indemnification.  From and after the Closing Date, each Selling Party, severally and pro rata in accordance with the Pro Rata Basis set forth opposite their respective names on the Selling Parties Allocation Schedule shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from, or as a result of, or are directly or indirectly connected with: (i) Taxes imposed on any of the Acquired Companies, or for which any of the Acquired Companies may otherwise be liable, as a result of having been a member of an Affiliated Group for any period ending on or before the Closing Date (including Taxes for which any of the Acquired Companies may be liable pursuant to Treasury Regulation Section 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of an Affiliated Group and any Taxes resulting from any of the Acquired Companies ceasing to be a member of any Affiliated Group); (ii) any Transfer Taxes for which the Selling Parties are liable pursuant to Section 9.1(b); (iii) Taxes imposed on any of the Acquired Companies, or for which any of the Acquired Companies may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; and (iv) Section 338 Taxes; provided, however, that the Selling Parties shall be liable hereunder only to the extent that such Taxes are in excess of the amount, if any, of such Taxes that are taken into account as current liabilities in the determination of Working Capital for purposes of calculating the Adjustment Amount and thereby result in a reduction in the Purchase Price  (the “Current Liability Taxes”); and provided further, that in determining the amount of such Taxes, there shall not be taken into account any deductions attributable to the payment at Closing of any consideration attributable to any Option, with the exception that this proviso shall not apply to any items related to Taxes described in the definition of “Transaction Expenses” to the extent attributable to the payment of such consideration.  With respect to the foregoing indemnification obligations, each Selling Party shall promptly pay or cause to be paid, by wire transfer of immediately available funds, such Selling Party’s portion of any such Damages as finally determined in accordance with this Article IX to the Purchaser in accordance with such Selling Party’s Pro Rata Basis, unless such deficiency is less than $50,000 in the aggregate, in which case the Purchaser and the Stockholders’ Agent shall promptly cause the Escrow Agent to pay, by wire transfer of immediately available funds from the Escrow Amount, such Damages to the Purchaser.  For purposes of this Section 9.1(a), whenever it is necessary to determine the liability for Taxes of any of the Acquired Companies for a Straddle Period, the determination of the Taxes of any of the Acquired Companies for the portion of the Straddle Period ending on and including the Closing Date shall be determined (i) in the case of real property, personal property and similar ad valorem Taxes, by multiplying the amount of such Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in such Straddle Period occurring on or before the Closing Date and the denominator of which is the number of calendar days in the Straddle Period, and (ii) with respect to all other Taxes, by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of such Acquired Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of such Acquired Company were closed at the close of the Closing Date;  provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis; and provided further, that any deductions attributable to the payment of any Option made after the Closing Date shall be allocated to the period after the Closing Date unless the Purchaser determines otherwise.  For the avoidance of doubt, if any of the Acquired Companies is a “United States shareholder” (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code), amounts, if any, included in the income of such Acquired Company under Section 951 of the Code with respect to any Straddle Period of the controlled foreign corporation shall be allocated between such two taxable years or periods of such Acquired Company by assuming that, for purposes of Section 951 of the Code, the Straddle Period of the controlled foreign corporation consisted of two taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date.  Notwithstanding anything herein to the contrary, all Section 338 Taxes shall be allocable to the portion of the Straddle Period ending on and including the Closing Date.  The Purchaser shall be entitled to any refund of, or credit with respect to, Taxes (including any interest related thereto) that results from the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to any of the Acquired Companies.  For the avoidance of doubt, the limitations set forth in Article 8 shall not apply to the indemnification obligations under this Section 9.1(a), except that (i) the maximum liability of each Indemnitor for indemnification claims under Section 8.2(a)(iii) and Section 8.2(a)(iv) as set forth in Section 8.3(c) shall apply and (ii) Section 8.6 and Section 8.9 shall apply.  The Selling Parties shall be entitled to any refund of, or credit with respect to, Taxes (including any interest related thereto) that is received by the Purchaser or an Acquired Company or to which the Purchaser or an Acquired Company becomes entitled without restriction, that relates to a Tax period of an Acquired Company that ends on or before the Closing Date or to the pre-Closing portion of any Straddle Period, and the Purchaser shall pay over to the Stockholders’ Agent for further distribution to the Selling Parties any such refund or the amount of any such credit within fifteen (15) days after receipt thereof or entitlement without restriction thereto.

(b)                                 Transfer Taxes.  The Selling Parties shall each (pro rata in accordance with the Pro Rata Basis set forth opposite their respective names on the Selling Parties Allocation Schedule) bear any real property transfer or gains, transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar Taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) (such amounts, the “Transfer Taxes”) incurred in connection with the Transactions.

9.2                               Tax Return.

(a)                                 With respect to Tax Returns required to be filed by, on behalf of, or with respect to, the Acquired Companies, the Acquired Companies shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all such Tax Returns that are required to be filed on, or prior to, the Closing Date, and the Selling Parties shall timely remit or cause to be remitted to the applicable taxing authority any Taxes due on, or prior to, the Closing Date in respect of such Tax Returns.  With respect to any income Tax Return of the US Company that relates only to a taxable year or period that ends on or before the Closing Date, which is due after the Closing Date and for which the Selling Parties, and not the US Company, are directly liable pursuant to applicable Legal Requirements for any income Tax with respect to any such income Tax Return, the Stockholders’ Agent will prepare and file, or cause to be prepared and filed, such income Tax Returns after the Closing Date.  The Stockholders’ Agent shall provide such Tax Returns to the Purchaser for review no less than thirty (30) days prior to the due date for timely filing of such Tax Returns, or if the due date is within thirty (30) days of the Closing Date, as promptly as practicable after the Closing Date and shall consider in good faith all comments of the Purchaser provided to the Stockholders’ Agent and shall incorporate such comments to the extent required to comply with the provisions of Section 9.2(b) or applicable Legal Requirements. The Selling Parties shall remit, or cause to be remitted, to the applicable taxing authority any Taxes due in respect of such Tax Returns, except to the extent such Taxes are obligations of an Acquired Company and constitute Current Liability Taxes.  Purchaser shall file or cause to be filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by, or with respect to, the Acquired Companies, including for any Straddle Periods; provided, that to the extent such Tax Returns relate to a taxable period (or portion thereof) ending on or before the Closing Date, Purchaser shall provide such Tax Returns to the Stockholders’ Agent for review and comment no less than thirty (30) days prior to the due date for timely filing of such Tax Returns, or if the due date is within thirty (30) days of the Closing Date, as promptly as practicable after the Closing Date, and the Purchaser shall consider in good faith all comments of the Stockholders’ Agent provided to the Purchaser and shall incorporate such comments to the extent required to comply with the provisions of Section 9.2(b) or applicable Legal Requirements.  Selling Parties shall remit or cause to be remitted to the Acquired Companies or Purchaser any Taxes due from the Acquired Companies in respect of such Tax Returns that relate to a taxable year or period that ends on or before the Closing Date or for the portion of any Straddle Period that ends on and includes the Closing Date, except to the extent such Taxes constitute Current Liability Taxes.

(b)                                 Except as may be required by applicable Legal Requirements, all Tax Returns that the Acquired Companies or the Stockholders’ Agent are required to file or cause to be filed in accordance with Section 9.2(a) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring gain or income to periods ending after the Closing Date or accelerating credits or deductions to periods ending on or before the Closing Date).  The Purchaser shall not, and shall not permit any Acquired Company to, (i) amend any Tax Return filed with respect to any Tax period ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each such case without the prior written consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  Each of the Selling Parties shall, severally and pro rata in accordance with their Pro Rata Basis set forth opposite their respective names on the Selling Parties Allocation Schedule, reimburse the Indemnitees for any Taxes for which such Selling Parties are responsible pursuant to Section 9.1(b) or Section 9.2(a) and which have not yet been remitted by any such Selling Parties or by the Stockholders’ Agent pursuant to this Section 9.2, upon written request setting forth in detail the computation of the amount owed by such Selling Parties.  Each such reimbursement shall be made no more than ten (10) days after the date upon which such request was made.  For the avoidance of doubt, the limitations set forth in Article 8 shall not apply to the reimbursement obligations under this Section 9.2(c), except that (i) Section 8.3(c) and (ii) Section 8.6 shall apply.

9.3                               Assistance and Cooperation.  After the Closing Date, each of Stockholders’ Agent and Purchaser shall (and shall cause their respective Affiliates to):

(a)                                 timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 9.1(b) (relating to Transfer Taxes);

(b)                                 assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 9.2 and, in connection therewith, provide the other party with any necessary powers of attorney;

(c)                                  cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of any of the Acquired Companies;

(d)                                 make available to the other party and to any taxing authority, as reasonably requested, all information, records, and documents relating to Taxes of the Acquired Companies; and

(e)                                  furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

9.4                               Termination of Tax Allocation Arrangements.  Any Tax allocation, indemnity or sharing agreement between any of the Acquired Companies, on the one hand, and any Person, on the other hand, shall be terminated as to such Acquired Company on or prior to the Closing, and after the Closing none of the Acquired Companies shall have any liability thereunder. Any power of attorney with respect to Taxes granted by any of the Acquired Companies shall be terminated on or prior to the Closing.

9.5                               FIRPTA.  Purchaser shall be authorized to file with the Internal Revenue Service on behalf of the Company the FIRPTA Notification provided by the Company pursuant to Section 1.4(b)(vi).

9.6                               Elections Under Section 338(h)(10).

(a)                                 At the request of Purchaser, Selling Stockholders and Purchaser shall make a joint election for the US Company under Section 338(h)(10) of the Code and under similar provisions of state or local law with respect to the purchase of the Shares (collectively, the “Section 338(h)(10) Elections”).  Selling Stockholders and Purchaser shall each deliver completed and executed copies of IRS Form 8023, required schedules thereto, and any similar state and foreign forms at the Closing in accordance with Section 1.4, or following the Closing as may be otherwise agreed by the parties.  If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties will promptly make such changes.

(b)                                 Allocation.

(i)                                    Within sixty (60) days following the Closing Date, Purchaser shall deliver to Stockholders’ Agent a schedule (the “Allocation”) allocating the aggregate deemed sale price (as such term is defined in Treasury Regulation § 1.338-4, without regard to any selling costs incurred by the Selling Parties) for the assets of the US Company.  The Allocation shall be deemed final unless the Stockholders’ Agent notifies the Purchaser in writing that the Selling Parties object to one or more items reflected in the Allocation within thirty (30) days after delivery of the Allocation to the Stockholders’ Agent.  In the event of any such objection, the Stockholders’ Agent and the Purchaser shall negotiate in good faith to resolve any such dispute; provided, however, that if the Stockholders’ Agent and the Purchaser are unable to resolve any dispute with respect to the Allocation within fifteen (15) days after the delivery of a written objection to the Stockholders’ Agent, such dispute shall be resolved by the Independent Accounting Firm.  Any resolution determined by such Independent Accounting Firm with respect to any such dispute shall be binding on the Selling Stockholders and the Purchaser.  The fees and expenses of such accounting firm shall be borne equally by the Selling Stockholders and the Purchaser.

(ii)                                Each of the Purchaser and the Selling Parties agree that neither it nor any of its Affiliates shall (1) file any Tax Returns in a manner that is inconsistent with the final Allocation, or (2) take, or fail to take, any action to the extent such action or failure to act, as the case may be, is inconsistent with or would otherwise prejudice any Section 338(h)(10) Election.

9.7                               Purchase Price Allocation.  Within sixty (60) days following the Closing Date, Purchaser shall deliver to Stockholders’ Agent a schedule (the “Purchase Price Allocation”) allocating the Purchase Price among the shares of US Company Common Stock and Canadian Company Common Stock being purchased pursuant to this Agreement.  The Purchase Price Allocation shall be prepared in accordance with the Code and Treasury Regulations promulgated thereunder and any other applicable Legal Requirement.  The Purchase Price Allocation shall be deemed final unless the Stockholders’ Agent notifies the Purchaser in writing that the Selling Parties object to one or more items reflected in the Purchase Price Allocation within thirty (30) days after delivery of the Purchase Price Allocation to the Stockholders’ Agent.  In the event of any such objection, the Stockholders’ Agent and the Purchaser shall negotiate in good faith to resolve any such dispute; provided, however, that if the Stockholders’ Agent and the Purchaser are unable to resolve any dispute with respect to the Purchase Price Allocation within fifteen (15) days after the delivery of a written objection to the Stockholders’ Agent, such dispute shall be resolved by the Independent Accounting Firm.  Any resolution determined by such Independent Accounting Firm with respect to any such dispute shall be binding on the Selling Parties and the Purchaser.  The fees and expenses of such accounting firm shall be borne equally by the Selling Parties and the Purchaser.

9.8                               Survival, Etc.  Notwithstanding anything to the contrary in this Agreement (including Article 8), the obligations of the parties set forth in this Article 9 shall survive the Closing Date until the date that is sixty (60) days after the expiration of all applicable statutes of limitations (including any extensions thereof) applicable to a third-party claim, or a Governmental Body bringing a Legal Proceeding, with respect to the matters that are the subject of the provisions of this Article 9 based on such alleged breach; provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Indemnitee delivers to the Stockholders’ Agent a Claim Notice asserting a claim for recovery under this Article 9, then the claim asserted in such Claim Notice shall survive until such time as such claim is fully and finally resolved.  For the avoidance of doubt, no claim made pursuant to this Article 9 shall be subject to the limitations set forth in Article 8, except that (i) Section 8.3(c) and (ii) Section 8.6 shall apply.

9.9                               Audits.         So long as Tax periods of the Acquired Companies ending on or before the Closing Date or any Straddle Period remain open for an assessment of Tax, the Purchaser will notify the Stockholders’ Agent in writing within fifteen (15) days after receipt by the Purchaser of written notice of (i) any pending or threatened audit or assessment with respect to Taxes of the Acquired Companies relating to any such Tax period and (ii) any other pending or threatened audit or assessment with respect to Taxes of the Acquired Companies or the Purchaser that would reasonably be expected to result in liability to the Selling Parties pursuant to Section 9.1. Within fifteen (15) days after the Stockholders’ Agent’s receipt of such notice, the Stockholders’ Agent may elect, so long as the Selling Parties have an obligation to indemnify the Purchaser hereunder with respect to such audit, by written notice to the Purchaser, to contest the audit or assessment in the name of the Acquired Companies. If the Stockholders’ Agent so elects, it will be solely responsible, at the expense of the Selling Parties, for the contest of the item or items at issue, except that the Purchaser shall have the right to participate in such proceeding at its expense and shall be entitled, at its expense, to control the disposition of any issue involved in such proceeding that is not reasonably expected to result in liability to the Selling Parties.  If the Stockholders’ Agent elects to contest such item or items at issue, then the Purchaser shall have the right to approve the counsel selected by the Stockholders’ Agent (such approval not to be unreasonably withheld, conditioned or delayed) and such election shall constitute an admission by the Selling Parties of their liability under Section 9.1 with respect to the item or items at issue and the Selling Parties shall not be allowed to contest such liability under Section 9.1.  The Purchaser will cause the Acquired Companies to cooperate in the contest of such audit or assessment by making relevant documents and employees available to the Stockholders’ Agent, and to execute, or cause the execution of, such documents (including powers of attorney) as may be reasonably necessary to allow the Stockholders’ Agent to conduct such contest. If the Stockholders’ Agent elects to contest an audit or assessment for which it is entitled to do so under this Section 9.9, then, except as otherwise provided herein, all decisions with respect to the negotiation, settlement or litigation of the item or items at issue will be made by the Stockholders’ Agent and will be binding upon the Purchaser, except that the Stockholders’ Agent will consult with the Purchaser and shall not agree to any adjustment, or make any Tax election, that will or may create any material increase in Taxes for the Acquired Companies or the Purchaser in respect of any period ending after the Closing Date without the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.  The Purchaser will not, and will not permit the Acquired Companies to, settle, compromise or otherwise settle any audit or assessment that is not described above in this Section 9.9 for which the Selling Parties could have material liability under Section 9.1 without the prior written consent of the Stockholders’ Agent, which consent will not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing provisions of this Section 9.9 or any other provisions in this Agreement, any failure by the Purchaser to comply with the notice or other procedural provisions of this Section 9.9 shall not affect the Selling Parties except to the extent that they are actually prejudiced by such failure.

10.                               MISCELLANEOUS PROVISIONS

10.1                        Stockholders’ Agent.

(a)                                 Appointment.  By virtue of the execution of this Agreement, the Selling Parties irrevocably nominate, constitute and appoint Kilpatrick Law Group, PLLC as the agent and true and lawful attorney in fact of the Selling Parties (the “Stockholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Selling Parties as required or permitted by this Agreement and the Escrow Agreement, and the taking by the Stockholders’ Agent of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders’ Agent under this Agreement and the Escrow Agreement and to accept on behalf of each Selling Party service of process and any notices required to be served on the Selling Parties.  By virtue of its execution of this Agreement, Kilpatrick Law Group, PLLC hereby accepts its appointment as Stockholders’ Agent.

(b)                                 Authority.  The Indemnitors grant to the Stockholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Indemnitors (in the name of any or all of the Indemnitors or otherwise) any and all documents that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 10.1(a).  Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby:  (i) each Indemnitee shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Article 8; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any stockholder by the Stockholders’ Agent, as fully binding upon such stockholder.

(c)                                  Stockholders’ Agent Expense Fund.  The Stockholders’ Agent shall be entitled to withdraw cash amounts held in the Stockholders’ Agent Expense Fund, for the reimbursement of out of pocket fees and expenses (including legal, accounting, and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Agent in performing duties under this Agreement and the Transactional Agreements. The Stockholders’ Agent Expense Fund shall be held by the Stockholders’ Agent in a segregated bank account. The Selling Parties shall earn no interest on the Stockholders’ Agent Expense Fund. The Selling Parties acknowledge that the Stockholders’ Agent is not providing any investment supervision, recommendations, or advice. The Stockholders’ Agent shall have no responsibility or liability for any loss of principal of the Stockholders’ Agent Expense Fund other than as a result of the Stockholders’ Agent’s gross negligence or willful misconduct. Any and all amounts in the Stockholders’ Agent Expense Fund shall otherwise remain in the Stockholders’ Agent Expense Fund until the date that is eighteen (18) months following the Closing Date (or such longer time as determined in the discretion of the Stockholders’ Agent). After such time, the Stockholders’ Agent shall distribute any remaining portion of the Stockholders’ Agent Expense Fund to the Selling Parties based on the Pro Rata Basis and in the same manner of delivery as the consideration paid pursuant to Section 1.3. In the event the fees and expenses incurred by the Stockholders’ Agent in performing the Stockholders’ Agent’s duties under this Agreement and the Transactional Agreements exceed the Stockholders’ Agent Expense Fund, the excess amount shall be the responsibility of the Selling Parties (pro rata in accordance with the Pro Rata Basis set forth opposite their respective names on the Selling Parties Allocation Schedule).

(d)                                 Power of Attorney.  The Indemnitors recognize and intend that the power of attorney granted in Section 10.1(a):  (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Agent; and (iii) shall survive the death or incapacity of each of the Indemnitors.

(e)                                  Orders.  If any portion of the amounts in the Stockholders’ Agent Expense Fund are at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then the Stockholders’ Agent is authorized, in the Stockholders’ Agent’s sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree of which the Stockholders’ Agent is advised by legal counsel selected by the Stockholders’ Agent is binding upon the Stockholders’ Agent without the need for appeal or other action. If the Stockholders’ Agent complies with any such order, writ, judgment or decree, the Stockholders’ Agent shall not be liable to any Selling Party by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(f)                                   Access to Information.  The Purchaser shall, and shall cause the Acquired Companies to provide the Stockholders’ Agent with a reasonable amount of factual information as may be necessary for the Stockholders’ Agent to determine whether to agree to, or dispute, a Claim Notice, provided, that the Stockholders’ Agent shall treat confidentially any nonpublic information about the Acquired Companies.

(g)                                 Liability.  The Stockholders’ Agent will not be liable to the Selling Parties for any act done or omitted under this Agreement or the Escrow Agreement as Stockholders’ Agent other than as a result of the Stockholders’ Agent gross negligence or willful misconduct.  The limitation of liability provisions of this Section 10.1(g) granted by the Selling Parties will survive the termination of this Agreement and the resignation of the Stockholders’ Agent.

(h)                                 Replacement.  If the Stockholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill its responsibilities hereunder, the Indemnitors shall (by consent of those Persons entitled to at least a majority of the Purchase Price), within ten (10) days after such death, disability or inability, appoint a successor to the Stockholders’ Agent (who shall be reasonably satisfactory to the Purchaser) and immediately thereafter notify the Purchaser of the identity of such successor.  Any such successor shall succeed the Stockholders’ Agent as Stockholders’ Agent hereunder.  If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Indemnitors.

10.2                        Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.3                        Fees and Expenses.  Subject to the obligation of the Purchaser set forth in Section 1.3(a) or Section 1.4(c), each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred by such party in connection with the Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of:  (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions and any other transactions contemplated by this Agreement or any of the other

Transactional Agreements; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions, subject to Section 4.4; and (c) the consummation of the Transactions.  From and after the Closing, subject to Article 8, each party to this Agreement shall bear and pay all fees, costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement.

10.4                        Attorneys’ Fees.  If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.5                        Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received:  (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address, email address or facsimile telephone number set forth beneath the name of such party below (or to such other address, email address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Purchaser or, following the Closing, the Acquired Companies:

Omnicell, Inc.
590 E. Middlefield Road
Mountain View, CA 94043
Attention:  General Counsel
Facsimile:  (650) 362-6564
Email:  GeneralCounsel@omnicell.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
1001 Page Mill Road
Palo Alto, CA  94304
Attention:  Jennifer Fitchen
Facsimile:  650-565-7100
Email:  jfitchen@sidley.com

If, prior to the Closing, to the Acquired Companies:

Ateb, Inc.
11125 Forest Pines Drive
Raleigh, NC 27614
Attention:  Frank Sheppard
Facsimile:  919-872-1645
Email:  frank.sheppard@ateb.com

with a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Wells Fargo Capitol Center
150 Fayetteville Street, Suite 2300
Raleigh, NC 27601
Attention:  Robert E. Duggins
Facsimile:  (919) 821-6800
Email:  rduggins@smithlaw.com

If to the Selling Stockholders or the Stockholders’ Agent:

Kilpatrick Law Group, PLLC
8601 Six Forks Road, Suite 400
Raleigh, NC 27615
Attention:  Thomas C. Kilpatrick
Facsimile:  (919) 890-0497
Email:  tom@kilpatricklawgroup.com

10.6                        Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7                        Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.8                        Governing Law; Indemnification Claims.

(a)                                 Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)                                 Exclusive Venue.  Except as otherwise provided in Section 10.8(c), any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon Fraud) must be brought or otherwise commenced in the Court of Chancery of the State of Delaware.  Each party to this Agreement:  (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each related appellate court) in connection with any such Legal Proceeding; (ii) agrees that the Court of Chancery shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in such court any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

(c)                                  Indemnification Claims.  Any claim for indemnification, compensation or reimbursement pursuant to Article 8 shall be made in accordance with Section 8.6 (it being understood that, for the avoidance of doubt and without limiting any portion of Section 10.8(b), nothing in this Section 10.8(c) shall prevent the Purchaser from seeking preliminary injunctive relief from a court of competent jurisdiction).

10.9                        Successors and Assigns.  This Agreement shall be binding upon:  (a) the Acquired Companies and their respective successors and assigns (if any); (b) the Selling Parties and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and (c) the Purchaser and its successors and assigns (if any).  This Agreement shall inure to the benefit of:  (i) the Acquired Companies; (ii) the Selling Parties; (iii) the Purchaser; (iv) the other Indemnitees; and (v) the respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any) of the foregoing.  Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of the Purchaser and the Stockholders’ Agent (which consent may not be unreasonably withheld, conditioned or delayed), and any attempted assignment without such prior written consent shall be void, except that the Purchaser may assign its rights and benefits hereunder to any Affiliate of the Purchaser without the prior written consent of the Stockholders’ Agent.  No assignment by the Purchaser shall relieve the Purchaser of any of its obligations hereunder.

10.10                 Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto under this Agreement shall be cumulative (and not alternative).  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement:  (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to:  (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

10.11                 Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.12                 Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered:  (a) prior to the Closing Date, on behalf of all parties hereto; and (b) after the Closing Date, on behalf of the Purchaser and the Stockholders’ Agent (acting exclusively for and on behalf of all of the Selling Stockholders).

10.13                 Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.14                 Parties in Interest.  Except for the provisions of Section 6.4 and Article 8, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.15                 Entire Agreement.  This Agreement (including the Disclosure Schedule) and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of:  (a) the Closing; or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

10.16                 Disclosure Schedule.  The Disclosure Schedule shall be arranged in separate parts, corresponding to the numbered and lettered sections contained herein permitting such disclosure. The information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure, except to the extent it is readily apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty in this Agreement.

10.17                 Construction.

(a)                                 Gender; Etc.  For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)                                 Ambiguities.  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  Including; Or.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, the word “or” shall not be deemed to be exclusive.

(d)                                 References.  Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

10.18                 Prior Counsel; Non-Transfer of Attorney Client Privilege.

(a)                                 The Purchaser hereby acknowledges that, prior to the Closing, Kilpatrick Law Group, PLLC, Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Manning, Fulton & Skinner, P.A., Polsinelli PC, Myers Bigel, P.A. and Jones & Co. (“Prior Counsel”) represented the Acquired Companies, the Stockholders’ Agent and certain of their Affiliates.  The Purchaser agrees that to the extent that the Purchaser, through its acquisition of the Acquired Companies, acquires any right to treat Prior Counsel as the Purchaser’s counsel or former counsel, it will not, solely as a result thereof, take any action to disqualify Prior Counsel from acting and continuing to act as counsel to any of the Selling Parties, the Stockholders’ Agent or their respective Affiliates in connection with any matters related to this Agreement or in the event of a dispute hereunder.

(b)                                 As to any privileged attorney-client communications between Prior Counsel and the Acquired Companies prior to the Closing Date, the Purchaser agrees that no Indemnitee may use or rely on any of such privileged attorney-client communications in any action against or involving any of the parties after the Closing.

[Remainder of page intentionally left blank]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

OMNICELL, INC.,
a Delaware corporation

By:	/s/ Peter J. Kuipers
Name:	Peter J. Kuipers
Title:	Executive Vice President and
Chief Financial Officer

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ATEB, INC.,
a North Carolina corporation

By:	/s/ Frank P. Sheppard
Name:	FRANK P. SHEPPARD
Title:	PRESIDENT

ATEB CANADA LTD.,
an Ontario corporation

By:	/s/ Frank P. Sheppard
Name:	FRANK P. SHEPPARD
Title:	PRESIDENT & CEO

STOCKHOLDERS’ AGENT
Kilpatrick Law Group, PLLC

By:	/s/ Thomas C. Kilpatrick
Name:	THOMAS C. KILPATRICK
Title:	MANAGING MEMBER

“SELLING STOCKHOLDERS”:

/s/ Frank P. Sheppard
FRANK P. SHEPPARD

/s/ Deborah N. Sheppard
DEBORAH N. SHEPPARD

/s/ Wendy J. Bunce
WENDY J. BUNCE

/s/ Alun D. Prytherch
ALUN D. PRYTHERCH

/s/ George F. Steigerwalt
GEORGE F. STEIGERWALT

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

“OPTIONHOLDERS”:

/s/ Gardenia Coates
GARDENIA COATES

/s/ John Fansler
JOHN FANSLER

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

Acquired Companies.  “Acquired Companies” is defined in the Preamble to this Agreement and includes each corporation or other Entity that has been merged into or that otherwise is a predecessor to any of the Acquired Companies.

Acquired Companies Common Stock. “Acquired Companies Common Stock” is defined in the Recitals to this Agreement.

Acquired Companies Contract.  “Acquired Companies Contract” shall mean any Contract currently in effect or pursuant to which there are any current or future liabilities or obligations: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of its assets is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

Acquired Companies Data. “Acquired Companies Data” means all data contained in the Acquired Companies IT Systems or any databases of the Company (including any and all trade secrets, and Personal Data) and all other information and data compilations used by, or necessary to the business of an Acquired Company.

Acquired Companies Databases.  “Acquired Companies Databases” is defined in Section 2.11(u)(i).

Acquired Companies Employee.  “Acquired Companies Employee” shall mean any current or former employee, independent contractor, consultant or director of any of the Acquired Companies or any Affiliate of any of the Acquired Companies.

Acquired Companies Employee Agreement.  “Acquired Companies Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Companies and any Acquired Companies Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with an Acquired Companies Employee which is terminable “at will” without any obligation on the part of any of the Acquired Companies to make any payments or provide any benefits in connection with such termination.

Acquired Companies Employee Plan.  “Acquired Companies Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, pension, retirement, performance awards, stock or stock-related awards, welfare, health, disability, fringe or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, registered or unregistered, that is or has been maintained, contributed to or required to be contributed to, by any of the Acquired Companies for the benefit of any Acquired Companies Employee or any eligible dependent or beneficiary, or with respect to which any of the Acquired Companies has or may have any liability or obligation (including contingent liability), excluding any Acquired Companies Employee Agreement.

Exh. A-1

Acquired Companies Financial Statements.  “Acquired Companies Financial Statements” is defined in Section 2.5(a).

Acquired Companies Interests.  “Acquired Companies Interests” shall mean the entire equity interest in the Acquired Companies held by the Selling Parties, including all issued and outstanding US Company Common Stock, Canadian Company Common Stock and the Options.

Acquired Companies IP.  “Acquired Companies IP” shall mean all Intellectual Property Rights and Software in which any of the Acquired Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Acquired Companies IP Contract.  “Acquired Companies IP Contract” shall mean any Contract currently in effect or pursuant to which there are any current or future liabilities or obligations to which any of the Acquired Companies is or a party or by which any of the Acquired Companies is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, or any other right to use or exploit, any Intellectual Property Right, or that otherwise relates to any Acquired Companies IP or any Intellectual Property developed by, with or for any of the Acquired Companies.

Acquired Companies IT Assets.  “Acquired Companies IT Assets” shall mean all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment used in the business of the Acquired Companies.

Acquired Companies IT Systems. “Acquired Companies IT Systems” means all information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Acquired Companies.

Acquired Companies Privacy Policy.  “Acquired Companies Privacy Policy” shall mean each external or internal or past or present privacy policy of any of the Acquired Companies, including any policy relating to: (a) the privacy of users of the website of any of the Acquired Companies; (b) the collection, storage, disclosure, use or transfer of any User Data or Personal Data; or (c) Acquired Companies Employee information.

Acquired Companies Product.  “Acquired Companies Product” shall mean any product or service, including without limitation, any Acquired Companies Software, that is currently being developed, manufactured, supported, marketed, distributed, out-licensed, sold or made available by any of the Acquired Companies.

Acquired Companies Software.  “Acquired Companies Software” shall mean any Software that is currently being developed, supported, marketed, distributed, used, out-licensed or sold or made available by any of the Acquired Companies.

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)                                 the sale, license or disposition of all or a material portion of any of the Acquired Companies’ business or assets;

Exh. A-2

(b)                                 the issuance, disposition or acquisition of:  (i) any capital stock or other equity security of any of the Acquired Companies; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of any of the Acquired Companies; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of any of the Acquired Companies; or

(c)                                  any merger, consolidation, business combination, reorganization or similar transaction involving any of the Acquired Companies.

Adjustment Amount.  “Adjustment Amount” shall mean the Positive Adjustment Amount or the Negative Adjustment Amount, as applicable.

Affiliate.  “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

Affiliated Group.  “Affiliated Group” shall mean an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included any of the Acquired Companies or any direct or indirect predecessor of any of the Acquired Companies, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included any of the Acquired Companies or any direct or indirect predecessor of any of the Acquired Companies.

Agreed Amount.  “Agreed Amount” is defined in Section 8.6(d).

Agreement.  “Agreement” shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Allocation.  “Allocation” is defined in Section 9.6(b).

Anti-Corruption Laws.  “Anti-Corruption Laws” is defined in Section 2.24(a)(v).

Antitrust Restraint. “Antitrust Restraint” means the requirement of any Governmental Body that the Purchaser make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Purchaser or any of its Affiliates or the Acquired Companies, (ii) the imposition of any limitation or regulation on the ability of the Purchaser or any of its Affiliates to freely conduct their business or own such assets or (iii) the holding separate of the Acquired Companies Interests or any limitation or regulation on the ability of the Purchaser or any of its Affiliates to exercise full rights of ownership of the Acquired Companies Interests.

Business Day.  “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by law to close.

Canadian Company.  “Canadian Company” is defined in the Preamble to this Agreement.

Canadian Company Common Stock.  “Canadian Company Common Stock” shall mean the issued and outstanding common shares of the Canadian Company, without par value.

Exh. A-3

Cash on Hand.  “Cash on Hand” shall mean the aggregate cash, cash equivalents and marketable securities of the Acquired Companies, plus the aggregate Exercise Price.

Change of Control Payment.  “Change of Control Payment” is defined in Section 1.3(c)(i).

Charter Documents.  “Charter Documents” is defined in Section 2.2.

Claim Notice.  “Claim Notice” is defined in Section 8.1(a).

Claimed Amount.  “Claimed Amount” is defined in Section 8.6(a).

Closing.  “Closing” is defined in Section 1.4(a).

Closing Certificates.  “Closing Certificates” is defined in Section 5.2(h)(ii).

Closing Date.  “Closing Date” is defined in Section 1.4(a).

Closing Date Balance Sheet.  “Closing Date Balance Sheet” is defined in Section 1.5(b).

Closing Financial Certificate.  “Closing Financial Certificate” is defined in Section 1.4(b)(iii).

Closing Indebtedness. “Closing Indebtedness” is defined in Section 1.3(a).

Closing Option Consideration.  “Closing Option Consideration” is defined in Section 1.2.

Closing Payment.  “Closing Payment” is defined in Section 1.3(a).

COBRA. “COBRA” shall mean the healthcare continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and of any similar state law.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.  All references to the Code, Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

Commercial Software.  “Commercial Software” shall mean any non-customized third party Software that is generally available under a shrink wrap or similar license on standard commercial terms for an annual license fee of no more than $10,000.

Confidentiality Agreement.  “Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement dated as of April 21, 2016 between the Purchaser and the Company.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contaminant.  “Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any Person.

Contested Amount.  “Contested Amount” is defined in Section 8.6(b).

Continuing Employees.  “Continuing Employees” is defined in Section 6.3(a).

Exh. A-4

Contract.  “Contract” shall mean any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Copyrights.  “Copyrights” shall mean all United States copyrights and foreign copyrights, copyrightable works, rights associated with works of authorship, mask works and moral rights and general intangibles of the same nature, whether registered or unregistered, and pending applications to register the same.

Current Liability Taxes.  “Current Liability Taxes” is defined in Section 9.1(a).

D&O Tail Policy. “D&O Tail Policy” is defined in Section 6.4(b).

Damages.  “Damages” shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, but excluding consequential (such as loss of business or profits), incidental, special, punitive or exemplary damages (except to the extent arising in a claim for Fraud or to the extent any such damages are part of a Third-Party Claim).

Deductible. “Deductible” is defined in Section 8.3(a).

Disclosure Schedule.  “Disclosure Schedule” shall mean the schedule (dated as of the date of this Agreement) delivered to the Purchaser on behalf of the Company and prepared in accordance with Section 10.16 of this Agreement.

Dispute Period.  “Dispute Period” is defined in Section 8.6(b).

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature.

Enforceability Exceptions. “Enforceability Exceptions” is defined in Section 2.12(b).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environment.  “Environment” includes:  (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

Environmental Law.  “Environmental Law” shall mean:  (a) the common law; and (b) any Legal Requirement, by-laws, orders, instruments, directives, decisions, injunctions and judgments, including civil responsibility for acts or omissions with respect to the Environment, of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto.

Exh. A-5

Environmental License.  “Environmental License” means any Consent or Governmental Authorization required by or pursuant to any applicable Environmental Law.

Environmental Release.  “Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall mean any person, trade or business, that, together with the Acquired Companies, would be treated as a single employer under Code § 414.

Escrow Agent.  “Escrow Agent” is defined in Section 1.3(a).

Escrow Agreement.  “Escrow Agreement” is defined in Section 1.3(a).

Escrow Amount.  “Escrow Amount” is defined in Section 1.3(a).

Exercise Price. “Exercise Price” shall mean $1.19, which is the applicable exercise price payable to the US Company by an Optionholder upon the exercise of any of the Options to purchase one share of US Company Common Stock pursuant to each of the Option Agreements.

Federal Health Care Program. “Federal Health Care Program” has the meaning set forth in 42 U.S.C. § 1320a-7b(f).

Final Closing Consideration.  “Final Closing Consideration” is defined in Section 1.5(d).

FIRPTA Notification.  “FIRPTA Notification” is defined in Section 1.4(b)(vi).

Fraud.  “Fraud” shall mean actual fraud, with the specific intent to deceive and mislead the other party regarding the representations or warranties made herein or in any schedule, exhibit or certificate delivered pursuant hereto.

Full Dilution Number. “Full Dilution Number” shall mean the sum of (i) the total number of Shares outstanding immediately prior to the Closing and (ii) the total number of Shares issuable upon exercise of the Options outstanding immediately prior to the Closing.

Fundamental Representations.  “Fundamental Representations” shall mean the following representations: Sections 2.1(a) and 2.1(b) (Due Organization), Section 2.3 (US Company Capitalization), Section 2.4 (Canadian Company Capitalization), Section 2.15 (Tax Matters), Sections 2.21(a) and 2.21(b) and 2.21(c) (Authority), Section 2.28 (Brokers), and Section 2.29 (Selling Parties).

GAAP.  “GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

Governmental Authorization.  “Governmental Authorization” shall mean any:  (a)  permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued,

Exh. A-6

granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b)  right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Governmental Order. “Governmental Order” means any order, judgment, injunction or decree issued, promulgated or entered by any Governmental Body of competent jurisdiction.

Health Canada.  “Health Canada” means the Department of Health, of the federal government of Canada, for which the Minister of Health is responsible, including all of its branches and agencies.

Health Care Laws. “Health Care Laws” means, collectively, any and all local, state, federal, national, supranational and foreign healthcare laws, rules, regulations, orders, guidelines, requirements, manual provisions, policies and administrative guidance relating to the regulation of the Acquired Companies including, without limitation, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the State Children’s Health  Insurance Program (Title XXI of the Social Security Act), CHAMPVA, the Veterans Health Administration Programs, TRICARE, the Food and Drugs Act (Canada) and its associated regulations, the Controlled Drugs and Substances Act (Canada) and its associated regulations, Health Canada rules, guidelines and policies, good manufacturing practices, good clinical practices, good laboratory practices, all applicable industry standards and codes (including the Pharmaceutical Advertising Advisory Board’s Code of Advertising Acceptance, Advertising Standards Canada’s Canadian Code of Advertising Standards and Innovative Medicines Canada’s Code of Ethical Practices), any government payment program or any law governing the licensure of or regulation of healthcare providers, suppliers, professionals, manufacturers, facilities or payors or otherwise governing or regulating the provision of, or payment for, medical services, or the manufacture, testing (including clinical studies), packaging, labeling, advertising, importing, exporting, storing, handling, warehousing, distribution or sale of therapeutic products, active pharmaceutical ingredients, pharmaceuticals, medical devices or medical supplies, any law or doctrine governing the practice of medicine or other health professions, telemedicine, disease management or medication management, any law governing the conduct of clinical research, the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn) including any anti-markup or other pertinent provisions located in annual updates to the Physician Fee Schedule Final Rule and the Inpatient Prospective Payment System Final Rule, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the false statements law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Law including the Anti-Inducement Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the criminal false claims statutes (18 U.S.C. §§ 286, 287 and 1001), the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and any counterpart or comparable State laws, and all regulations promulgated pursuant to such laws.

HHS. “HHS” is defined in Section 2.23(b).

Exh. A-7

HIPAA. “HIPAA” shall mean the Health Insurance Portability & Accountability Act of 1996, 42 U.S.C. § 1320d et seq., and Subtitle D of the Health Information Technology for Economic and Clinical Health Act of 2009, 42 U.S.C. § 17921, et seq., as amended, and any Legal Requirement related thereto.

HIPAA Standards.  “HIPAA Standards” shall mean the Standards for Privacy of Individually Identifiable Health Information, codified at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information, codified at 45 C.F.R. Parts 160 and 164, Subpart A and C, Notification in the Case of Breach of Unsecured Protected Health Information, codified at 45 C.F.R. Parts 160 and 164, Subpart D, and the Standards for Electronic Transactions and Code Sets, codified at 45 C.F.R. Parts 160 and 162.

Indemnitees.  “Indemnitees” shall mean the following Persons:  (a) the Purchaser; (b) the Purchaser’s current and any future Affiliate (including, following the Closing, the Acquired Companies); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Selling Stockholders shall not be deemed to be “Indemnitees.”

Indemnitors.  “Indemnitors” is defined in Section 8.2(a).

Independent Accounting Firm.  “Independent Accounting Firm” is defined in Section 1.5(c).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean all rights in all of the following which may exist or be created under the laws of any jurisdiction in the world: Copyrights, Trademarks; Know-How; Patents; and Software, and all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of such Intellectual Property Rights.

ITCs. “ITCs” is defined in Section 2.15(bb).

Key Employees Schedule. “Key Employees Schedule” is defined in Section 5.2(f).

Know-How.  “Know-How” means all know-how, information, inventions (whether or not patentable), improvements, practices, formulae, trade secrets, tests, assays, techniques, methods, procedures, knowledge, results, test data (including raw data, related reports and statistical analysis), analytical and quality control data, protocols, processes, models, designs, drawings, specifications, materials, Software, data files, databases, apparatus, circuit designs and assemblies, gate arrays, net lists, design rules, databases, data collections, diagrams, network configurations and architectures, schematics, specifications, subroutines, user interfaces, URLs, web sites, and any other forms of technology, information, data or materials (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).  Know-How does not include any published or issued Patents; provided, however, any of the foregoing otherwise included in the written description of any Patent shall be considered Know-How for the purposes of this definition.

Knowledge.  An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:  (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual in such individual’s position reasonably would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry concerning the existence of such fact or matter.  The Acquired Companies shall be deemed to have “Knowledge” of a particular fact or other matter if Frank Sheppard, Debbie Sheppard, Bob Mernar, Eric Thomas or Keith Brown has Knowledge of such fact or other matter.

Exh. A-8

Leased Properties.  “Leased Properties” is defined in Section 2.10(b).

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, assessment, reassessment, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body including the Health Care Laws.

Liability.  “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Licensed IP. “Licensed IP” is defined in Section 2.11(d).

Made Available.  “made available” shall mean the referenced material (a) was available in the “electronic data room” maintained by the Acquired Companies, to the extent the Purchaser and its advisors had unrestricted and interrupted access to such material, at or prior to 9:00 a.m. Pacific Time on November 18, 2016 and at all times thereafter through the execution of this Agreement or (b) is set forth on Schedule A of the Disclosure Schedule.

Material Adverse Effect.  “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be materially adverse to:  (a) the business, condition, assets, capitalization, technology, operations, results of operations or financial condition of the Acquired Companies taken as a whole; or (b) the ability of the Acquired Companies to perform any of their material covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that no Effects resulting from the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general legal, tax, economic, political or regulatory conditions (or changes therein) in the markets in which the Acquired Companies operate, including any changes affecting financial, credit or capital market conditions; (ii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest or exchange rates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser; (v) any changes or prospective changes in applicable laws or accounting rules or principles (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) the announcement of, or the pendency of, this Agreement or consummation of the Transactions (including any effect on the relationships of any Acquired Company with its customers); (vii) any natural or man-made disaster or acts of God; or (viii) the failure to meet any financial or other plan, estimate, budget or projection (provided that the underlying cause of such failure, to the extent not otherwise excluded herein, may be taken into account in making a determination as to whether a Material

Exh. A-9

Adverse Effect has occurred or would reasonably be expected to occur); provided further, however, that any Effect referred to in clauses (i)-(iii), (v) or (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such Effect has a materially disproportionate effect on the Acquired Companies as compared to other participants in the industries in which the Acquired Companies’ businesses are conducted.  For purposes of Section 5.2(d), it is clarified that the failure to obtain any Consent identified on Part 2.22(d) of the Disclosure Schedule prior to the Closing Date shall not be a Material Adverse Effect.

Material Contracts.  “Material Contracts” is defined in Section 2.12(a).

Negative Adjustment Amount.  “Negative Adjustment Amount” means the amount, if any, by which Working Capital is less than the Working Capital Target.

Non-Competition Agreements.  “Non-Competition Agreements” is defined in the Recitals to this Agreement.

Offer Letters.  “Offer Letters” is defined in the Recitals to this Agreement.

Open Source Code.  “Open Source Code” means any Software in source code, object code, software library or executable form that contains or is distributed as “free software” or “open source software” or is otherwise distributed under distribution models that (a) require the licensing or distribution of source code to licensees; (b) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software; (c) except as specifically permitted by any applicable Legal Requirement, allow any Person to decompile, disassemble or otherwise reverse-engineer any Software; or (d) require the licensing of any Software to any other Person for the purpose of making derivative works, including Software that is licensed under any version of the GNU Affero General Public License, the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Public License, the Apache License, the BSD License, the Artistic License or the Sun Community Source License.

Option Agreements. “Option Agreements” shall mean each of those certain Stock Option Agreements, dated as of October 1, 2012 and November 21, 2014, by and between the US Company and each of the Optionholders listed on Part 2.3(b) of the Disclosure Schedule, setting forth the terms of the Optionholder’s right to purchase US Company Common Stock, including the Exercise Price, vesting schedule and expiration date thereof.

Option Cancellation. “Option Cancellation” has the meaning set forth in Section 1.2.

Option Consideration.  “Option Consideration” has the meaning set forth in Section 1.2.

Optionholders.  “Optionholders” is defined in the Preamble to this Agreement.

Options.  “Options” is defined in the Recitals to this Agreement.

Patents.  “Patents” means all United States and non-U.S. patents (including utility, utility model and design patents and certificates of invention), provisional patent applications, patent applications (whether published or unpublished), continuations, continuations-in-part, divisionals, reissues, patent or invention disclosures, industrial designs, extensions and counterparts claiming priority therefrom and improvements thereto.

Exh. A-10

Paying Agent. “Paying Agent” means Wells Fargo Bank, National Association.

Permitted Liens. “Permitted Liens” is defined in Section 2.8(a).

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Personal Data.  “Personal Data” means (a) “Protected Health Information” as defined in HIPAA; (b) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number; and (c) any other piece of information that allows the identification of a natural person.

Positive Adjustment Amount.  “Positive Adjustment Amount” means the amount, if any, by which Working Capital exceeds the Working Capital Target.

Prior Counsel. “Prior Counsel” is defined in Section 10.18(a).

Privacy Commitments. “Privacy Commitments” is defined in Section 2.11(t)(ii).

Privacy Laws.  “Privacy Laws” means all privacy and data security laws, including but not limited to (a) the Fair Credit Reporting Act, 15 U.S.C. § 1681, the Federal Trade Commission Act, 15 U.S.C. § 45, the CAN-SPAM Act of 2003, 15 U.S.C. §§ 7701 et seq., the Telephone Consumer Protection Act, 47 U.S.C. § 227, HIPAA, the HIPAA Standards and any Legal Requirement promulgated by federal, provincial and state agencies; (b) Legal Requirements governing notification to consumers and regulatory authorities following data security incidents, including without limitation Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa and Mass. Gen. Law 93H; (c) any state and local Legal Requirement governing data security, including without limitation Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00, Nev. Rev. Stat. 603A, Cal Civ. Code § 1798.83; and (d) other analogous local, state, federal and international privacy, data protection, information security laws and any related Legal Requirement, including without limitation, the Personal Information Protection and Electronic Documents Act, SC 2000, c 5, all implementing regulations and requirements thereof and any other similar international Legal Requirement.

Pro Rata Basis. “Pro Rata Basis” shall mean with respect to each Selling Party, the quotient obtained by dividing (i) the sum of (1) the number of Shares and (2) the number of Shares issuable upon the exercise of Options, in the case of each of clauses (1) and (2), held by such Selling Party immediately prior to the Closing, by (ii) the Full Dilution Number.

Purchase Price.  “Purchase Price” is defined in Section 1.3(a).

Purchase Price Allocation.  “Purchase Price Allocation” is defined in Section 9.7.

Purchaser. “Purchaser” is defined in the Preamble to this Agreement.

Purchaser Benefit Plan.  “Purchaser Benefit Plan” is defined in Section 6.3(b).

Purchaser Welfare Plans.  “Purchaser Welfare Plans” is defined in Section 6.3(c).

Purchaser’s Representatives. “Purchaser’s Representatives” is defined in Section 4.2.

Registered IP.  “Registered IP” is defined in Section 2.11(b).

Exh. A-11

Regulated Activity.  “Regulated Activity” shall mean formulating, manufacturing, fabricating, producing, packaging, labeling, storing, testing, possessing, using, handling, transporting, selling, advertising, marketing, licensing, distributing, exporting or importing the Acquired Companies Products, including in association with any components of such products, therapeutic products, active pharmaceutical ingredients, pharmaceuticals, medical devices and medical supplies.

Related Party.  “Related Party” shall mean:  (a) each stockholder who holds more than 1% of any of the Acquired Companies (other than any of the Acquired Companies); (b) each individual who is an officer or director of any of the Acquired Companies; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than any of the Acquired Companies) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Response Notice.  “Response Notice” is defined in Section 8.6(b).

Section 338(h)(10) Elections.  “Section 338(h)(10) Elections” is defined in Section 9.6(a).

Section 338 Taxes.  “Section 338 Taxes” means any Taxes, including any Tax imposed pursuant to Section 1374 of the Code or corresponding provisions of state or local Tax law, that would not have been imposed but for the Section 338(h)(10) Elections or any elections under state, local or other Tax law that are required to be made or deemed to have been made as a result of any Section 338(h)(10) Elections.

Securities Act. “Securities Act” means the Securities Act of 1933, as amended.

Selling Parties.  “Selling Parties” is defined in the Preamble to this Agreement.

Selling Parties Allocation Schedule. “Selling Parties Allocation Schedule” is defined in Section 1.2.

Selling Stockholders.  “Selling Stockholders” is defined in the Preamble to this Agreement.

Shares.  “Shares” is defined in the Recitals to this Agreement.

Software. “Software” means computer software programs, firmware and software systems, including libraries, compilations, tool sets, compilers, higher level or “proprietary” languages, application programming interfaces, user interfaces, system specifications and related documentation and materials, whether in source code, object code or human readable form.

Specified Representations.  “Specified Representations” shall mean the following representations: Section 2.11 (Intellectual Property); Section 2.16 (Employee and Labor Matters; Benefit Plans) and Section 2.23 (Compliance with Health Care Laws).

Specified Reps Termination Date.  “Specified Reps Termination Date” is defined in Section 8.1(b).

Stipulated Amount.  “Stipulated Amount” is defined in Section 8.6(e).

Exh. A-12

Stockholders’ Agent.  “Stockholders’ Agent” is defined in Section 10.1(a).

Stockholders’ Agent Expense Fund.  “Stockholders’ Agent Expense Fund” is defined in Section 1.3(a).

Stockholders’ Agent Expense Fund Amount.  “Stockholders’ Agent Expense Fund Amount” is defined in Section 1.3(a).

Straddle Period.  “Straddle Period” shall mean any taxable year or period beginning on, or before, and ending after the Closing Date.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record:  (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Target Closing Date.   “Target Closing Date” is defined in Section 1.4(a).

Tax.  “Tax” (and, with correlative meaning, “Taxes”) shall mean: (i) any federal, state, provincial, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, employee contribution, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any Affiliated Group, as a result of any obligation under any agreement or arrangement (including any Tax allocation, Tax indemnity or Tax sharing agreement), as a result of being a transferee or successor or otherwise.

Tax Act.  “Tax Act” shall mean the Income Tax Act (Canada), and the regulations promulgated thereunder, as amended from time to time.

Tax Return.  “Tax Return” shall mean any return (including any information return, claim for refund, tax credit, incentive or benefit, or amended return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax (including any attached schedule) or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax.

Termination Date.  “Termination Date” is defined in Section 8.1(a).

Third-Party Claim.  “Third-Party Claim” is defined in Section 8.5.

Trademarks.  “Trademarks” means all United States, state and non-U.S. trademarks, service marks, trade names, service names, service marks, certification marks, brands, trade dress, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing, and all goodwill associated therewith.

Exh. A-13

Transaction Expenses.  “Transaction Expenses” is defined in Section 1.3(c)(ii).

Transactional Agreements.  “Transactional Agreements” shall mean:  (a) this Agreement; (b) the Non-Competition Agreements; (c) the Offer Letters; (d) the Escrow Agreement; and (e) the Closing Financial Certificate.

Transactions.  “Transactions” shall mean:  (a) the execution and delivery of the respective Transactional Agreements and (b) all of the transactions contemplated by the respective Transactional Agreements, including:  (i) the sale of the Shares by the Selling Stockholders to the Purchaser in accordance with this Agreement; and (ii) the performance by the Company, the Selling Parties and the Purchaser of their respective obligations under the Transactional Agreements and the exercise by the Company, the Selling Parties and the Purchaser of their respective rights under the Transactional Agreements.

Transfer Taxes.  “Transfer Taxes” is defined in Section 9.1(b).

Unaudited Interim Balance Sheet.  “Unaudited Interim Balance Sheet” is defined in Section 2.5(a).

Unaudited Interim Balance Sheet Date. “Unaudited Interim Balance Sheet Date” is defined in Section 2.5(a).

Unvested Options.  “Unvested Options” is defined in the Recitals to this Agreement.

US Company.  “US Company” is defined in the Preamble to this Agreement.

US Company 401(k) Plan.  “US Company 401(k) Plan” is defined in Section 4.5.

US Company Common Stock.  “US Company Common Stock” shall mean the shares of common stock of the US Company, without par value.

User Data.  “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any of the Acquired Companies from users of the website of any of the Acquired Companies.

Vested Options.  “Vested Options” is defined in the Recitals to this Agreement.

Working Capital.  “Working Capital” shall mean (a) the aggregate current assets of the Acquired Companies as of the close of business on the day immediately prior to the Closing Date less (b) the aggregate current liabilities of the Acquired Companies (excluding the liabilities owned by any of the Acquired Companies to another of the Acquired Companies) as of the close of business on the day immediately prior to the Closing Date, each determined in accordance with GAAP in accordance with the Acquired Companies’ past practices.  For purposes of calculating Working Capital:  (i) the current assets shall exclude (A) Cash on Hand, (B) the portion of any prepaid expense of which the Purchaser cannot receive the benefit, directly or indirectly, following the Closing and (C) deferred Tax assets and (ii) the current liabilities shall exclude (A) the Transaction Expenses, (B) the Closing Indebtedness, (C) the Change of Control Payments and (D) the deferred Tax liabilities.

Working Capital Dispute Notice.  “Working Capital Dispute Notice” is defined in Section 1.5(c).

Exh. A-14

Working Capital Statement.  “Working Capital Statement” is defined in Section 1.5(b).

Working Capital Target.  “Working Capital Target” shall mean $3,982,859.

Exh. A-15